As filed with the Securities and Exchange Commission on October 5, 2020

Registration No. 333-228906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	6770	82-1231127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7000 W. Palmetto Park Rd., Suite 505

Boca Raton, FL 33433

Telephone: (855) 345-9467

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jed Kaplan

Chief Executive Officer

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Telephone: (855) 345-9467

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Anthony L.G., PLLC

625 N. Flagler Drive, Suite 600

West Palm Beach, Florida 33401

Telephone: (561) 514-0936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X]

Emerging growth company [X]

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE

The registrant is filing this post-effective amendment to update the financial statements and other information contained in the registrant’s registration statement on Form S-1 (Registration No. 333-228906) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on September 30, 2020. The Registration Statement related to (i) the issuance by the registrant of up to 6,449,000 shares of the registrant’s common stock, par value $0.0001 per share (“Common Stock”), which consist of (a) 5,200,000 shares of Common Stock that may be issued upon the exercise of 5,200,000 warrants (the “Public Warrants”) originally sold as part of units in the registrant’s initial public offering (the “IPO”) and which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (b) 261,500 shares of Common Stock that may be issued upon the exercise of 261,500 warrants (the “Private Placement Warrants”) underlying units originally issued in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Units”), which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, and (c) 987,500 shares of Common Stock, which represent shares of Common Stock that may be issued upon the exercise of 987,500 warrants (the “2019 Warrants”, and together with the Public Warrants and Private Placement Warrants, the “Warrants”) originally sold as part of units in a private placement that commenced on March 27, 2019 (the “2019 Private Placement”) and which entitle the holder to purchase Common Stock at an exercise price of $4.00 per share of Common Stock, and (ii) the resale from time to time of 6,203,969 shares of Common Stock and 261,500 Private Placement Warrants by the selling securityholders named in the prospectus or their permitted transferees. As of October 5, 2020, an aggregate of 261,648 shares have been resold pursuant to the Registration Statement. No additional securities are being registered pursuant to this post-effective amendment to the Registration Statement. All applicable registration fees were previously paid on December 19, 2018, July 12, 2019 and September 23, 2019.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 5, 2020

SIMPLICITY ESPORTS AND GAMING COMPANY

6,449,000 Shares of Common Stock Underlying Warrants

6,203,969 Shares of Common Stock for Resale by Selling Securityholders

261,500 Warrants to Purchase Common Stock for Resale by Selling Securityholders

This prospectus relates to the issuance by us of up to 6,449,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consist of (a) 5,200,000 shares of Common Stock that may be issued upon the exercise of 5,200,000 warrants (the “Public Warrants”) originally sold as part of units in our initial public offering (the “IPO”) and which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (b) 261,500 shares of Common Stock that may be issued upon the exercise of 261,500 warrants (the “Private Placement Warrants”) underlying units originally issued in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Units”), which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, and (c) 987,500 shares of our Common Stock, which represent shares of Common Stock that may be issued upon the exercise of 987,500 warrants (the “2019 Warrants”, and together with the Public Warrants and Private Placement Warrants, the “Warrants”) originally sold as part of units in a private placement that commenced on March 27, 2019 (the “2019 Private Placement”) and which entitle the holder to purchase Common Stock at an exercise price of $4.00 per share of Common Stock.

In addition, this prospectus relates to the resale from time to time of 6,203,969 shares of Common Stock and 261,500 Private Placement Warrants by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”).

We will receive the proceeds from the exercise of the Warrants for cash, but not from the resale of the Private Placement Warrants or the shares of Common Stock underlying the Warrants.

The Selling Securityholders will sell their shares registered for resale in this prospectus at a fixed price of $3.00 per share for the duration of this offering. See “Determination of Offering Price” and “Plan of Distribution.” We will not receive any of the proceeds from the sale of the securities owned by the Selling Securityholders. See “Use of Proceeds” beginning on page 33 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. See “Plan of Distribution” beginning on page 105 of this prospectus.

Our Common Stock is currently quoted on the OTC Market Group, Inc.’s OTCQB tier under the symbol “WINR.” On October 2, 2020, the last reported sale price of our Common Stock was $1.60.

Our principal executive offices are located at 7000 W. Palmetto Park Rd., Suite 505, Boca Raton, FL 33433.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2020.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not, and the selling stockholder has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. Specifically, forward-looking statements may include statements relating to:

●	our future financial performance;

●	changes in the market for our products and services;

●	our expansion plans and opportunities; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the level of demand for our products and services;

●	competition in our markets;

●	our ability to grow and manage growth profitably;

●	our ability to access additional capital;

●	changes in applicable laws or regulations;

●	our ability to attract and retain qualified personnel;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes. Unless the context otherwise requires, “we,” “us,” “our,” or “the Company” refers to “Simplicity Esports and Gaming Company,” a Delaware corporation, and its consolidated subsidiaries. “Simplicity Esports LLC” means our wholly owned subsidiary, Simplicity Esports, LLC, a Florida limited liability company, and its consolidated subsidiaries. “PLAYlive” means our wholly owned subsidiary PLAYlive Nation, Inc., a Delaware corporation and its consolidated subsidiaries. “Simplicity One” means our 76% owned subsidiary Simplicity One Brasil Ltda, a Brazilian limited liability company and its consolidated subsidiaries.

Industry Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. As of October 5, 2020, the three largest selling esports games are Dota 2®, League of Legends® (both multiplayer online battle arena games) and Counter Strike: Global Offensive® (a first-person shooter game). Other popular games include SMITE®, StarCraft II®, Call of Duty®¸ Heroes of the Storm®, Hearthstone® and Fortnite®. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation®, Microsoft Xbox® and WII Nintendo® systems.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers, which regularly exceed 1,000,000 viewers for major tournaments. According to Business Insider, over 100 million viewers saw the 2019 League of Legends® World Championships in person and online. CNBC reported in April 2019 that League of Legends® World Championships attract more viewers than the Super Bowl. Much like how there is a worldwide gaming market for the sports industry, there has now developed a worldwide gaming market for the esports industry. The impact has been so significant that many video game developers are now building features into their games designed to facilitate competition.

According to Newzoo, a global leader in esports, games and mobile intelligence, the total global esports audience was expected to reach 495 million in 2019, with an anticipated 27.5 million American gamers. In addition, according to Newzoo, esports produced $909 million in 2018 revenue and is projected to reach $1.1 billion in 2019. Esports enthusiasts, which are people who watch professional esports content at least once a month, made up 201.2 million of the 2018 total, up from 143.2 million in 2017. With a compound annual growth rate (“CAGR”) (2017-2022) of +15.7%, this number is expected to reach almost 297 million in 2022. The global average revenue per esports enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. According to Newtech Mag, China and the U.S. have the largest populations of esports fans, with Brazil ranking first in Latin America, and third globally, with 20 million fans. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. We believe the rise of new franchises, such as Player Unknown’s Battlegrounds® or PubG®, is an important global growth factor as the influx of millennials should continue to drive the growth of the esports industry’s audience and in turn, the esports gaming industry.

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In 2018, there were 737 major esports events that generated an estimated $54.7 million in ticket revenues. The total prize money of all esports events held in 2018 reached $150.8 million, after breaking the $100 million mark for the first time in 2017. The League of Legends® World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch® League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

Business Overview

We are a global esports organization, with an established brand, that is capitalizing on the growth in esports through three business units, Simplicity One Brasil Ltda (“Simplicity One”), Simplicity Esports, LLC (“Simplicity Esports LLC”) and PLAYlive Nation, Inc. (“PLAYlive”).

Our Esports Teams

We own and manage numerous professional esports teams domestically and internationally. Revenue is generated from prize winnings, corporate sponsorships, advertising, league subsidy payments and potential league revenue sharing payments from the publishers of video games.

Domestic Esports Teams – Simplicity Esports LLC

Through our wholly owned subsidiary Simplicity Esports LLC, we own and manage numerous professional esports teams competing in games such as Overwatch, Apex Legends, PUBG and more. We are committed to growing and enhancing the esports industry, fostering the development of amateurs to compete professionally and signing established professional gamers to support their paths to greater success.

International Esports Team - Simplicity One Brasil

Since January 2020, through our 76% owned subsidiary Simplicity One Brasil, we manage Flamengo eSports, one of the leading Brazilian League of Legends® teams. Flamengo eSports was established in 2017 as the Esports division of Clube de Regatas do Flamengo, a successful Brazilian sports organization, with over 30 million followers across social media accounts, known for its world-famous soccer team. Flamengo eSports’ League of Legends® team won the CBLoL Championship in September 2019, which qualified the team to compete at the 2019 League of Legends® World Championship in Europe as one of 24 teams from 13 different regions around the world. With cost cutting steps taken during April 2020, and anticipated additional sponsorship revenue, this business unit is expected to be cash flow positive by January 2021. We recently entered into a binding letter of intent with our existing sponsor, Redragon, pursuant to which Redragon would acquire a 7.5% equity stake in Simplicity One Brasil at a valuation exceeding $6.9 million.

Online Tournaments

In response to demand from customers for online esports tournaments which was in all likelihood triggered by the social distancing protocols attendant to the COVID-19 pandemic, we recently introduced a new initiative of online esports tournaments. Since March 2020, through our wholly owned subsidiary Simplicity Esports LLC, we have been holding weekly online esports tournaments.in the United States In addition, we have commenced promoting these weekly online tournaments via text messages to our database of over 400,000 paying esports gaming center customers, which we acquired in our acquisition of PLAYlive. If we can convert merely 1% of these existing customers from the PLAYlive database to play in our paid online tournaments, we anticipate this business unit may generate approximately $1 million in annual revenues. At a 5% conversion rate, this business segment may generate approximately $5 million in annual revenue. Management also intends to sell sponsorship and marketing activations for these online tournaments which would create additional revenue. We also announced our initiative to begin to offering play at home online tournaments in Brazil in June 2020.

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Our Gaming Centers

We own and operate corporate and franchise esports gaming centers, through our wholly owned subsidiaries Simplicity Esports LLC and PLAYlive, throughout the U.S. giving casual gamers the opportunity to play in a social setting with other members of the gaming community. In addition, aspiring and established professional gamers have an opportunity to compete in local and national esports tournaments held in our gaming centers for prizes, notoriety, and potential contracts to play for one of our professional esports teams. In this business unit, revenue is generated from franchise royalties, the sale of game time, memberships, tournament entry fees, birthday party events, corporate party events, concessions and gaming-related merchandise.

Our business plan encompasses a brick and click physical and digital approach to further recognize revenue from all verticals, which we believe to be unique in the industry. The physical centers, together with our esports teams, lifestyle brand and marketing campaigns offer opportunities for additional revenue via strategic partnerships with both endemic and non-endemic brands. Our ultimate goal is to further engage a diverse fan base with a 360-degree approach driving traffic to both our digital platform, tournaments (online and in-person) and physical real estate to maximize the monetization opportunities with these relationships. In addition, we have proprietary intellectual capital, fan engagement strategies and brand development blueprints which complement our publicly available information.

Optimally, the esports gaming centers of Simplicity Esports LLC (“Simplicity Esports Gaming Centers”) will measure between 1,200 and 2,000 square feet, with dozens of gaming stations. The Simplicity Esports Gaming Centers will feature cutting edge technology, futuristic aesthetic décor and dynamic high-speed gaming equipment. We believe our brick-and-click strategy will present attractive opportunities for sponsors and advertisers to connect with our audience, creating an intriguing monetization opportunity for sponsors and advertisers.

Creating content that engages fans, sponsors and developers, while promoting our brand is one of our primary goals. Our talented team will continue to produce unique in-depth content which showcases aspects of esports for fans. We seek to reach a broad demographic encompassing the casual, amateur and professional gaming community. Our philosophy is to enhance our footprint for both endemic and non-endemic partnerships. We believe we possess a deep perception of our markets and understand the new age of branding while maintaining authenticity to the gaming community that comprises our fan base.

As a result of COVID-19 (discussed below), all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened three corporate and 20 franchised Simplicity Gaming Centers as of October 5, 2020. See “Risk Factors—Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.”

Corporate Gaming Centers

Simplicity Esports LLC has already opened and is operating four corporate-owned retail Simplicity Esports Gaming Centers. Our first Simplicity Esports Gaming Center was opened on May 3, 2019. Furthermore, we have engaged a national tenant representation real estate broker to assist in the strategic planning and negotiations for our future Simplicity Esports Gaming Center locations. We contemplate that new Simplicity Esports Gaming Centers will be funded by us as well as a combination of tenant improvement allowances from landlords and sponsorships. As announced in June 2020, we are in discussions with multiple commercial property owners regarding their desire to have us open 8,000 to 12,000 square foot MEGA centers at their properties. There are multiple locations available to us with a percentage of gross sales rent lease structure (as opposed to fixed rent payments), and construction funds offered by the landlord to assist with the build out and equipping of our planned MEGA centers. These MEGA centers are planned as hubs in our hub and spoke model that will see smaller corporate and franchisee owned gaming centers as spokes connected to MEGA centers as hubs for larger events and tournaments.

Franchised Gaming Centers

Due to interest from potential franchisees, we have launched a franchising program to accelerate the expansion of our planned nationwide footprint. We sell specific franchise territories, through our wholly owned subsidiary PLAYlive, and assist with the establishment and buildout of esports gaming centers to potential business owners that desire to use our branding, infrastructure and process to open and operate gaming centers. Franchise revenue is generated from the sale of franchise territories, supplying furniture, equipment and merchandise to the franchisees for buildout of their centers, a gross sales royalty fee and a national marketing fee. We license the use of our branding, assist in identifying and negotiating commercial locations, assist in overseeing the buildout and development, provide access to proprietary software for point of sale, inventory management, employee training and other HR functions. Franchisees also have an opportunity to participate in our national esports tournament events, and benefit from the growing profile of our professional esports teams. Once an esports gaming center is opened, we provide operational guidance, support and use of branding elements in exchange for a monthly royalty fee calculated as 6% of gross sales. On January 1, 2020, we implemented a national marketing fee of 1% of gross sales. To date, we have sold five of these franchise territories.

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The combination of the esports gaming centers, owned or franchised by our wholly owned subsidiaries Simplicity Esports LLC or PLAYlive, provides us with what we believe is the largest footprint of esports gaming centers in North America. Over the next 12 months, existing PLAYlive esports gaming centers will be rebranded to Simplicity Esports gaming centers. All newly opened franchise esports gaming centers will be branded as Simplicity Esports gaming centers and have numerous gaming PC’s. All gaming centers in our footprint will be participating venues in our national esports tournaments.

Franchise Roll Up Strategy

Due to the impact of COVID-19 and the resulting disruptions in the commercial real estate market, we have signed non-binding letters of intent with some of our existing franchisees to acquire their gaming centers. Closings are contingent upon our ability to secure acceptable lease modifications from the landlords of the applicable properties. If the acquisitions close, the consideration paid for each acquisition is contemplated to consist solely of restricted shares of common stock.

As part of this strategy, we acquired our first franchisee owned gaming center, located in El Paso, Texas, on June 29, 2020. The improved lease terms require monthly payments as a percentage of gross sales, resulting in the acquisition being EBITDA accretive upon the commencement of operations.

Our Stream Team

The Simplicity Esports LLC and Flamengo Esports stream teams encompasses over 20 commentators (commonly known as “casters”), influencers and personalities who connect to a dedicated fan base. Our electric group of live personalities represent our organization to the fullest with their own unique style. We are proud to support and present a diverse group of gamers as we engage fans across a multiple of esports genres. Our Twitch affiliation has enabled our stream team influences to reach a broad fan base. Additionally, we have created several niches within the streaming community which has enabled us to engage fans within certain titles on a 24/7 basis. Our notoriety in the industry is evidenced by our audience that views millions of minutes of Simplicity Esports’ and Flamengo Esports’ content monthly, via various social media outlets including YouTube, Twitter and Twitch. Through Simplicity Esports LLC, we have begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

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Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened three corporate and 20 franchised Simplicity Gaming Centers as of October 5, 2020. Although our franchise agreements with franchisees of Simplicity Gaming Centers require a minimum monthly royalty payment to us from the franchisees regardless of whether the franchised Simplicity Gaming Centers are operating, there is a potential risk that franchisees of Simplicity Gaming Centers will default in their obligations to pay their minimum monthly royalty payment to us resulting in either an increase in accounts receivables or a bad debt expense where account receivables are no longer collectible due to franchisee’s inability to pay the minimum monthly royalty payments owed by the franchisee. We have not written off as bad debt any accounts receivables attributable to franchisee minimum monthly royalty payments owed during the COVID-19 pandemic. However, we have recorded an allowance for doubtful accounts of approximately $52,000, as our collection efforts are ongoing. We have experienced an increase in our account receivables by approximately $32,000 and $14,000 during the quarters ended May 31, 2020 and August 31, 2020, respectively. Notwithstanding it is unclear exactly how much of the increase in accounts receivables is attributable to the impact of COVID-19. For the months of July and August 2020, we have waived the minimum monthly royalty payment obligations for the months of July and August 2020 and are instead billing the franchisees a true-up of 6% of gross sales without a minimum.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date adversely impacted the Company’s business for the fiscal quarters ended May 31, 2020 and August 31, 2020 and will potentially continue to impact the Company’s business. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

RECENT DEVELOPMENTS

For a detailed description of recent developments of the Company, see “Description of Business—Recent Developments” on page 41 of this prospectus.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	our history of losses;

●	our inability to attract sufficient demand for our services and products;

●	our ability to successfully execute our growth and acquisition strategy and manage effectively our growth;

●	changes in the competitive environment in our industry and the markets we serve, and our ability to compete effectively;

●	our dependence on a strong brand image;

●	our cash needs and the adequacy of our cash flows and earnings;

●	our ability to access additional capital;

●	our dependence upon our executive officers, founders and key employees;

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●	our ability to attract and retain qualified personnel;

●	our reliance on our technology systems, the impact of technological changes and cybersecurity risks;

●	changes in applicable laws or regulations;

●	our ability to protect our trademarks or other intellectual property rights;

●	potential litigation from competitors or customers;

●	public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) and our responses to such events could materially and adversely impact our business; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

In addition, our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on securing private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended May 31, 2020 and 2019.

Corporate Information

Our principal executive offices are located at 7000 W. Palmetto Park Road, Suite 505, Boca Raton, Florida 33433, and our telephone number at that location is (855) 345-9467. The address of our website is www.ggsimplicity.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

The name of the Company, the logos of the Company, and other trade names, trademarks or service marks of the Company appearing in this prospectus are the property of the Company. Trade names, trademarks and service marks of other organizations appearing in this prospectus are the property of their respective holders.

Unit Offering, Nasdaq Listing, Reverse Stock Split and Increase in Authorized Shares of Common Stock

On September 28, 2020, we filed with the SEC a pre-effective amendment to a registration statement on Form S-1 in connection with our offering of units, each of which consists of one share of our common stock and one warrant to purchase one share of our common stock, and shares of common stock issuable from time to time upon exercise of the warrants. In connection with the unit offering, we have applied to list our common stock and warrants forming a part of the units on The Nasdaq Capital Market (“Nasdaq Capital Market”). There is no assurance that our listing application will be approved by the Nasdaq Capital Market. The approval of our listing on the Nasdaq Capital Market is a condition of closing the unit offering. If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the common stock and warrants on the Nasdaq Capital Market, we will not complete the unit offering.

In order to obtain Nasdaq Capital Market listing approval, we have obtained approval of our board of directors and shareholders of (i) a reverse stock split of the outstanding shares of our common stock in the range from one-for-two (1-for-2) to one-for-ten (1-for-10), which ratio is to be selected by the board of directors and (ii) an increase in our authorized shares of common stock from 20,000,000 to 36,000,000 shares of common stock. On August 17, 2020, we filed a Certificate of Amendment to increase the authorized shares of common stock from 20,000,000 to 36,000,000. Accordingly, our authorized capital stock consists of (i) 36,000,000 shares of common stock, and (ii) 1,000,000 shares of preferred stock. On September 29, 2020, we filed a certificate of amendment to our certificate of incorporation, as amended, setting the ratio of the reverse stock split at one-for-six (1-for-6). We anticipate that the reverse stock split will become effective following approval by FINRA of the reverse stock split, on or about October 13, 2020. The reverse stock split is intended to allow us to meet the minimum share price requirement of the Nasdaq Capital Market.

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Except as otherwise indicated and except in our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information has been adjusted to depict the reverse stock split ratio of 1-for-6 (“Reverse Stock Split”), as if it were effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, when effective, will combine each six shares of our outstanding common stock into one share of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly will adjust, among other things, the exercise rate of our warrants and options into our common stock. No fractional shares will be issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

We are registering (i) the issuance by us of up to 1,074,834 (6,449,000 pre-reverse split) shares of our Common Stock which may be issued upon the exercise of the Warrants, and (ii) the resale from time to time by the Selling Securityholders of 1,033,995 (6,203,969 pre-reverse split) shares of Common Stock and 43,584 (261,500 pre-reverse split) warrants (“Private Placement Warrants”) forming part of the Private Placement Units. “Warrants” means our redeemable warrants, which includes all of our warrants sold as part of the Public Units as well as the Private Placement Warrants and 2019 Warrants to the extent they are no longer held by the initial purchasers of the Private Placement Warrants, 2019 Warrants or their permitted transferees.

Common Stock and Warrants Held by Selling Securityholders

Securities Outstanding Prior to This Registration	1,654,865 (9,929,190 pre-reverse split) shares of our Common Stock are issued and outstanding as of October 5, 2020. In addition, as of October 5, 2020, 1,074,834 (6,449,000 pre-reverse split) shares of Common Stock underlying Warrants are issuable upon exercise of the 1,074,834 (6,449,000 pre-reverse split) outstanding Warrants.

Securities Outstanding After This Registration

2,729,699 (16,378,190 pre-reverse split) shares of our Common Stock, which assumes the exercise of all Warrants. The number of outstanding shares of Common Stock that will be outstanding after this offering excludes 250,000 (1,500,000 pre-reverse split) shares of Common Stock reserved and available for issuance under the Simplicity Esports and Gaming Company 2020 Omnibus Incentive Plan and the 2018 Equity Incentive Plan.

Common Stock Held by the Selling Securityholders	We are registering 1,033,995 (6,203,969 pre-reverse split) shares of Common Stock held by the Selling Securityholders named herein.

Private Placement Warrants offered by certain Selling Securityholders

We are registering 43,584 (261,500 pre-reverse split) Private Placement Warrants to be offered from time to time by certain Selling Securityholders. Each Private Placement Warrant entitles the holder to purchase Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share of Common Stock, subject to adjustment as set forth in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Warrants Held by the Selling Securityholders	Each Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share. Each 2019 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $24.00 ($4.00 pre-reverse split) per share. Each Public Warrant and Private Placement Warrant may be exercised at any time commencing on December 20, 2018 until November 19, 2023, or earlier upon redemption or liquidation. The Private Placement Warrants may also be exercised on a cashless basis pursuant to the terms of such warrants.

Terms of Offering	The Selling Securityholders will determine when and how they will dispose of the Common Stock and Private Placement Warrants registered under this prospectus for resale, as well as any shares of Common Stock issued by the Company in a registered issuance under this prospectus upon exercise of any Warrants.

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Use of Proceeds	We will not receive any of the proceeds from the sale of shares of Common Stock or Private Placement Warrants by the Selling Securityholders. However, we will receive proceeds from the cash exercise of Warrants if they are exercised by the Selling Securityholders, provided that the Private Placement Warrants may be exercised on a cashless basis. We intend to use any net proceeds from the cash exercise of the Warrants for working capital, and general corporate purposes.

Trading Market and Ticker Symbol	The Company’s Common Stock and Public Warrants currently have been quoted on the OTCQB under the symbols “WINR” and “WINRW,” respectively.

Issuance of Warrant Shares Underlying the Warrants

Warrant Shares to be Issued upon Exercise of Warrants	1,074,834 (6,449,000 pre-reverse split) shares of Common Stock underlying the Warrants.

Shares Outstanding Prior to Exercise of Warrants	1,654,865 (9,929,190 pre-reverse split) shares of Common Stock as of October 5, 2020.

Shares to be Outstanding Assuming Exercise of All Warrants	2,729,699 (16,378,190 pre-reverse split) shares of Common Stock.

Terms of Warrants	Each Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share. Each 2019 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $24.00 ($4.00 pre-reverse split) per share. Each Public Warrant and Private Placement Warrant may be exercised at any time commencing on December 20, 2018 until November 19, 2023, or earlier upon redemption or liquidation.

Use of Proceeds	We expect to receive approximately $66,757,250 in gross proceeds assuming the cash exercise of all of the (i) Public Warrants and Private Placement Warrants at an exercise price of $69.00 ($11.50 pre-reverse split) per share of Common Stock and (ii) 2019 Warrants at an exercise price of $24.00 ($4.00 pre-reverse split) per share of Common Stock. However, the Private Placement Warrants may be exercised on a cashless basis, in which case we would expect to receive $63,750,000 in gross proceeds from the cash exercise of the Public Warrants and 2019 Warrants. We intend to use any net proceeds from the cash exercise of the Warrants for working capital and general corporate purposes.

Trading Market	Our Public Warrants are currently quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbols “WINRW.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended May 31, 2020 and 2019 and the balance sheet data as of May 31, 2020 and 2019 are derived from the audited financial statements.

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Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended
	May 31, 2020	May 31, 2019

Statement of Operations Data
Total revenues	$861,410	$37,995
Total operating expenses	3,170,992	4,353,189
Loss from operations	(2,732,121)	(4,315,194)
Total other income	66,342	749,922
Loss before provision for taxes	(2,665,779)	(3,565,272)
Income tax provisions	0	0
Net income (loss)	$(2,620,238)	$(3,565,272)
Basic and diluted net loss per share	$(0.34)	$(1.00)

Balance Sheet Data (at period end)
Cash and cash equivalents	$160,208	$1,540,158
Working capital (deficit) (1)	(2,662,032)	(277,588
Total assets	8,591,774	7,754,543
Total liabilities	3,676,102	1,886,622
Stockholders’ equity (deficit)	4,915,672	5,867,921

(1)	Working capital represents total current assets less total current liabilities.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares and warrants. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business

We have a relatively limited operating history and limited revenues to date and thus are subject to risks of business development and you have no basis on which to evaluate our ability to achieve our business objective.

Because we have a relatively limited operating history and limited revenues to date, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage operating companies in rapidly evolving markets. These risks include that:

●	we may not have sufficient capital to achieve our growth strategy;

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●	we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	our growth strategy may not be successful; and

●	fluctuations in our operating results will be significant relative to our revenues.

Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have a history of operating losses and our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended May 31, 2020 and 2019.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended May 31, 2020 and 2019, we reported net losses of $2,620,238 and $3,565,272, respectively, and negative cash flow from operating activities of $1,522,486 and $1,395,255, respectively. As of May 31, 2020, we had an aggregate accumulated deficit of $6,195,044. We anticipate that we will continue to report losses and negative cash flow for the foreseeable future. Our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended May 31, 2020 and 2019.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

●	straining our financial resources to acquire a company;

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●	anticipated benefits may not materialize as rapidly as we expect, or at all;

●	diversion of management time and focus from operating our business to address acquisition integration challenges;

●	retention of employees from the acquired company;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and

●	litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on business, results of operations or financial condition.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans. If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

We may not have sufficient capital to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives.

After the consummation of the acquisition of Simplicity Esports LLC and PLAYlive Nation, Inc., our remaining liquidity and capital resources may not be sufficient to allow us to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives. If we require additional capital resources, we may seek such funds directly from third party sources; however, we may not be able to obtain sufficient equity capital and/or debt financing from third parties to allow us to fund our expected ongoing operations or we may not be able to obtain such equity capital or debt financing on acceptable terms or conditions. Factors affecting the availability of equity capital or debt financing to us on acceptable terms and conditions include:

●	our current and future financial results and position;

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●	the collateral availability of our otherwise unsecured assets;

●	the market’s, investors and lenders’ view of our industry and products;

●	the perception in the equity and debt markets of our ability to execute our business plan or achieve our operating results expectations; and

●	the price, volatility and trading volume and history of our Common Stock.

If we are unable to obtain the equity capital or debt financing necessary to fund our ongoing operations, pursue our strategy and sustain our growth initiatives, we may be forced to scale back our operations or our expansion initiatives, and our business and operating results will be materially adversely affected.

Our growth strategy depends on the availability of suitable locations for our Simplicity Esports Gaming Centers and our ability to open new Simplicity Esports Gaming Centers and operate them profitably.

A key element of our growth strategy is to extend our brand by opening corporate owned as well as franchising retail Simplicity Esports Gaming Centers in locations in the United States that we believe will provide attractive returns on investment. We have identified numerous sites for potential corporate Simplicity Esports Gaming Centers and many other sites for potential franchised esports gaming centers, in the United States, however, desirable locations for additional Simplicity Esports Gaming Center openings may not be available at an acceptable cost when we identify a particular opportunity for a new Simplicity Esports Gaming Center.

In addition, our ability to open new Simplicity Esports Gaming Centers on a timely and cost-effective basis, or at all, is dependent on a number of factors, many of which are beyond our control, including our ability or the ability of the selected franchisee to:

●	reach acceptable agreements regarding the lease of the locations;

●	comply with applicable zoning, licensing, land use and environmental regulations;

●	raise or have available an adequate amount of cash or currently available financing for construction and opening costs;

●	timely hire, train and retain the skilled management and other employees necessary to meet staffing needs;

●	obtain, for acceptable cost, required permits and approvals, including liquor licenses; and

●	efficiently manage the amount of time and money used to build and open each new Simplicity Esports Gaming Center.

If we succeed in opening new Simplicity Esports Gaming Centers on a timely and cost-effective basis, we may nonetheless be unable to attract enough customers to the new Simplicity Esports Gaming Centers because potential customers may be unfamiliar with our brands or concepts, or our entertainment and menu options might not appeal to them. Our new Simplicity Esports Gaming Centers may not meet or exceed our performance targets, including target cash-on-cash returns. New Simplicity Esports Gaming Centers may even operate at a loss, which could have a significant adverse effect on our overall operating results.

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Our operations of Simplicity Esports Gaming Centers are significantly dependent on changes in public and customer tastes and discretionary spending patterns. Our inability to successfully anticipate customer preferences or to gain popularity for such Simplicity Esports Gaming Centers games may negatively impact our profitability.

Our success depends significantly on public and customer tastes and preferences, which can be unpredictable. If we are unable to successfully anticipate customer preferences or increase the popularity of the games offered at the Simplicity Esports Gaming Centers, the per capita revenue and overall customer expenditures at the Simplicity Esports Gaming Centers may decrease, and thereby negatively impact our profitability. In response to such developments, we may need to increase our marketing and product development efforts and expenditures, adjust our game or product sale pricing, modify the games themselves, or take other actions, which may further erode our profit margins, or otherwise adversely affect our results of operations and financial condition. In particular, we may need to expend considerable cost and effort in carrying out extensive research and development to assess the potential interest in a game, testing and launching new games, and to remain abreast with continually evolving technology and trends, as well as the success and popularity of Simplicity stream team’s casters, influencers and personalities among Simplicity Esports LLC’s dedicated fan base.

While we may incur significant expenditures of this nature, including in the future as we continue to expand our operations, there can be no assurance that any such expenditures or investments by us will yield expected or commensurate returns or results, within a reasonable or anticipated time, or at all.

The nature of our business exposes us to negative publicity or customer complaints, including in relation to, among other things, accidents, injuries or thefts at the Simplicity Esports Gaming Centers, or health and safety concerns arising from improper use of our game equipment or at our food and beverage venues.

Our business inherently exposes us to negative publicity or customer complaints as a result of accidents, injuries, or in extreme cases, deaths, arising from instances of air-borne, water-borne or food-borne contagion or illness, food contamination, spoilage, tampering, equipment failure, improper use of our equipment, fire, explosion, terrorist attacks or civil riots, and other safety or security issues, such as kidnapping, or associated risks arising from other actual or perceived non-compliance with safety, quality or service standards or norms in relation to the various game, entertainment and food and beverage attractions at the Simplicity Esports Gaming Centers. Even isolated or sporadic incidents or accidents may have a negative impact on our brand image and reputation, and the Simplicity Esports Gaming Centers’, or games’ or our own popularity with customers. The considerable expansion of social media in recent years has compounded the effect of any potential negative publicity.

We cannot guarantee that our or our franchisee’s employee training, internal controls and other precautions will be sufficient to prevent any such occurrence at the Simplicity Esports Gaming Centers, in relation to our Simplicity global virtual reality gaming and fully integrated esports platform, or to control or mitigate any negative consequences. In addition, we or our franchisees rely on third-party security and housekeeping staff for certain non-core functions, as well as certain technology vendors and partners. Although we monitor vendors and partners and, in certain cases, may have a contractual indemnity or recourse in case of any default on their part, our ability to assure a safe and satisfactory experience to our customers is necessarily limited to the extent of our or our franchisees’, dependence on third parties, from time to time. Moreover, we may not be able to distance or insulate ourselves from any adverse publicity or reputational damage arising from any act, omission or negligence on the part of a vendor or other third party, which may negatively affect a customer’s experience at any of the Simplicity Esports Gaming Centers.

We or our franchisees may not be able to operate in the United States, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect our business, results of operations or financial condition.

Each Simplicity Esports Gaming Center will be subject to licensing and regulation by alcoholic beverage control, amusement, health, sanitation, safety, building code and fire agencies in the country, state, county and/or municipality in which the Simplicity Esports Gaming Center is located. In the United States, each Simplicity Esports Gaming Center with a restaurant or bar will be required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one Simplicity Esports Gaming Center may lead to the loss of licenses at all Simplicity Esports Gaming Centers in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each Simplicity Esports Gaming Center, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. Our failure or a failure by a franchisee in obtaining and maintaining the required licenses, permits and approvals at any one Simplicity Esports Gaming Center could impact the continuing operations of existing Simplicity Esports Gaming Centers, or delay or prevent the opening of new Simplicity Esports Gaming Centers. Although we do not anticipate any material difficulties occurring in the future, the failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and our ability to obtain such a license or permit in other locations.

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As a result of operating certain entertainment games and attractions, including skill-based games that offer redemption prizes, the Simplicity Esports Gaming Centers in the United States are subject to amusement licensing and regulation by the countries, states, provinces, counties and municipalities in which our Simplicity Esports Gaming Centers are located. These laws and regulations can vary significantly by country, state, province, county, and municipality and, in some jurisdictions, may require us to modify our business operations or alter the mix of redemption games and simulators we offer. Moreover, as more states in the United States and local communities implement legalized gambling, the laws and corresponding enabling regulations may also be applicable to our redemption games and regulators may create new licensing requirements, taxes or fees, or restrictions on the various types of redemption games we offer. Furthermore, other states, provinces, counties and municipalities may make changes to existing laws to further regulate legalized gaming and illegal gambling. Adoption of these laws, or adverse interpretation of existing laws, after we have established a Simplicity Esports Gaming Center in the jurisdiction could require the existing center in these jurisdictions to alter the mix of games, modify certain games, change the mix of prizes that we may offer or terminate the use of specific games, any of which could adversely affect our operations.

We are also subject to laws and regulations governing our relationship with our employees, including those related to minimum wage requirements, exempt status, overtime, health insurance mandates, working and safety conditions, immigration status requirements, child labor, and non-discrimination. Additionally, changes in federal labor laws, including card verification regulations, could result in portions of our workforce being subjected to greater organized labor influence, which could result in an increase to our labor costs. A significant portion of Simplicity Esports Gaming Center personnel will be paid at minimum wage rates established by federal, state and municipal law. Increases in the minimum wage result in higher labor costs, which may be only partially offset by price increases and operational efficiencies.

We are also subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. The Federal Trade Commission and various state laws require that we furnish a franchise disclosure document containing certain information to prospective franchisees, and a number of states require registration of the franchise disclosure document with state authorities. State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply. We shall endeavor to make sure that any franchise disclosure document we provide, together with any applicable state versions or supplements, and franchising procedures, comply in all material respects with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which we have offered franchises.

If we and our franchisees fail to comply with such laws and regulations, we may be subject to various sanctions and/or penalties and fines or may be required to cease operations until we achieve compliance, which could have an adverse effect on our business and our financial results.

Our growth through franchising may not occur as rapidly as we currently anticipate and may be subject to additional risks.

As part of our growth strategy, we will continue to seek franchisees to operate Simplicity Esports Gaming Centers in certain strategic domestic locations or venues. We believe that our ability to recruit, retain and contract with qualified franchisees will be increasingly important to our operations as we expand. Our franchisees are dependent upon the availability of adequate sources of financing in order to meet their development obligations. Such financing may not be available to our franchisees, or only available upon disadvantageous terms. Our franchise strategy may not enhance our results of operations.

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Expanding through franchising exposes our business and brand to risks because the quality of the franchised operations will be beyond our immediate control, including risks associated with our confidential information, intellectual properties (including trademarks) and brand reputation. Even if we have contractual remedies to cause franchisees to maintain operational standards, enforcing those remedies may require litigation and therefore our image and reputation may suffer, unless and until such litigation is successfully concluded.

We could face liability from or as a result of our franchisees.

Various state and federal laws will govern the relationship between us and our franchisees and the potential sale of a franchise. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. A franchisee or government agency may bring legal action against us based on the franchisee/franchisor relationship. Also, under the franchise business model, we may face claims and liabilities based on vicarious liability, joint-employer liability, or other theories or liabilities. Such legal actions could result in expensive litigation with our franchisees or government agencies that could adversely affect both our profit and our important relations with our franchisees. In addition, regulatory or legal developments could result in changes to laws or the franchisor/franchisee relationship that could negatively impact the franchise business model and, accordingly, our profit.

We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment market in the United States, which could have a material adverse effect on our business, results of operations or financial condition.

The out-of-home entertainment market in the United States is highly competitive. Simplicity Esports Gaming Centers that we or our franchisees operate will compete for customers’ discretionary entertainment dollars with providers of out-of-home entertainment, including localized attraction facilities such as movie theatres, sporting events, bowling alleys, sports activity centers, arcades and entertainment centers, nightclubs and restaurants as well as theme parks. Many of the entities operating these businesses are larger and have significantly greater financial resources, a greater number of locations, have been in business longer, have greater name and brand recognition and are better established in the local markets where Simplicity Esports Gaming Centers are planned to be located. As a result, they may be able to invest greater resources than we can in attracting customers and succeed in attracting customers who would otherwise come to the Simplicity Esports Gaming Centers we or our franchisees operate. In the United States, the legalization of casino gambling in geographic areas near any future Simplicity Esports Gaming Center would create the possibility for adult entertainment alternatives, which could have a material adverse effect on our business and financial condition. We will also face competition from local, regional and national establishments that offer entertainment experiences similar to us. Simplicity Esports Gaming Centers we or our franchisees operate will also face competition from increasingly sophisticated home-based forms of entertainment, such as internet and video gaming and home movie streaming and delivery. If we fail to compete favorably in the competitive out-of-home and home-based entertainment markets it could have a material adverse effect on our business, results of operations and financial condition.

Our senior management team has limited experience in establishing, operating, licensing rights to and franchising entertainment centers and related products.

The members of our senior management team have extensive backgrounds in finance and the management of financial services businesses, however, they have limited prior experience in establishing, operating, licensing rights to and franchising entertainment centers. We will need to expand our management team, to include individuals with expertise in establishing and operating entertainment centers as well as individuals with expertise in product licensing and franchise operations. If we are unable to recruit professionals with acceptable backgrounds in establishing and operating entertainment centers and with backgrounds in product licensing and financing, we may not be able to pursue our growth strategy which could have a material adverse effect on our business and results of operations.

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Our success depends upon our ability to recruit and retain qualified management and operating personnel at Simplicity Esports Gaming Centers.

We and our franchisees must attract, retain and motivate a sufficient number of qualified management and operating personnel in order to maintain consistency in our service, hospitality, quality and atmosphere of our Simplicity Esports Gaming Centers. Qualified management and operating personnel are typically in high demand. If we and our franchisees are unable to attract and retain a satisfactory number of qualified management and operating personnel, labor shortages could delay the planned openings of new Simplicity Esports Gaming Centers which could have a material adverse effect on our business and results of operations.

Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

Acquisitions are an important element of our overall corporate strategy and use of capital, and these transactions could be material to our financial condition and results of operations. We expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The process of integrating an acquired company, business, or product has created, and will continue to create, unforeseen operating difficulties and expenditures. The areas where we face risks may include, but are not limited to:

●	diversion of management’s time and focus from operating our business to acquisition integration challenges;
●	failure to successfully further develop the acquired business or product lines;
●	implementation or remediation of controls, procedures and policies at the acquired company;
●	integration of the acquired company’s accounting, human resources and other administrative systems, and coordination of product, engineering and sales and marketing functions;
●	transition of operations, users and customers onto our existing platforms;
●	reliance on the expertise of our strategic partners with respect to market development, sales, local regulatory compliance and other operational matters;
●	failure to obtain required approvals on a timely basis, if at all, from governmental authorities, or conditions placed upon approval, under competition and antitrust laws which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition;
●	in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;
●	cultural challenges associated with integrating employees from the acquired company into our organization, and retention of employees from the businesses we acquire;
●	liability for or reputational harm from activities of the acquired company before the acquisition or from our strategic partners, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and
●	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former shareholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments or strategic alliances could cause us to fail to realize the anticipated benefits of such acquisitions, investments or alliances, incur unanticipated liabilities, and harm our business generally.

Our acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or impairment of goodwill and purchased long-lived assets, and restructuring charges, any of which could harm our financial condition or results of operations and cash flows. Also, the anticipated benefits of many of our acquisitions may not materialize.

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Our insurance coverage may not adequately protect us against all future risks, which may adversely affect our business and prospects.

We maintain insurance coverage, including for fire, acts of god and perils, terrorism, burglary, money, loss of profit, fidelity guarantee, fixed glass and sanitary fitting, electronic equipment, machinery breakdown, portable equipment, sign boards, commercial general liability, marine transit, and directors’ and officers’ liability insurance, as well as employee health and medical insurance, with standard exclusions in each instance. While we maintain insurance in amounts that we consider reasonably sufficient for a business of our nature and scale, with insurers that we consider reliable and credit worthy, we may face losses and liabilities that are uninsurable by their nature, or that are not covered, fully or at all, under our existing insurance policies. Moreover, coverage under such insurance policies would generally be subject to certain standard or negotiated exclusions or qualifications and, therefore, any future insurance claims by us may not be honored by our insurers in full, or at all. In addition, our premium payments under our insurance policies may require a significant investment by us.

To the extent that we suffer loss or damage that is not covered by insurance or that exceeds our insurance coverage, the loss will have to be borne by us and our business, cash flow, financial condition, results of operations and prospects may be adversely affected.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors. We do not have key-man insurance on the life of any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

Our executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, executive officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. While our employment agreements with our key executive officers contain non-compete provisions, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any November 30 before that time, in which case we would no longer be an emerging growth company as of the following May 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ended May 31, 2020. As long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

Provisions in our third amended and restated certificate of incorporation, as amended, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Common Stock and could entrench management.

Our third amended and restated certificate of incorporation, as amended, contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The Simplicity products and services compete within industries that are characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions, rapidly changing consumer preferences and product obsolescence. In order to continue to compete effectively, we need to respond quickly to technological changes and to understand their impact on customers’ preferences. We may take significant time and resources to respond to these technological changes and changes in consumer preferences. Our business and results of operations may be negatively impacted if our products and services fail to keep pace with these changes.

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Various product safety laws and governmental regulations applicable to the distributor of Simplicity Esports LLC’s and/or PLAYlive Nation, Inc.’s products may adversely affect our business, results of operations and financial condition.

Our distribution of Simplicity Esports LLC’s and/or PLAYlive Nation, Inc.’s products will be subject to numerous federal, state, provincial, local and foreign laws and regulations, including laws and regulations with respect to product safety, including regulations enforced by the United States Consumer Products Safety Commission. We and our franchisees could incur costs in complying with these regulations and, if they fail to comply, could incur significant penalties. A failure to comply with applicable laws and regulations, or concerns about product safety, may also lead to a recall or post-manufacture repair of selected Simplicity Esports LLC’s and/or PLAYlive Nation, Inc.’s products, resulting in the rejection of the products by our franchisees, lost sales, increased customer service and support costs, and costly litigation.

Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened three corporate and 20 franchised Simplicity Gaming Centers as of October 5, 2020. Although our franchise agreements with franchisees of Simplicity Gaming Centers require a minimum monthly royalty payment to us from the franchisees regardless of whether the franchised Simplicity Gaming Centers are operating, there is a potential risk that franchisees of Simplicity Gaming Centers will default in their obligations to pay their minimum monthly royalty payment to us resulting in either an increase in accounts receivables or a bad debt expense where account receivables are no longer collectible due to franchisee’s inability to pay the minimum monthly royalty payments owed by the franchisee. We have not written off as bad debt any accounts receivables attributable to franchisee minimum monthly royalty payments owed during the COVID-19 pandemic. However, we have recorded an allowance for doubtful accounts of approximately $52,000, as our collection efforts are ongoing. We have experienced an increase in our account receivables by approximately $32,000 and $14,000 during the quarters ended May 31, 2020 and August 31, 2020, respectively. Notwithstanding it is unclear exactly how much of the increase in accounts receivables is attributable to the impact of COVID-19. For the months of July and August 2020, we have waived the minimum monthly royalty payment obligations for the months of July and August 2020 and are instead billing the franchisees a true-up of 6% of gross sales without a minimum.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date adversely impacted the Company’s business for the fiscal quarters ended May 31, 2020 and August 31, 2020 and will potentially continue to impact the Company’s business. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

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Risks Relating to Our Esports Business

Our esports businesses are substantially dependent on the continuing popularity of the esports industry as a whole.

The esports industry is in the early stages of its respective development. Although the esports industry has experienced rapid growth, consumer preferences may shift and there is no assurance this growth will continue in the future. We have taken steps to diversify their businesses and mitigate these risks to an extent and continue to seek out new opportunities in the esports industry. However, due to the rapidly evolving nature of technology and online gaming, the esports industry may experience volatile and declining popularity as new options for online gaming and esports become available, or consumer preferences shift to other forms of entertainment, and as a consequence, our businesses and results of operations may be materially negatively affected.

Our esports business faces intense and wide-ranging competition, which may have a material negative effect on our business and results of operations.

The success of our esports business is dependent upon the performance and/or popularity of its teams. Simplicity Esports LLC’s teams compete, in varying respects and degrees, with other live sporting events, and with sporting events delivered over television networks, radio, the Internet and online services, mobile applications and other alternative sources. For example, our esports teams compete for attendance, viewership and advertising with a wide range of alternatives available in major metropolitan areas. During some or all of the esports season, our teams face competition, in varying respects and degrees, from professional and collegiate basketball, hockey, baseball, football, and soccer, among others.

As a result of the large number of options available, we face strong competition for the sports and gaming fan. We must compete with other esports teams, traditional sports teams and sporting events, in varying respects and degrees, including on the basis of the quality of the teams we field, their success in the leagues, tournaments and genres in which they compete, our ability to provide an entertaining environment at any esports games that we host at our centers, prices charged for tickets and the viewing availability of our teams on multiple media alternatives. Given the nature of esports and sports in general, there can be no assurance that we will be able to compete effectively, including with companies that may have greater resources than we have, and as a consequence, our business and results of operations may be materially negatively affected by competition.

Our businesses are substantially dependent on the continued popularity and/or competitive success of Simplicity Esports LLC’s teams, which cannot be assured.

Our future financial results will be dependent on the Simplicity teams becoming and remaining popular with our fan base and, in varying degrees, on the teams achieving in-game success, which can generate fan enthusiasm, resulting in sustained ticket and merchandise sales during the season. Furthermore, success in the regular season at certain tournaments may qualify one or more of our esports teams for participation in post-season playoffs, which provides us with additional revenue from prize money by increasing the number of games played by our sports teams and, more importantly, by generating increased excitement and interest in our esports teams, which can improve attendance in subsequent seasons. There can be no assurance that any of our esports teams, will develop a significant fan base, maintain continued popularity or compete in post-season play in the future.

Defection of our esports players to other teams or managers could hinder our success.

We compete with other esports athlete management businesses to sign and retain world class esports players, some of which have greater resources or brand recognition and popularity than ours. Our players may choose to defect to other esports organizations for various reasons, including that they have been made a superior offer or they have chosen to pursue new or other opportunities. The loss or defection of any of our esports players could have negative consequences on our businesses and results of operations. While we take or intend to take, all appropriate steps to retain our players and protect their interests, there can be no assurances that players will not defect to other esports organizations.

The actions of the various esports leagues and tournaments may have a material negative effect on our business and results of operations.

The governing bodies of the various esports leagues and tournaments, under certain circumstances, can take actions that they deem to be in the best interests of their respective leagues or tournaments, which may not necessarily be consistent with maximizing our results of operations and which could affect our esports teams in ways that are different than the impact on other esports teams. For example they can take actions relating to the rights to telecast the games of league members or tournament participants, including the Simplicity team, licensing of the rights to produce and sell merchandise bearing the logos and/or other intellectual property of our esports teams and the leagues or tournaments, and the internet-based activities of our esports teams. Certain of these decisions by the esports leagues and tournaments could have a material negative effect on our business and results of operations. From time to time, we may disagree with or challenge actions that the leagues or tournaments take or the power and authority they assert.

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We may be unable to effectively manage the growth in the scope and complexity of our business, including our expansion into the esports business which is untested and into adjacent business opportunities.

Our future success depends, in part, on our ability to manage our expanded business, including our aspirations for continued expansion. We intend to dedicate resources to a new business model that is largely untested, as is the case with esports. We do not know to what extent our future expansions will be successful. Further, even if successful, the growth of our business could create significant challenges for our management, operational, and financial resources, and could increase existing strain on, and divert focus from, our core businesses. If not managed effectively, this growth could result in the over-extension of our operating infrastructure, and our management systems, information technology systems, and internal controls and procedures may not be adequate to support this growth. Failure to adequately manage our growth in any of these ways may cause damage to our brand, damage our reputation or otherwise negatively impact our business.

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products, services and business models to emerging technologies and delivery platforms in order to stay competitive. Forecasting our revenues and profitability for these new products, services and business models is inherently uncertain and volatile, and if we invest in the development of interactive entertainment products or services incorporating a new technology or for a new platform that does not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and services, or recover the opportunity cost of diverting management and financial resources away from other products or services. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both.

If, on the other hand, we elect not to pursue the development of products or services incorporating a new technology or for new platforms, or otherwise elect not to pursue new business models, that achieve significant commercial success, it may have adverse consequences. It may take significant time and resources to shift product development resources to that technology, platform or business model, as the case may be, and may be more difficult to compete against existing products and services incorporating that technology or for that platform or against companies using that business model.

Many elements of our business are unique, evolving and relatively unproven. Our business and prospects depend on the continuing development of live streaming of competitive esports gaming. The market for esports and amateur online gaming competition is relatively new and rapidly developing and are subject to significant challenges. Our business relies upon our ability to cultivate and grow an active gamer community, and our ability to successfully monetize such community through tournament fees, subscriptions for our esports gaming services, and advertising and sponsorship opportunities. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the esports gaming industry, including rapid technological evolution, continued shifts in gamer trends and demands, frequent introductions of new games and titles and the constant emergence of new industry standards and practices. Developing and integrating new games, titles, content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve at all. We cannot assure you that we will succeed in any of these aspects or that the esports gaming industry will continue to grow as rapidly as it has in the past.

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We may encounter difficulties in integrating Simplicity Esports LLC’s esports businesses or otherwise realizing the anticipated benefits of the transaction.

As part of our business strategy, from time to time, we acquire, make investments in, or enter into strategic alliances and joint ventures with, complementary businesses, such as the acquisition of the Simplicity esports business in January 2019. The acquisition of Simplicity Esports LLC involves significant risks and uncertainties, including: (i) the potential for Simplicity Esports LLC’s business to underperform relative to our expectations and the acquisition price, (ii) the potential for Simplicity Esports LLC’s business to cause our financial results to differ from expectations in any given period, or over the longer-term, (iii) unexpected tax consequences from the acquisition, or the tax treatment of Simplicity Esports LLC’s business’s operations going forward, giving rise to incremental tax liabilities that are difficult to predict, (iv) difficulty in integrating Simplicity Esports LLC’s business, its operations and its employees in an efficient and effective manner, (v) any unknown liabilities or internal control deficiencies assumed as part of the acquisition, and (vi) the potential loss of key employees of Simplicity Esports LLC’s businesses. Further, the transaction may involve the risk that our senior management’s attention will be excessively diverted from our other operations, the risk that the gaming industry does not evolve as anticipated and that any intellectual property or personnel skills acquired do not prove to be those needed for our future success, and the risk that our strategic objectives, cost savings or other anticipated benefits are otherwise not achieved.

Our business may be harmed if our licensing partners, or other third parties with whom we do business, act in ways that put our brand at risk.

We anticipate that our business partners shall be given access to sensitive and proprietary information or control over our intellectual property in order to provide services and support to our teams. These third parties may misappropriate our information or intellectual property and engage in unauthorized use of it or otherwise act in a way that places our brand at risk. The failure of these third parties to provide adequate services and technologies, the failure of third parties to adequately maintain or update their services and technologies or the misappropriation or misuse of this information or intellectual property could result in a disruption to our business operations or an adverse effect on our reputation, and may negatively impact our business.

Our business is highly dependent on the success and availability of video game platforms manufactured by third parties.

We expect to derive a substantial portion of our revenues from esports games played on game platforms manufactured by third parties, such as Sony’s PS4®, Microsoft’s Xbox One®, and Nintendo’s Wii U® and Switch®, and PCs. The success of our business will be driven in large part by our ability to accurately predict which platforms will be successful in the marketplace. We also rely on the availability of an adequate supply of these video game consoles and the continued support for these consoles by their manufacturers. We may be required to commit significant resources well in advance of the anticipated introduction of a new platform. If increased costs are not offset by higher revenues and other cost efficiencies, our business could be negatively impacted. If the platforms for which we invested resources do not attain significant market acceptance, we may not be able to recover our costs, which could be significant.

The games we support are subject to scrutiny regarding the appropriateness of their content. If the publishers and distributors we partner with fail to receive their target ratings for certain titles, or if retailers refuse to sell such titles due to what they perceive to be objectionable content, it could have a negative impact on our business.

Console and PC games are subject to ratings by the Entertainment Software Rating Board (the “ESRB”), a self-regulatory body based in the U.S. that provides U.S. and Canadian consumers of interactive entertainment software with ratings information, including information on the content in such software, such as violence, nudity or sexual content, along with an assessment of the suitability of the content for certain age groups. Certain other countries have also established content rating systems as prerequisites for product sales in those countries. In addition, certain stores use other ratings systems, such as Apple’s use of its proprietary “App Rating System” and Google Play’s use of the International Age Rating Coalition (IARC) rating system. If the software publishers that supply our games are unable to obtain the ratings they have targeted for their products, it could have a negative impact on our business. In some instances, the software publishers and developers may be required to modify their products to comply with the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent its sale altogether in certain territories, which would limited its availability for use in the games that our teams play.

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We will depend on servers to operate our games with online features. If we were to lose server functionality for any reason, our business may be negatively impacted.

Our business at our game centers will rely on the continuous operation of servers, some of which are owned and operated by third parties. Although we shall strive to maintain more than sufficient server capacity, and provide for active redundancy in the event of limited hardware failure, any broad-based catastrophic server malfunction, a significant service-disrupting attack or intrusion by hackers that circumvents security measures, a failure of disaster recovery service or the failure of a company on which we are relying for server capacity to provide that capacity for whatever reason would likely degrade or interrupt the functionality of our games with online features, and could prevent the operation of such games altogether, any of which could result in the loss of sales for, or in, such games.

We also rely on networks operated by third parties, such as the PlayStation® Network, Xbox Live® and Steam®, for the functionality of the games we use which have online features. An extended interruption to any of these services could adversely affect our ability to operate our games with online features, negatively impacting our business.

Further, insufficient server capacity could also negatively impact our game center business. Conversely, if we overestimate the amount of server capacity required by our business, we may incur unnecessary additional operating costs.

The esports gaming industry is very “hit” driven. We may not have access to “hit” games or titles.

Select game titles dominate competitive esports and online gaming, including League of Legends, Minecraft, Fortnite and Overwatch, and many new games titles are regularly introduced in each major industry segment (console, mobile and PC free-to-download). Despite the number of new entrants, only a very few “hit” titles account for a significant portion of total revenue in each segment.

The size and engagement level of our online and in person gamers are critical to our success and are closely linked to the quality and popularity of the esports game publishers with which we have licenses. Esports game publishers on our gaming platform, including those who have entered into license agreements with us, may leave us for other gaming platforms or leagues which may offer better competition, and terms and conditions than we do. Furthermore, we may lose esports game publishers if we fail to generate the number of gamers to our tournaments and league competitions expected by such publishers. In addition, if popular esports game publishers cease to license their games to us, or our live streams fail to attract gamers, we may experience a decline in gamer traffic, subscriptions and engagement, which may have a material and adverse impact on our results of operations and financial conditions.

We must continue to attract and retain the most popular esports gaming titles in order to maintain and increase the popularity of our leagues, tournaments and competitions, and ensure the sustainable growth of our gamer community. We must continue to identify and enter into license agreements with esports gaming publishers developing “hit’ games that resonate with our community on an ongoing basis. We cannot assure you that we can continue to attract and retain the same level of first-tier esports game publishers and our ability to do so is critical to our future success.

If we fail to keep our existing gamers highly engaged, to acquire new gamers, to successfully implement a membership model for our gaming community, our business, profitability and prospects may be adversely affected.

Our success depends on our ability to maintain and grow the number of gamers attending and participating in our in-person and online tournaments and competitions, and using our gaming platform, and keeping our gamers highly engaged. Of particular importance is the successful deployment and expansion of our membership model to our gaming community for purposes of creating predictable recurring revenues.

In order to attract, retain and engage gamers and remain competitive, we must continue to develop and expand our leagues, including internationally, produce engaging tournaments and competitions, successfully license the newest “hit” esports games and titles, implement new technologies and strategies, improve features of our gaming platform and stimulate interactions in our gamer community.

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A decline in the number of our gamers in our ecosystem may adversely affect the engagement level of our gamers, the vibrancy of our gamer community, or the popularity of our league play, which may in turn reduce our monetization opportunities, and have a material and adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain gamers, our revenues may decline and our results of operations and financial condition may suffer.

We cannot assure you that our online and in person gaming platform and centers will remain sufficiently popular with gamers to offset the costs incurred to operate and expand them. It is vital to our operations that we remain sensitive and responsive to evolving gamer preferences and offer first-tier esports game content that attracts our gamers. We must also keep providing gamers with new features and functions to enable superior content viewing, and social interaction. Further, we will need to continue to develop and improve our gaming platform and centers and to enhance our brand awareness, which may require us to incur substantial costs and expenses. If such increased costs and expenses do not effectively translate into an improved gamer experience and long-term engagement, our results of operations may be materially and adversely affected.

Risks Related to International Operations

The risks related to international operations, in particular in countries outside of the United States, could negatively affect the Company’s results.

It is expected that the Company will derive between 15% to 20% of its revenue from transactions denominated in currencies other than the United States dollar, such as Brazil, and the Company expects that receivables with respect to foreign sales will account for a significant amount of its total accounts and receivables. As such, the Company’s operations may be adversely affected by changes in foreign government policies and legislation or social instability and other factors which are not within the control of the Company, including, but not limited to, recessions in foreign economies, expropriation, nationalization and limitation or restriction on repatriation of funds, assets or earnings, longer receivables collection periods and greater difficulty in collecting accounts receivable, changes in consumer tastes and trends, renegotiation or nullification of existing contracts or licenses, changes in gaming policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions and royalty and tax increases, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, taxation policies, including royalty and tax increases and retroactive tax claims, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property particularly in countries with fewer intellectual property protections, the effects that evolving regulations regarding data privacy may have on the Company’s online operations, adverse changes in the creditworthiness of parties with whom the Company has significant receivables or forward currency exchange contracts, labor disputes and other risks arising out of foreign governmental sovereignty over the areas in which the Company’s operations are conducted. The Company’s operations may also be adversely affected by social, political and economic instability and by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. If the Company’s operations are disrupted and/or the economic integrity of its contracts is threatened for unexpected reasons, its business may be harmed.

The Company’s international activities may require protracted negotiations with host governments, national companies and third parties. Foreign government regulations may favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In the event of a dispute arising in connection with the Company’s operations in a foreign jurisdiction where it conducts its business, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of United States or enforcing American judgments in such other jurisdictions. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, the Company’s activities in foreign jurisdictions could be substantially affected by factors beyond the Company’s control, any of which could have a material adverse effect on it. The Company believes that management’s experience to date in commercializing its products, services and solutions in Brazil may be of assistance in helping to reduce these risks. Some countries in which the Company may operate may be considered politically and economically unstable.

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Doing business in the industries in which the Company operates often requires compliance with numerous and extensive procedures and formalities. These procedures and formalities may result in unexpected or lengthy delays in commencing important business activities. In some cases, failure to follow such formalities or obtain relevant evidence may call into question the validity of the entity or the actions taken. Management of the Company is unable to predict the effect of additional corporate and regulatory formalities which may be adopted in the future including whether any such laws or regulations would materially increase the Company’s cost of doing business or affect its operations in any area.

The Company may in the future enter into agreements and conduct activities outside of the jurisdictions where it currently carries on business, which expansion may present challenges and risks that the Company has not faced in the past, any of which could adversely affect the results of operations and/or financial condition of the Company.

The Company is subject to foreign exchange and currency risks that could adversely affect its operations, and the Company’s ability to mitigate its foreign exchange risk through hedging transactions may be limited.

The Company expects that it will derive between 15% and 20% of its revenues in currencies other than the United States dollar; however, a substantial portion of the Company’s operating expenses are incurred in United States dollars. Fluctuations in the exchange rate between the U.S. dollar, the Real (Brazil) and other currencies may have a material adverse effect on the Company’s business, financial condition and operating results. The Company’s consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States dollars and from the translation of foreign-currency-denominated balance sheet accounts into United States dollar-denominated balance sheet accounts. The Company is exposed to currency exchange rate fluctuations because portions of its revenue and expenses are denominated in currencies other than the United States dollar, particularly the Real. In particular, uncertainty regarding economic conditions in Brazil pose risk to the stability of the Real. Exchange rate fluctuations could adversely affect the Company’s operating results and cash flows and the value of its assets outside of United States. If a foreign currency is devalued in a jurisdiction in which the Company is paid in such currency, then the Company’s customers may be required to pay higher amounts for the Company’s products or services, which they may be unable or unwilling to pay.

While the Company may enter into forward currency swaps and other derivative instruments intended to mitigate the foreign currency exchange risk, there can be no assurance the Company will do so or that any instruments that the Company enters into will successfully mitigate such risk. If the Company enters into foreign currency forward or other hedging contracts, the Company would be subject to the risk that a counterparty to one or more of these contracts defaults on its performance under the contracts. During an economic downturn, a counterparty’s financial condition may deteriorate rapidly and with little notice, and the Company may be unable to take action to protect its exposure. In the event of a counterparty default, the Company could lose the benefit of its hedging contract, which may harm its business and financial condition. In the event that one or more of the Company’s counterparties becomes insolvent or files for bankruptcy, its ability to eventually recover any benefit lost as a result of that counterparty’s default may be limited by the liquidity of the counterparty. The Company expects that it will not be able to hedge all of its exposure to any particular foreign currency, and it may not hedge its exposure at all with respect to certain foreign currencies. Changes in exchange rates and the Company’s limited ability or inability to successfully hedge exchange rate risk could have an adverse impact on the Company’s liquidity and results of operations.

We may be unable to obtain licenses in new jurisdictions where our customers operate.

We are subject to regulation in any jurisdiction where our customers access our website. To expand into any such jurisdiction we may need to be licensed, or obtain approvals of our products or services. If we do not receive, or receive a revocation of a license in a particular jurisdiction for our products or services, we would not be able to sell or place our products or services in that jurisdiction. Any such outcome could materially and adversely affect our results of operations and any growth plans for our business.

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Privacy concerns could result in regulatory changes and impose additional costs and liabilities on the Company, limit its use of information, and adversely affect its business.

Personal privacy has become a significant issue in the United States, Brazil, Europe, and many other countries in which the Company currently operates and may operate in the future. Many federal, state, and foreign legislatures and government agencies have imposed or are considering imposing restrictions and requirements about the collection, use, and disclosure of personal information obtained from individuals. Changes to laws or regulations affecting privacy could impose additional costs and liability on the Company and could limit its use of such information to add value for customers. If the Company were required to change its business activities or revise or eliminate services, or to implement burdensome compliance measures, its business and results of operations could be harmed. In addition, the Company may be subject to fines, penalties, and potential litigation if it fails to comply with applicable privacy regulations, any of which could adversely affect the Company’s business, liquidity and results of operation.

The Company’s results of operations could be affected by natural events in the locations in which it operates or where its customers or suppliers operate.

The Company, its customers, and its suppliers have operations in locations subject to natural occurrences such as severe weather and other geological events, including hurricanes, earthquakes, or flood that could disrupt operations. Any serious disruption at any of the Company’s facilities or the facilities of its customers or suppliers due to a natural disaster could have a material adverse effect on the Company’s revenues and increase its costs and expenses. If there is a natural disaster or other serious disruption at any of the Company’s facilities, it could impair its ability to adequately supply its customers, cause a significant disruption to its operations, cause the Company to incur significant costs to relocate or re-establish these functions and negatively impact its operating results. While the Company intends to seek insurance against certain business interruption risks, such insurance may not adequately compensate the Company for any losses incurred as a result of natural or other disasters. In addition, any natural disaster that results in a prolonged disruption to the operations of the Company’s customers or suppliers may adversely affect its business, results of operations or financial condition.

Risks Related to Regulation

The Company is subject to various laws relating to trade, export controls, and foreign corrupt practices, the violation of which could adversely affect its operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business. Changes in trade sanctions laws may restrict the Company’s business practices, including cessation of business activities in sanctioned countries or with sanctioned entities.

Violations of these laws and regulations could result in significant fines, criminal sanctions against the Company, its officers or its employees, requirements to obtain export licenses, disgorgement of profits, cessation of business activities in sanctioned countries, prohibitions on the conduct of its business and its inability to market and sell the Company’s products or services in one or more countries. Additionally, any such violations could materially damage the Company’s reputation, brand, international expansion efforts, ability to attract and retain employees and the Company’s business, prospects, operating results and financial condition.

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Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for Esports’ products and services.

The Company may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the internet. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet, decrease the demand for esports’ products and services, increase esports’ cost of doing business or could otherwise have a material adverse effect on esports’ business, revenues, operating results and financial condition.

Risk Factors Relating to Our Securities and Capital Structure

We have not paid dividends on our Common Stock in the past and do not expect to pay dividends on our Common Stock in the future. Any return on investment in our common stock may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock would depend on earnings, financial condition, and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends on our Common Stock, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock and/or warrants.

Our Common Stock and Public Warrants are quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTC Markets”). Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq Capital Market or a stock exchange like the NYSE American. These factors may result in investors having difficulty reselling any shares of our common stock.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our Common Stock and Public Warrants have been volatile in the past and the market price of our Common Stock and Public Warrants and Private Placement Warrants are likely to be highly volatile in the future. You may not be able to resell shares of our Common Stock and/or Private Placement Warrants following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

        ●    actual or anticipated fluctuations in our operating results;

        ●    we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

        ●    overall stock market fluctuations;

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        ●    announcements concerning our business or those of our competitors;

        ●    actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

        ●    conditions or trends in the industry;

        ●    litigation;

        ●    changes in market valuations of other similar companies;

        ●    future sales of common stock;

        ●    departure of key personnel or failure to hire key personnel; and

        ●    general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our Common Stock and/or Private Placement Warrants. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock and/or Private Placement Warrants, regardless of our actual operating performance.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our common stock has in the past been a “penny stock” under SEC rules, and our warrants may be subject to the “penny stock” rules. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we successfully list our common stock and our warrants on a national stock exchange, or maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

        ●      If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

        ●      If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

However, investors who have signed arbitration agreements may have to pursue their claims through arbitration.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our Private Placement Warrants and may affect your ability to resell our common stock and our Private Placement Warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our Private Placement Warrants will not be classified as a “penny stock” in the future.

A sale of a substantial number of shares of our Common Stock may cause the price of the Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could fall. These sales also may make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. This risk is significant because of concentrated positions of our Common Stock held by a small group of investors.

Because certain of our stockholders control a significant number of shares of our Common Stock, they may have effective control over actions requiring stockholder approval.

Our directors, executive officers and principal stockholders, and their respective affiliates, beneficially own approximately 59.2% of our outstanding shares of Common Stock. Accordingly, our executive officers, directors and principal stockholders, and their respective affiliates, will have significant influence on the ability to control the Company and the outcome of issues submitted to our stockholders.

If the benefits of any proposed acquisition of do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of any proposed acquisition of do not meet the expectations of investors or securities analysts, the market price of our Common Stock prior to the closing of the proposed acquisition may decline. The market values of our Common Stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

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●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until year-end 2017. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the end of the fiscal year for which our second annual report is due or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the Financial Industry Regulatory Agency, the SEC or other regulatory authorities, which could require additional financial and management resources.

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Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of stockholder meetings;

●	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

In the event that our common stock price does not exceed the exercise price of the Private Placement Warrants during the period when the Private Placement Warrants are exercisable, the Private Placement Warrants may not have any value.

The warrants will be immediately exercisable and expire on the fifth anniversary of the date of issuance. The Private Placement Warrants will have an initial exercise price per share equal to $69.00 ($11.50 pre-reverse split). In the event that our common stock price does not exceed the exercise price of the Private Placement Warrants during the period when the Private Placement Warrants are exercisable, the Private Placement Warrants may not have any value.

There is no established trading market for the Private Placement Warrants to be sold in this offering, and the market for the Private Placement Warrants may be highly volatile or may decline regardless of our operating performance. We do not intend to list the Private Placement Warrants, nor do we expect the Private Placement Warrants to be quoted, on any securities exchange.

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There must be a current registration statement in order for you to exercise the Private Placement Warrants.

Holders of Private Placement Warrants will be able to exercise the Private Placement Warrants only if a current registration statement relating to the common stock underlying the Private Placement Warrants is then in effect. Although we will attempt to maintain the effectiveness of a current registration statement covering the common stock underlying the Private Placement Warrants, there can be no assurance that we will be able to do so. If the registration statement covering the shares issuable upon exercise of the Private Placement Warrants is no longer effective, the Private Placement Warrants may only be exercised on a “cashless” basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144 of the Securities Act of 1933, as amended.

Holders of our Private Placement Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Private Placement Warrants, you will have no rights with respect to our common stock. Upon exercise of your Private Placement Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $66,757,250 from the exercise of Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of May 31, 2020 on an actual basis.

This table should be read in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

As of May 31, 2020
Actual

Total current assets	$309,236
Stockholders’ equity:
Preferred stock - $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding on an actual basis	-
Common stock - $0.0001 par value; 20,000,000 shares authorized; 7,003,975 shares issued and outstanding on an actual basis (1)	799
Additional paid-in capital	11,131,404
Accumulated deficit	(6,195,044)
Total stockholders’ equity	4,915,672
Total capitalization	$5,620,506

(1)	On August 17, 2020, we filed a Certificate of Amendment to increase the authorized shares of common stock from 20,000,000 to 36,000,000. Accordingly, our authorized capital stock currently consists of (i) 6,000,000 (36,000,000 pre-reverse split) shares of common stock, and (ii) 1,000,000 shares of preferred stock.

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DETERMINATION OF OFFERING PRICE

Resale of Common Stock by Selling Securityholders

Our Common Stock is quoted on the OTCQB under the symbol “WINR.” The shares registered for resale in this prospectus being offered by the Selling Securityholders will be sold at a fixed price of $18.00 ($3.00 pre-reverse split) for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Securityholders.

Resale of Private Placement Warrants by Selling Securityholders

Our Public Warrants are quoted on the OTCQB under the symbol “WINRW.” The actual offering price by the Selling Securityholders of the Private Placement Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled “Plan of Distribution.” The exercise price of the Private Placement Warrants as well as the Public Warrants is established based on the terms of the Warrant Agreement and bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

Issuance of Shares of Common Stock Underlying Warrants

The price of the shares of Common Stock underlying the Warrants registered hereby is determined by reference to the exercise price of the Warrants, such that each (i) Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share and (ii) 2019 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $24.00 ($4.00 pre-reverse split) per share.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbol “WINR.” Our warrants issued in connection with our initial public offering in August 2017 are currently listed on OTCQB under the symbol “WINRW.” The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information.

On October 9, 2017, our common stock and warrants commenced public trading on the NASDAQ Capital Market under the symbols “IAM” and “IAMXW”, respectively. On November 20, 2018, we changed the symbols of our common stock and warrants to “SMSH” and “SMSHW”, respectively, in conjunction with our name change from “I-AM Capital Acquisition Company” to “Smaaash Entertainment, Inc.” On January 10, 2019, we changed the symbols of our common stock and warrants to “WINR” and “WINRW”, respectively, in conjunction with our name change from “Smaaash Entertainment, Inc.” to “Simplicity Esports and Gaming Company.” However, on January 25, 2019, the NASDAQ suspended our common stock and warrants from trading on the NASDAQ Capital Market and the OTCQB commenced the quotation of our common stock and warrants. On April 2, 2019, the NASDAQ Capital Market filed a Form 25 for our common stock and warrants, which became effective ten days thereafter.

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On September 28, 2020, we filed with the SEC a pre-effective amendment to a registration statement on Form S-1 in connection with our offering of units, each of which consists of one share of our common stock and one warrant to purchase one share of our common stock, and shares of common stock issuable from time to time upon exercise of the warrants. In connection with the unit offering, we have applied to list our common stock and warrants forming a part of the units on The Nasdaq Capital Market (“Nasdaq Capital Market”). There is no assurance that our listing application will be approved by the Nasdaq Capital Market. The approval of our listing on the Nasdaq Capital Market is a condition of closing the unit offering.

The following table includes the high and low bids for our common stock and warrants issued in connection with our initial public offering (“IPO”)in August 2017 for the periods presented, since the consummation of our IPO on August 22, 2017. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Common Stock

	Pre-Reverse (1)
	High		Low
Fiscal Year 2021
September 1 to October 2, 2020		$1.68		$0.835
June 1 to August 31, 2020		$2.33		$0.805

Fiscal Year 2020
March 1 to May 31, 2020		$1.72		$0.67
December 1, 2019 to February 29, 2020		$1.69		$0.80
September 1 to November 30, 2019		$2.69		$1.50
June 1 to August 31, 2019		$2.46		$1.32

Fiscal Year 2019
March 1 to May 30, 2019		$2.20		$0.56
December 1, 2018 to February 28, 2019		$6.62		$1.23
September 1 to November 30, 2018		$11.05		$3.15
June 1 to August 31, 2018		$11.05		$9.86

Fiscal Year 2018
March 1 to May 31, 2018		$10.52		$9.90
December 1, 2017 to February 28, 2018		$10.02		$9.80
September 1 to November 30, 2017		$9.98		$9.80
August 16 to August 31, 2017 (2)	$	N/A	$	N/A

(1)	Our common stock began separate trading on NASDAQ on October 9, 2017.

(2)	Our common stock did not trade separately from the Public Units until October 9, 2017.

On October 2, 2020, the last reported sale price for our common stock on the OTCQB was $1.60 per share.

The volume of shares of common stock traded on the OTCQB was insignificant and therefore, does not represent a reliable indication of the fair market value of these shares.

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Warrants

	Pre-Reverse (1)
	High		Low
Fiscal Year 2021
September 1 to October 2, 2020		$0.25		$0.17
June 1 to August 31, 2020		$0.39		$0.17

Fiscal Year 2020
March 1 to May 31, 2020		$0.39		$0.08
December 1, 2019 to February 29, 2020		$0.45		$0.11
September 1 to November 30, 2019		$0.66		$0.16
June 1 to August 31, 2019		$0.58		$0.25

Fiscal Year 2019
March 1 to May 30, 2019		$0.49		$0.04
December 1, 2018 to February 28, 2019		$0.52		$0.06
September 1 to November 30, 2018		$0.46		$0.17
June 1 to August 31, 2018		$0.50		$0.20

Fiscal Year 2018
March 1 to May 31, 2018		$0.50		$0.34
December 1, 2017 to February 28, 2018		$0.60		$0.21
September 1 to November 30, 2017		$0.34		$0.26
August 16 to August 31, 2017 (2)	$	N/A	$	N/A

(1)	Our warrants began separate trading on NASDAQ on October 9, 2017.

(2)	Our warrants did not trade separately from the Public Units until October 9, 2017.

On October 2, 2020, the last reported sale price for our warrants on the OTCQB was $0.225 per share.

The volume of warrants traded on the OTCQB was insignificant and therefore, does not represent a reliable indication of the fair market value of these warrants.

Holders of Common Stock

As of October 5, 2020, there were approximately 125 record holders of our common stock and 60 record holders of our warrants. The number of record holders does not include beneficial owners of common stock and warrants whose shares and warrants are held in the names of banks, brokers, nominees or other fiduciaries.

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Historical Common Equity Transactions

The following is a summary of transactions by us since our inception on April 17, 2017 involving registered and unregistered issuances and redemption of our common equity securities.

On May 31, 2017, we issued 239,584 (1,437,500 pre-reverse split) Founder Shares to I-AM Capital Partners LLC (“Sponsor”) in exchange for a capital contribution of $25,000. Upon the partial exercise of the underwriters’ over-allotment option on September 13, 2017, 22,917 (137,500 pre-reverse split) Founder Shares were forfeited by the Sponsor, for a balance of 216,667 (1,300,000 pre-reverse split) Founder Shares held by our Sponsor. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. No underwriting discounts or commissions were paid with respect to such sales.

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On August 22, 2017, we sold 5,000,000 units at a purchase price of $10.00 per unit in our IPO of public units (“Public Units”), generating gross proceeds of $50.0 million. Each Public Unit consisted of one share of our Common Stock (“Public Shares”), one right to receive one-tenth of one share our Common Stock upon consummation of an initial business combination (“Public Right”), and one redeemable warrant (“Public Warrants”). Each warrant entitled the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment.

On August 22, 2017, simultaneously with the consummation of the IPO and the sale of the Public Units, we consummated the private placement of 254,500 units (“Private Placement Units”) at a price of $10.00 per unit, generating total gross proceeds of $2,545,000. Each unit consisted of (i) one share of Common Stock, (ii) one right receive one-tenth (1/10) of one share of Common Stock upon the consummation of an initial business combination (“Private Placement Rights”), and (iii) one 5-year warrant to purchase one share of Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share. The Private Placement Units, which were purchased by the Sponsor, are identical to the Public Units, except the Private Placement Warrants underlying the Private Placement Units are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its affiliates or designees. If the Private Placement Units are held by someone other than the initial holder, or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by such holders on the same basis as the Public Warrants. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On August 22, 2017, we issued 8,334 (50,000 pre-reverse split) shares of Common Stock to Maxim Group LLC (“Maxim”) in connection with its services as underwriter for the IPO. Such shares of Common Stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Contained in the underwriting agreement for the IPO was an over-allotment option allowing the underwriters to purchase from the Company up to an additional 125,000 (750,000 pre-reverse split) Public Units (the “Over-Allotment Units”) and, in addition, the Company received a commitment from the Sponsor to purchase up to an additional 26,250 Private Placement Units. On September 13, 2017, the underwriters partially exercised their option and purchased 200,000 Over-Allotment Units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $2,000,000.

On September 13, 2017, simultaneously with the underwriter’s partial exercise of the over-allotment option, we consummated the sale of an additional 1,167 (7,000 pre-reverse split) Private Placement Units, generating gross proceeds of $70,000. The issuance of additional Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On September 13, 2017, we issued Maxim an additional 334 (2,000 pre-reverse split) shares of our Common Stock upon partial exercise of the over-allotment. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

At the Special Meeting on November 20, 2018, holders of 741,377 (4,448,260 pre-reverse split) Public Shares exercised their right to redeem those shares for cash at a price of $61.3124178 ($10.2187363 pre-reverse split) per share, for an aggregate of approximately $45,455,596.

On November 20, 2018, we issued 333,334 (2,000,000 pre-reverse split) shares of our Common Stock to AHA Holdings Private Limited as an upfront portion of the newly issued shares of our Common Stock to be exchanged for all of the ownership interest in Smaaash Private within 6 months after the closing of the Business Combination. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 20, 2018, we issued 34,667 (208,000 pre-reverse split) shares of Common Stock to Chardan Capital Markets, LLC (“Chardan”) in consideration of services rendered. These shares were issued in reliance on Section 4(a)(2) of the Securities Act. The shares issued to Chardan are subject to the same lock-up and will have the same registration rights as the shares of the Company held by the Sponsor.

On November 20, 2018, we issued 86,667 (520,000 pre-reverse split) shares of Common Stock upon conversion of the Public Rights.

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On November 20, 2018, upon the consummation of the transaction (“Business Combination”) with Smaaash Entertainment Private Limited (“Smaaash Private”), we issued 4,359 (26,150 pre-reverse split) shares of Common Stock underlying the Private Placement Rights to the holders of the Private Placement Rights. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

In connection with the closing of the Acquisition of Simplicity Esports LLC, we issued 50,000 (300,000 pre-reverse split), 116,667 (700,000 pre-reverse split), and 333,334 (2,000,000 pre-reverse split) shares of Common Stock, respectively, to the Simplicity Owners on January 4, 2019, January 7, 2019, and March 27, 2019 in exchange for all of the issued and outstanding equity interest of Simplicity Esports LLC held by Simplicity Owners. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 4, 2019, upon the closing of the Acquisition of Simplicity Esports LLC, the Series A-1 Note in the amount of $500,000 and held by Maxim automatically converted into 32,275 (193,648 pre-reverse split) shares of Common Stock. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

During the period from March 1, 2019 through July 1, 2019, we sold an aggregate of 987,500 units at a purchase price of $2.00 per unit to 12 accredited investors in exchange for receipt of $1,975,000. Each unit consisted of (i) one share of Common Stock, and (ii) a 5-year warrant to purchase one share of Common Stock at a purchase price of $24.00 ($4.00 pre-reverse split). We sold the units in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Jed Kaplan, our Chief Executive Officer and interim Chief Financial Officer and a member of our board of directors, 20,000 (120,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine-month period. As of October 5, 2020, all of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Roman Franklin, our President and a member of our board of directors, 6,000 (36,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine-month period. As of October 5, 2020, all of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Steve Grossman, President of Simplicity Esports, LLC, a wholly owned subsidiary of our Company at such time, 4,000 (24,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine-month period. As of October 5, 2020, all of such shares have vested.

Each of the Restricted Stock Awards was entered into in connection with entry into employment agreements with each of Messrs. Kaplan, Franklin and Grossman on December 31, 2018. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 31, 2019, we issued 16,667 (100,000 pre-reverse split) shares of Common Stock to Polar in exchange for Polar Asset Management Partners Inc.’s (“Polar”) forgiveness of $143,476 owed by us to Polar under that that certain Debt Conversion Agreement entered into in May 2019 between Polar and us. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 30, 2019, in connection with the acquisition of a 100% interest in PLAYlive Nation, Inc. (“PLAYlive”) by way of merger, the Company issued 125,000 (750,000 pre-reverse split) shares of the Company’s common stock in exchange for 100% of the issued and outstanding common stock from the owners of PLAYlive. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Jed Kaplan, our Chief Executive Officer and Interim Chief Financial Officer and a member of our board of directors, of 1,667 (70,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Roman Franklin, our President and a member of our board of directors, of 3,500 (21,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Steven Grossman, our Corporate Secretary, of 2,334 (14,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 11, 2020, in connection with the execution of the Common Stock Purchase Agreement with Triton Funds, LP, the Company issued 834 (5,000 pre-reverse split) shares of the Company’s common stock to Triton Funds, LP as a donation. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 9, 2020, the Company delivered a Purchase Notice to Triton Funds, LP (“Triton”) pursuant to the terms of the Common Stock Purchase Agreement requiring Triton to acquire 20,834 (125,000 pre-reverse split) shares of common stock, which resulted in $87,700 in proceeds to the Company. Pursuant to the terms of the Common Stock Purchase Agreement, on April 9, 2020, the Company instructed the transfer agent to issue 20,834 (125,000 pre-reverse split) shares of common stock to a custodial account of Triton Funds, LP. These shares were issued in reliance on Section 4(a)(2) of the Securities Act. Unfortunately, the transfer agent erroneously transferred the entire 120.834 (725,000 pre-reverse split) shares of common stock under the Equity Line to the custodial account of Triton, resulting in an over-issuance of 100,000 (600,000 pre-reverse split) shares to Triton. The Company notified Triton of this error and that the Company terminated the Common Stock Purchase Agreement with Triton. As of October 5, 2020, the Company is currently awaiting the return of the shares issued in error from Triton to the treasury so such shares will no longer be issued and outstanding. In order to effectuate the return of the shares, the Company’s transfer agent is requiring a medallion guaranteed stock power from Triton. Triton is cooperating and is currently seeking a medallion guaranteed stock power to facilitate the cancellation of such shares.

On May 4, 2020, pursuant to the terms of that certain 10% Fixed Convertible Promissory Note dated April 29, 2020 in the principal amount of $152,500 issued by the Company in favor of Harbor Gates Capital, LLC, the Company issued 10,000 shares of the Company’s common stock to Harbor Gates Capital, LLC as additional consideration for the purchase of such note. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 7, 2020, we authorized the sale of 3,969 (23,809 pre-reverse split) shares of our restricted Common Stock, at a price of $1.05 per share, to William H. Herrmann, Jr. a member of our board of directors, for an aggregate purchase price of $25,000. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 4, 2020, we authorized the issuance of 14,318 (85,905 pre-reverse split) shares of common stock in connection with the conversion of $100,000 in principal of a convertible note issued in favor of Maxim Group LLC, the Representative. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 15, 2020, we issued 4,167 (25,000 pre-reverse split) shares of common stock in satisfaction of an outstanding balance owed to a vendor. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 18, 2020, pursuant to the terms of that certain Securities Purchase Agreement between the Company and an accredited investor, pursuant to which the Company issued a 12% self-amortization promissory note in the principal amount of $550,000, the Company agreed to issue 9,167 (55,000 pre-reverse split) shares of the Company’s common stock to such accredited investor as additional consideration for the purchase of such note. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 29, 2020, the Company acquired the assets of one its franchisee owned esports gaming centers located on the Fort Bliss U.S. Military base in El Paso, TX. In connection with the acquisition the Company authorized the issuance of 25,000 (150,000 pre-reverse split) restricted shares. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On July 29, 2020, the Board approved the grant of 55,834 (335,000 pre-reverse split) shares of common stock to Jed Kaplan, our Chief Executive Officer and Interim Chief Financial Officer and a member of our board of directors. Of these shares, (i) 41,667 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Kaplan to the Company during the 2020 fiscal year, (ii) 11,667 (70,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Kaplan 2018 Agreement (as hereinafter defined), and (iii) 2,500 (15,000 pre-reverse split) shares of common stock related to grants made pursuant to the Kaplan 2020 Agreement (as hereinafter defined). The Kaplan 2018 Agreement provided for the grant to Mr. Kaplan of 1,667 (10,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of 70,000 shares of common stock that should have been granted for the months of January 2020 through July 2020. The Kaplan 2020 Agreement provides for the grant to Mr. Kaplan of 2,500 (15,000 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 55,834 (335,000 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, the Board also approved the grant of 46,417 (278,500 pre-reverse split) shares of common stock to Roman Franklin, our President and a member of our board of directors. Of these shares, (i) 41,667 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Franklin to the Company during the 2020 fiscal year, (ii) 3,500 (21,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Franklin 2018 Agreement (as hereinafter defined), and (iii) 1,250 (7,500 pre-reverse split) shares of common stock related to grants made pursuant to the Franklin 2020 Agreement (as hereinafter defined). The Franklin 2018 Agreement provided for the grant to Mr. Franklin of 500 (3,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of 3,500 (21,000 pre-reverse split) shares of common stock that should have been granted for the months of January 2020 through July 2020. The Franklin 2020 Agreement provides for the grant to Mr. Franklin of 1,042 (6,250 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 46,417 (278,500 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, we authorized the grant of an aggregate of 32,000 (192,000 pre-reverse split) shares of common stock to an employee and the members of the Board of Directors of the Company. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 31, 2020, we entered into a marketing agreement whereby we agreed to issue 4,630 (27,778 pre-reverse split) shares of common stock. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On August 7, 2020, pursuant to the terms of that certain Securities Purchase Agreement between the Company and an accredited investor pursuant to which we issued a 12% self-amortization promissory note in the principal amount of $333,333, the Company authorized the grant of 5,556 (33,333 pre-reverse split) shares of common stock. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On September 16, 2020, we authorized the grant of 17,612 (105,670 pre-reverse split) shares of common stock to employees and consultants. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

Nasdaq Delisting

On December 10, 2018, the Company received a written notice (the “Notice”) from the Listing Qualifications Division of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has not complied with the requirements of IM-5101-2 of the listing rules of Nasdaq (the “Listing Rules”).

The Notice stated that after its Business Combination, the Company had not demonstrated that its common stock met Listing Rule 5505(b)(1) that requires a market value of publicly held shares of at least $15 million. Additionally, the Company has not provided evidence that its common stock has at least 300 round lot holders as required by Listing Rule 5505(a)(3) and that its public warrant has at least 400 round lot holders as required by Listing Rule 5515(a)(4). Finally, the Company does not comply with Listing Rule 5515(a)(2) which requires that for initial listing of a warrant the underlying security must be listed on Nasdaq.

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On January 7, 2019, the Company received a second written notice from Nasdaq informing it that the Company failed to comply with Listing Rule 5250(e)(2) which requires companies listed on Nasdaq to timely file notification forms for the Listing of Additional Shares (the “LAS Notification”).

The Company was required to submit the LAS Notification 15 days prior to the issuance of the securities, however, the Company filed the LAS Notification for the issuance of the Series A-1 Note and Series A-2 Note and for the share exchange under our Share Exchange Agreement after such 15-day periods. Nasdaq notified the Company that each of these matters serves as an additional and separate basis for delisting the Company’s securities and that the review panel will consider these matters in rendering a determination regarding the Company’s continued listing on Nasdaq.

The Company’s management decided that moving from Nasdaq to the OTCQB was more appropriate for the Company at that time, while the Company built out its planned network of retail esports centers.

On April 1, 2019, the Company was notified by Nasdaq that it would delist the Company’s common stock and public warrants. The Company’s common stock and public warrants were previously suspended from trading on Nasdaq, effective January 25, 2019.

On April 2, 2019, Nasdaq filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the Exchange Act on Form 25 with the SEC relating to the Company’s common stock and public warrants. As a result, the Company’s common stock and public warrants were delisted from Nasdaq effective April 2, 2019.

The Company’s common stock and public warrants currently are quoted on the OTCQB under the symbols “WINR” and “WINRW,” respectively.

DESCRIPTION OF BUSINESS

Unless the context otherwise requires, “we,” “us,” “our,” or “the Company” refers to (i) “Simplicity Esports and Gaming Company” after the consummation of the acquisition of Simplicity Esports, LLC , (ii) “Smaaash Entertainment Inc.” before the consummation of the Acquisition of Simplicity Esports, LLC but after the closing of the Transactions with Smaaash Entertainment Private Limited, and (iii) I-AM Capital Acquisition Company prior to the closing of the Transactions with Smaaash Entertainment Private Limited. “Simplicity Esports LLC” means our wholly-owned subsidiary Simplicity Esports, LLC, a Florida limited liability company, and its consolidated subsidiaries. “PLAYlive” means our wholly-owned subsidiary PLAYlive Nation, Inc., a Delaware corporation, and its consolidated subsidiaries. “Simplicity One” means our 76% owned subsidiary Simplicity One Brasil Ltda, a Brazilian limited liability company and its consolidated subsidiaries. “Smaaash Private” means Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, and its consolidated subsidiaries.

Industry Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. As of October 5, 2020, the three largest selling esports games are Dota 2®, League of Legends® (both multiplayer online battle arena games) and Counter Strike: Global Offensive® (a first-person shooter game). Other popular games include SMITE®, StarCraft II®, Call of Duty®¸ Heroes of the Storm®, Hearthstone® and Fortnite®. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation®, Microsoft Xbox® and WII Nintendo® systems.

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Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers, which regularly exceed 1,000,000 viewers for major tournaments. According to Business Insider, over 100 million viewers saw the 2019 League of Legends® World Championships in person and online. CNBC reported in April 2019 that League of Legends® World Championships attract more viewers than the Super Bowl. Much like how there is a worldwide gaming market for the sports industry, there has now developed a worldwide gaming market for the esports industry. The impact has been so significant that many video game developers are now building features into their games designed to facilitate competition.

According to Newzoo, a global leader in esports, games and mobile intelligence, the total global esports audience was expected to reach 495 million in 2019, with an anticipated 27.5 million American gamers. In addition, according to Newzoo, esports produced $909 million in 2018 revenue and is projected to reach $1.1 billion in 2019. Esports enthusiasts, which are people who watch professional esports content at least once a month, made up 201.2 million of the 2018 total, up from 143.2 million in 2017. With a compound annual growth rate (“CAGR”) (2017-2022) of +15.7%, this number is expected to reach almost 297 million in 2022. The global average revenue per esports enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. According to Newtech Mag, China and the U.S. have the largest populations of esports fans, with Brazil ranking first in Latin America, and third globally, with 20 million fans. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. We believe the rise of new franchises, such as Player Unknown’s Battlegrounds® or PubG®, is an important global growth factor as the influx of millennials should continue to drive the growth of the esports industry’s audience and in turn, the esports gaming industry.

In 2018, there were 737 major esports events that generated an estimated $54.7 million in ticket revenues. The total prize money of all esports events held in 2018 reached $150.8 million, after breaking the $100 million mark for the first time in 2017. The League of Legends® World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch® League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

Business Overview

We are a global esports organization, with an established brand, that is capitalizing on the growth in esports through three business units, Simplicity One Brasil Ltda (“Simplicity One”), Simplicity Esports, LLC (“Simplicity Esports LLC”) and PLAYlive Nation, Inc. (“PLAYlive”).

Our Esports Teams

We own and manage numerous professional esports teams domestically and internationally. Revenue is generated from prize winnings, corporate sponsorships, advertising, league subsidy payments and potential league revenue sharing payments from the publishers of video games.

Domestic Esports Teams – Simplicity Esports LLC

Through our wholly owned subsidiary Simplicity Esports LLC, we own and manage numerous professional esports teams competing in games such as Overwatch, Apex Legends, PUBG and more. We are committed to growing and enhancing the esports industry, fostering the development of amateurs to compete professionally and signing established professional gamers to support their paths to greater success.

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International Esports Team - Simplicity One Brasil

Since January 2020, through our 76% owned subsidiary Simplicity One Brasil, we manage Flamengo eSports, one of the leading Brazilian League of Legends® teams. Flamengo eSports was established in 2017 as the Esports division of Clube de Regatas do Flamengo, a successful Brazilian sports organization, with over 30 million followers across social media accounts, known for its world-famous soccer team. Flamengo eSports’ League of Legends® team won the CBLoL Championship in September 2019, which qualified the team to compete at the 2019 League of Legends® World Championship in Europe as one of 24 teams from 13 different regions around the world. With cost cutting steps taken during April 2020, and anticipated additional sponsorship revenue, this business unit is expected to be cash flow positive by January 2021. We recently entered into a binding letter of intent with our existing sponsor, Redragon, pursuant to which Redragon would acquire a 7.5% equity stake in Simplicity One Brasil at a valuation exceeding $6.9 million.

Online Tournaments

In response to demand from customers for online esports tournaments which was in all likelihood triggered by the social distancing protocols attendant to the COVID-19 pandemic, we recently introduced a new initiative of online esports tournaments. Since March 2020, through our wholly owned subsidiary Simplicity Esports LLC, we have been holding weekly online esports tournaments.in the United States. In addition, we have commenced promoting these weekly online tournaments via text messages to our database of over 400,000 paying esports gaming center customers, which we acquired in our acquisition of PLAYlive. If we can convert merely 1% of these existing customers from the PLAYlive database to play in our paid online tournaments, we anticipate this business unit may generate approximately $1 million in annual revenues. At a 5% conversion rate, this business segment may generate approximately $5 million in annual revenue. Management also intends to sell sponsorship and marketing activations for these online tournaments which would create additional revenue. We also announced our initiative to begin to offering play at home online tournaments in Brazil in June 2020.

Our Gaming Centers

We own and operate corporate and franchise esports gaming centers, through our wholly owned subsidiaries Simplicity Esports LLC and PLAYlive, throughout the U.S. giving casual gamers the opportunity to play in a social setting with other members of the gaming community. In addition, aspiring and established professional gamers have an opportunity to compete in local and national esports tournaments held in our gaming centers for prizes, notoriety, and potential contracts to play for one of our professional esports teams. In this business unit, revenue is generated from franchise royalties, the sale of game time, memberships, tournament entry fees, birthday party events, corporate party events, concessions and gaming-related merchandise.

Our business plan encompasses a brick and click physical and digital approach to further recognize revenue from all verticals, which we believe to be unique in the industry. The physical centers, together with our esports teams, lifestyle brand and marketing campaigns offer opportunities for additional revenue via strategic partnerships with both endemic and non-endemic brands. Our ultimate goal is to further engage a diverse fan base with a 360-degree approach driving traffic to both our digital platform, tournaments (online and in-person) and physical real estate to maximize the monetization opportunities with these relationships. In addition, we have proprietary intellectual capital, fan engagement strategies and brand development blueprints which complement our publicly available information.

Optimally, the esports gaming centers of Simplicity Esports LLC (“Simplicity Esports Gaming Centers”) will measure between 1,200 and 2,000 square feet, with dozens of gaming stations. The Simplicity Esports Gaming Centers will feature cutting edge technology, futuristic aesthetic décor and dynamic high-speed gaming equipment. We believe our brick-and-click strategy will present attractive opportunities for sponsors and advertisers to connect with our audience, creating an intriguing monetization opportunity for sponsors and advertisers.

Creating content that engages fans, sponsors and developers, while promoting our brand is one of our primary goals. Our talented team will continue to produce unique in-depth content which showcases aspects of esports for fans. We seek to reach a broad demographic encompassing the casual, amateur and professional gaming community. Our philosophy is to enhance our footprint for both endemic and non-endemic partnerships. We believe we possess a deep perception of our markets and understand the new age of branding while maintaining authenticity to the gaming community that comprises our fan base.

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As a result of COVID-19 (discussed below), all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened three corporate and 20 franchised Simplicity Gaming Centers as of October 5, 2020. See “Risk Factors—Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.”

Corporate Gaming Centers

Simplicity Esports LLC has already opened and is operating four corporate-owned retail Simplicity Esports Gaming Centers. Our first Simplicity Esports Gaming Center was opened on May 3, 2019. Furthermore, we have engaged a national tenant representation real estate broker to assist in the strategic planning and negotiations for our future Simplicity Esports Gaming Center locations. We contemplate that new Simplicity Esports Gaming Centers will be funded by us as well as a combination of tenant improvement allowances from landlords and sponsorships. As announced in June 2020, we are in discussions with multiple commercial property owners regarding their desire to have us open 8,000 to 12,000 square foot MEGA centers at their properties. There are multiple locations available to us with a percentage of gross sales rent lease structure (as opposed to fixed rent payments), and construction funds offered by the landlord to assist with the build out and equipping of our planned MEGA centers. These MEGA centers are planned as hubs in our hub and spoke model that will see smaller corporate and franchisee owned gaming centers as spokes connected to MEGA centers as hubs for larger events and tournaments.

Franchised Gaming Centers

Due to interest from potential franchisees, we have launched a franchising program to accelerate the expansion of our planned nationwide footprint. We sell specific franchise territories, through our wholly owned subsidiary PLAYlive, and assist with the establishment and buildout of esports gaming centers to potential business owners that desire to use our branding, infrastructure and process to open and operate gaming centers. Franchise revenue is generated from the sale of franchise territories, supplying furniture, equipment and merchandise to the franchisees for buildout of their centers, a gross sales royalty fee and a national marketing fee. We license the use of our branding, assist in identifying and negotiating commercial locations, assist in overseeing the buildout and development, provide access to proprietary software for point of sale, inventory management, employee training and other HR functions. Franchisees also have an opportunity to participate in our national esports tournament events, and benefit from the growing profile of our professional esports teams. Once an esports gaming center is opened, we provide operational guidance, support and use of branding elements in exchange for a monthly royalty fee calculated as 6% of gross sales. On January 1, 2020 we implemented a national marketing fee of 1% of gross sales. To date, we have sold five (5) of these franchise territories.

The combination of the esports gaming centers, owned or franchised by our wholly owned subsidiaries Simplicity Esports LLC or PLAYlive, provides us with what we believe is the largest footprint of esports gaming centers in North America. Over the next 12 months, existing PLAYlive esports gaming centers will be rebranded to Simplicity Esports gaming centers. All newly opened franchise esports gaming centers will be branded as Simplicity Esports gaming centers and have numerous gaming PC’s. All gaming centers in our footprint will be participating venues in our national esports tournaments.

Franchise Roll Up Strategy

Due to the impact of COVID-19 and the resulting disruptions in the commercial real estate market, we have signed non-binding letters of intent with some of our existing franchisees to acquire their gaming centers. Closings are contingent upon our ability to secure acceptable lease modifications from the landlords of the applicable properties. If the acquisitions close, the consideration paid for each acquisition is contemplated to consist solely of restricted shares of common stock.

As part of this strategy, we acquired our first franchisee owned gaming center, located in El Paso, Texas, on June 29, 2020. The improved lease terms require monthly payments as a percentage of gross sales, resulting in the acquisition being EBITDA accretive upon the commencement of operations.

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Our Stream Team

The Simplicity Esports LLC and Flamengo Esports stream teams encompasses over 20 commentators (commonly known as “casters”), influencers and personalities who connect to a dedicated fan base. Our electric group of live personalities represent our organization to the fullest with their own unique style. We are proud to support and present a diverse group of gamers as we engage fans across a multiple of esports genres. Our Twitch affiliation has enabled our stream team influences to reach a broad fan base. Additionally, we have created several niches within the streaming community which has enabled us to engage fans within certain titles on a 24/7 basis. Our notoriety in the industry is evidenced by our audience that views millions of minutes of Simplicity Esports’ and Flamengo Esports’ content monthly, via various social media outlets including YouTube, Twitter and Twitch. Through Simplicity Esports LLC, we have begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry.

Material Acquisitions and Licensing

Acquisition of Simplicity Esports, LLC

On January 4, 2019, the Company consummated the transactions contemplated by that certain share exchange agreement, dated December 21, 2018 (as amended by Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018 and by Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, the “Share Exchange Agreement”) by and among the Company, Simplicity Esports, LLC, a Florida limited liability company (“Simplicity Esports LLC”), each of the equity holders of Simplicity Esports LLC (“Simplicity Owners”) and Jed Kaplan, in the capacity as the representative of the Simplicity Owners (the “Representative”). Pursuant to the Share Exchange Agreement the Simplicity Owners transferred all the issued and outstanding equity interests of Simplicity Esports LLC to the Company in exchange for an aggregate of 500,000 (3,000,000 pre-reverse split) shares of common stock of the Company (the “Simplicity Esports Acquisition”). As of January 4, 2019, upon the completion of the Simplicity Esports Acquisition, esports gaming became the primary business of the Company.

On January 4, 2019, the Simplicity Owners received an aggregate of 50,000 (300,000 pre-reverse split) shares of common stock at the closing of the Acquisition and an additional aggregate of 116,667 (700,000 pre-reverse split) shares of common stock on January 7, 2019. The Simplicity Owners were initially entitled to receive an additional 333,334 (2,000,000 pre-reverse split) shares upon the Company’s receipt of the approval of its stockholders to such issuance. This condition was removed as the stockholder approval was only necessary due to the Company’s stock being listed on Nasdaq. Upon completion of the Simplicity Esports LLC acquisition, the Company decided that moving off the Nasdaq was appropriate and the 333,334 (2,000,000 pre-reverse split) shares were issued to the Simplicity Owners on March 27, 2019.

In connection with the acquisition of Simplicity Esports LLC, on January 2, 2019, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate Amendment”) with the Delaware Secretary of State to change the Company’s name from “Smaaash Entertainment, Inc.” to “Simplicity Esports and Gaming Company”. In addition, the Company changed the ticker symbols of its common stock and public warrants to “WINR” and “WINRW,” respectively, and commenced trading of its common stock and public warrants under such new ticker symbols on the OTCQB on January 10, 2019.

Acquisition of PLAYlive

On July 30, 2019, we acquired a 100% interest in PLAYlive by way of merger pursuant to an Agreement and Plan of Merger, dated July 25, 2019, whereby we acquired 100% of the issued and outstanding common stock of PLAYlive from the selling stockholders (“PLAYlive Stockholders”) of PLAYlive in exchange for 125,000 (750,000 shares pre-reverse split) shares of our common stock. Following this merger, PLAYlive became our wholly owned subsidiary. On the closing date of this merger, each of the PLAYlive Stockholders entered into a one-year lock-up agreement with the Company and each of Duncan Wood, Jordan C. Jenson, and Alec T. Carpenter entered into an employment agreement with PLAYlive.

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Licensing of Flamengo Esports

Effective January 20, 2020, Simplicity One Brasil entered into an Exclusive Trademark and Symbol Use License Agreement, and Other Covenants (the “License Agreement”), dated November 5, 2019 with Clube de Regatas do Flamengo (one of the most successful Brazilian sports organizations, known for its world-famous soccer team), whereby Clube de Regatas do Flamengo agreed to exclusively license its intellectual property rights (“Flamengo IP Rights”) to Simplicity One Brasil (an entity which the Company and Team One E-Sports Ltda – ME owned a 90% and 10% equity interest in, respectively), authorizing Simplicity One Brasil to use the Flamengo IP Rights on a League of Legends team in esports as well as in other modalities in esports, which will be maintained and assembled by Simplicity One Brasil during the term of the Licensing Agreement. The Company has appointed Fred Tannure to act as Simplicity One Brasil’s General Manager. The License Agreement has a term of three years, beginning on January 1, 2020 and ending on December 31, 2022, and may be renewed by mutual written agreement by the parties. In exchange for the exclusive license, the Company shall pay Clube de Regatas do Flamengo an annual fee for the first, second and third year in the amount of $32,882 (Reais$170,000.00), $35,784 (Reais$185,000.00), and $38,685 (Reais$200,000.00), respectively, as well as the payment of royalties in the amount of 8% of the gross revenues (less taxes) of the eSports teams pursuant to the terms of the Licensing Agreement. If either party unilaterally terminates the Agreement or gives rise to certain termination grounds set forth in the Agreement, the terminating party will pay the other party a non-compensatory fine in the amount of approximately $23,870 (Reais $100,000) to indemnify the other party, without prejudice to any losses or damages that exceed such amount.

Flamengo Esports was established in 2017 as the Esports division of Clube de Regatas do Flamengo, a successful Brazilian sports organization, known for its world-famous soccer team. Flamengo Esports’ League of Legends® team won the CBLoL Championship in September 2019 and competed at the 2019 League of Legends® World Championship in Europe as one of 24 teams from 13 different regions around the world.

On April 1, 2020, the Company released multiple players and staff members from Simplicity One Brasil Ltd as part of a restructuring in an effort to make the Flamengo Esports project profitable. During the first quarter of the fiscal year ending May 31, 2021, the Company applied for ownership of a franchise spot in League of Legends Brazil (CBLoL). Management expects to receive approval for franchise ownership in October 2020.

In June 2020, while Simplicity One Brasil was preparing its initial application for purchasing from Riot Games a franchise in Campeonato Brasileiro de League of Legends, Simplicity One Brasil become aware that the 10%-ownership interest of Team One E-Sports Ltda (“Team One E-Sports”) in Simplicity One Brasil was in contravention of Riot Games’ policy that only one League of Legend esports team could be owned by an owner at one time because Team One had already submitted an application for purchasing a franchise for another League of Legend esports team. Accordingly, Simplicity One Brasil needed Team One E-Sports to divest itself of its 10%-equity interest in Simplicity One Brasil in order for Simplicity One Brasil to proceed with its franchise application. Therefore, on June 22, 2020, Mr. Kaplan entered into a Quota Purchase Agreement with Team One E-Sports, pursuant to which Mr. Kaplan acquired Team One Esports’ 10%-ownership equity interest for $45,000 in cash. In addition, the Company transferred a 2%-equity interest (an aggregate of 4%) to each of Laila De Braga Cavalcanti Loss and Frederico Tannure, who live in Brazil and run the operations of Simplicity One Brasil , in order to comply with Riot Games’ policy requiring local ownership in Brazil in order to apply for a franchise of a league of legends sports team. Furthermore, on June 22, 2020, Mr. Kaplan agreed to forgive the debt of the Kaplan Promissory Note with a principal balance of $90,000 in exchange for the Company assigning to Mr. Kaplan a 10% equity interest in Simplicity One Brasil. In light of the restructuring of the ownership interest in Simplicity One Brasil, as of October 5, 2020, the Company, Mr. Kaplan, Ms. Cavalcanti Loss, and Mr. Tannure own a 76%, 20%, 2% and 2% equity interest in Simplicity One Brasil.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

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Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened three corporate and 20 franchised Simplicity Gaming Centers as of October 5, 2020. Although our franchise agreements with franchisees of Simplicity Gaming Centers require a minimum monthly royalty payment to us from the franchisees regardless of whether the franchised Simplicity Gaming Centers are operating, there is a potential risk that franchisees of Simplicity Gaming Centers will default in their obligations to pay their minimum monthly royalty payment to us resulting in either an increase in accounts receivables or a bad debt expense where account receivables are no longer collectible due to franchisee’s inability to pay the minimum monthly royalty payments owed by the franchisee. We have not written off as bad debt any accounts receivables attributable to franchisee minimum monthly royalty payments owed during the COVID-19 pandemic. However, we have recorded an allowance for doubtful accounts of approximately $52,000, as our collection efforts are ongoing. We have experienced an increase in our account receivables by approximately $32,000 and $14,000 during the quarters ended May 31, 2020 and August 31, 2020, respectively. Notwithstanding it is unclear exactly how much of the increase in accounts receivables is attributable to the impact of COVID-19. For the months of July and August 2020, we have waived the minimum monthly royalty payment obligations for the months of July and August 2020 and are instead billing the franchisees a true-up of 6% of gross sales without a minimum.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date adversely impacted the Company’s business for the fiscal quarters ended May 31, 2020 and August 31, 2020 and will potentially continue to impact the Company’s business. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

Corporate History

Formation

We were initially a blank check company organized under the laws of the State of Delaware on April 17, 2017 under the name I-AM Capital Acquisition Company. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although we were not limited to a particular industry or geographic region for purposes of consummating a business combination, we focused on businesses with a connection to India. On November 20, 2018, we changed our name from I-AM Capital Acquisition Company to Smaaash Entertainment, Inc. On January 2, 2019, we changed our name from Smaaash Entertainment, Inc. to Simplicity Esports and Gaming Company.

Smaaash Entertainment Private Limited

Business Combination

On November 20, 2018, the Company and Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India (“Smaaash Private”), consummated the transactions (the “Transactions” or the “Business Combination”) contemplated by the share subscription agreement (as amended, the “Subscription Agreement”), following the approval at the special meeting of the stockholders of the Company held on November 9, 2018 (the “Special Meeting”).

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Pursuant to the Subscription Agreement, the purchase price of $150,000 was paid by the Company to Smaaash Private in exchange for 294,360 newly issued equity shares of Smaaash Private at the closing of the Transactions (the “Closing”), representing less than 1% of Smaaash Private at such time.

At the time of the Closing, AHA Holdings Private Limited (“AHA Holdings”) and Shripal Morakhia (together with AHA Holdings, the “Smaaash Founders”) agreed to transfer all of their ownership interest in Smaaash Private (the “Additional Smaaash Shares”) to the Company in exchange for newly issued shares of our Common Stock (the “Transferred Company Shares”). In furtherance of the foregoing, at the Closing, the Company issued an aggregate of 333,334 (2,000,000 pre-reverse split) shares of its common stock to the Smaaash Founders as an upfront portion of the Transferred Company Shares (the “Upfront Company Shares”). In connection with the issuance of the Upfront Company Shares, the Company and the Smaaash Founders entered into an escrow agreement pursuant to which the Upfront Company Shares would be held in escrow and will be either, (i) if the Additional Smaaash Shares are not transferred in full to the Company within the designated six-month period, cancelled, or (ii) if the Additional Smaaash Shares are transferred in full to the Company within the designated six-month period, released from escrow and the number of Upfront Company Shares will be deducted from the Transferred Company Shares that will be issued to the Smaaash Founders upon the delivery of the Additional Smaaash Shares. Pursuant to the terms of the escrow agreement, the Upfront Company Shares have been cancelled because the Additional Smaaash Shares were not transferred in full to the Company in the designated six-month period.

In connection with the Closing, the Company changed its name from I-AM Capital Acquisition Company to Smaaash Entertainment Inc., changed its stock symbols for its Common Stock, Public Rights, and Public Warrants to “IAM,” “IAMXR” and “IAMXW,” respectively, and entered into a master franchise agreement (“Master Franchise Agreement”) and a master license and distribution agreement (“Master Distribution Agreement”) with Smaaash Private. After the Closing, the Company’s primary assets consisted of shares in Smaaash Private and the rights granted under the Master Franchise Agreement and the Master Distribution Agreement.

Business of Smaaash Private

At the time of closing of the Smaaash transaction, Smaaash Private operated 40 games and entertainment centers (“Smaaash Centers”), including 39 Smaaash Centers in India and one international Smaaash Center in the U.S., in addition to carrying out product sales of its games and equipment that Smaaash has developed in-house, supported by its sponsorship and other revenues.

Smaaash Private’s core concept was to offer an interactive, immersive and fun experience to customers at its Smaaash Centers, blending Augmented Reality (“AR”) and Virtual Reality (“VR”) and other games, indoor entertainment, and attractive food and beverage options, customized to the tastes and preferences of a diverse set of customers across age groups, genders and backgrounds, including corporate customers, families, friends and children. Smaaash Private’s game concepts are supported by its in-house technology, value engineering and systems integration capabilities.

Master Franchise Agreement

Under the Master Franchise Agreement, Smaaash Private has granted to the Company an exclusive right to establish and operate Smaaash Centers (as defined under the Master Franchise Agreement) and to sublicense the right to establish and operate Smaaash Centers to third party franchisees, and a license to use the products and other services developed by Smaaash Private with respect to the Smaaash Centers, in the United States (“Territory”). Further, Smaaash Private has granted to the Company the limited license to use the Trademarks of Smaaash Private (as set out in the Master Franchise Agreement) for the purposes of establishing and operating the Smaaash Centers in the Territory. The Master Franchise Agreement has been executed on an arms’ length basis between Smaaash Private and the Company.

On November 29, 2018, the Company and Smaaash Private executed an addendum to the Master Franchise Agreement (the “Amendment”). Pursuant to the Amendment, Smaaash Private grants the Company the exclusive rights to set up family and entertainment centers under the name “Total Sports Center” in the United States (“Total Sports Centers”) in which 51% of the investment will be borne by the Company and 49% by Smaaash Private. Smaaash Private will be responsible for identifying the locations for setting up, managing and controlling the Total Sports Centers and will carry out all the fit out requirements for such centers. Smaaash Private will also appoint the management team for the centers. Smaaash Private will be entitled to 3% of the net revenue of each center, subject to conditions to be confirmed by the parties.

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Master License and Distribution Agreement

Under the Master Distribution Agreement, Smaaash Private has granted to the Company an exclusive right to purchase from Smaaash Private specialized video game equipment and products related to sports and recreational activities (“Products”) in the territory under the brand name of Smaaash Private and sell them with a 15% markup to the customers which will be the sub-franchisees of the Company who will operate the Smaaash Centers, as specified in the Master Franchise Agreement.

Shift of Business Focus to Esports Gaming

Following the January 2019 acquisition of Simplicity Esports LLC described below, we determined to shift our current primary focus to esports gaming. Accordingly, we did not generate any revenues from Smaaash in 2019. The Master Franchise Agreement, as amended, and the Master Distribution Agreement continue in full force and effect, however, and we may now or in the future pursue Smaaash Private business opportunities.

Polar and K2

On November 2, 2018, the Company entered into a stock purchase agreement with each of Polar Asset Management Partners Inc. (“Polar”) and K2 Principal Fund L.P. (“K2”), pursuant to which Polar and K2 agreed to sell up to 81,667 (490,000 pre-reverse split) and 36,667 (220,000 pre-reverse split) shares, respectively, of the Company’s common stock to the Company thirty days after the consummation of the transactions at a price of $67.38 ($11.23 pre-reverse split) contemplated by the share subscription agreement with Smaaash Private.

On December 20, 2018, the Company, Polar, K2 and the Escrow Agent, entered into an Amendment (the “Amendment”), pursuant to which, among other things, the stock purchase agreements with Polar and K2 were amended to (x) reduce the purchase price per share payable by the Company at the closing of the Stock Sales from $67.38 ($11.23 pre-reverse split) per share to (1) first $36.00 ($6.00 pre-reverse split) per share up to 20% of the original number of Shares (as defined in the respective Purchase Agreement), (2) then $30.00 ($5.00 pre-reverse split) per remaining share up to 20% of the original number of Shares, (3) then $24.00 ($4.00 pre-reverse split) per remaining share up to 20% of the original number of Shares, (4) then $18.00 ($3.00 pre-reverse split) per remaining Share up to 20% of the original number of Shares, and (5) then $12.00 ($2.00 pre-reverse split) per remaining Share up to 20% of the original number of Shares, (y) to extend the outside date of the closing of the Stock Sales until January 18, 2019, and (z) to authorize the issuance of $3,542,700 and $1,590,600 from the Escrow Account to Polar and K2, respectively, as partial payment for the Shares prior to the final closing of the Stock Sales.

The Amendment also included provisions regarding the reduction of the exercise price and amendment of redemption provisions of the Company’s Public Warrants and Private Placement Warrants. On August 18, 2019, the Company held a special meeting of its public warrant holders to approve the foregoing. However, these proposals were not approved by the requisite votes.

Acquisition of Simplicity Esports, LLC

In connection with the Simplicity Esports Acquisition, the Simplicity Owners received an aggregate of 50,000 (300,000 pre-reverse split) shares of common stock at the closing on January 4, 2019, an additional aggregate of 116,667 (700,000 pre-reverse split) shares of common stock on January 7, 2019 and the remaining 333,334 (2,000,000 pre-reverse split) shares in March of 2019.

In connection with the Simplicity Esports Acquisition, on January 2, 2019, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate Amendment”) with the Delaware Secretary of State to change the Company’s name from “Smaaash Entertainment, Inc.” to “Simplicity Esports and Gaming Company.” In addition, the Company changed the ticker symbols of its common stock and public warrants to “WINR” and “WINRW,” respectively, and commenced trading of its common stock and public warrants under such new ticker symbols on the OTCQB on January 10, 2019.

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Equity Line

On March 12, 2020, the Company entered into an Common Stock Purchase Agreement with Triton Funds LP (“Selling Stockholder”), dated as of March 11, 2020, pursuant to which, upon the terms and subject to the conditions thereof, the Selling Stockholder is committed to purchase shares of the Company’s Common Stock at an aggregate price of up to $500,000 (the “Maximum Commitment Amount”) over the course of the commitment period which ends on the earlier of (i) the date on which the Selling Stockholder purchases the Maximum Commitment Amount and (ii) December 31, 2020 (the “Equity Line”). In connection with the execution of the Common Stock Purchase Agreement, the Company registered the resale of up to 120,834 (725,000 pre-reverse split) shares of Common Stock issuable under the Equity Line in the amount of the Maximum Commitment Amount pursuant to a registration statement declared effective by the SEC on March 30, 2020.

On April 9, 2020, the Company delivered a Purchase Notice to Triton Funds, LP (“Triton”) pursuant to the terms of the Common Stock Purchase Agreement requiring Triton to acquire 20,834 (125,000 pre-reverse split) shares of common stock, which resulted in $87,700 in proceeds to the Company. Pursuant to the terms of the Common Stock Purchase Agreement, on April 9, 2020, the Company instructed the transfer agent to issue 20,834 (125,000 pre-reverse split) shares of common stock to a custodial account of Triton Funds, LP. These shares were issued in reliance on Section 4(a)(2) of the Securities Act. Unfortunately, the transfer agent erroneously transferred the entire 120,834 (725,000 pre-reverse split) shares of common stock under the Equity Line to the custodial account of Triton, resulting in an over-issuance of 100,000 (600,000 pre-reverse split) shares to Triton. The Company notified Triton of this error and that the Company terminated the Common Stock Purchase Agreement with Triton. As of October 5, 2020, the Company is currently awaiting the return of the shares issued in error from Triton to the treasury so such shares will no longer be issued and outstanding. In order to effectuate the cancellation of such shares, the Company’s transfer agent is requiring a medallion guaranteed stock power from Triton. Triton is cooperating and is currently seeking a medallion guaranteed stock power to facilitate the return of the shares.

Recent Developments

Debt Obligations

10% Fixed Convertible Promissory Note

On April 29, 2020 (the “Effective Date”), the Company issued a 10% Fixed Convertible Promissory Note (the “Harbor Gates Note”), with a maturity date of October 29, 2020 (the “Maturity Date”), in the principal sum of $152,500 in favor of Harbor Gates Capital, LLC (“Harbor Gates”). Pursuant to the terms of the Harbor Gates Note, the Company agreed to pay to Harbor Gates $152,500 (the “Principal Sum”) and to pay “guaranteed” interest on the principal balance at an amount equivalent to 10% of the Principal Sum, to the extent such Principal Sum and “guaranteed” interest and any other interest, fees, liquidated damages and/or items due to Harbor Gates have not been repaid or converted into Company common stock in accordance with the terms of the Harbor Gates Note. The Harbor Gates Note carries an original issue discount (“OID”) of $2,500. Accordingly, on the Effective Date, Harbor Gates delivered $150,000 to the Company in exchange for the Harbor Gates Note.

In addition to the “guaranteed” interest, and upon the occurrence of an Event of Default (as hereinafter defined), additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 20% per annum or the highest rate permitted by law.

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The Company may prepay the Harbor Gates Note according to the following schedule:

Days Since Effective Date	Payment Amount
Under 30	115% of Principal Amount (as hereinafter defined) so paid
31-60	120% of Principal Amount so paid
61-90	125% of Principal Amount so paid
91-180	135% of Principal Amount so paid

135% of the remaining unpaid and unconverted Principal Amount, plus all accrued and unpaid interest will be due and payable on the Maturity Date. “Principal Amount” refers to the sum of (i) the original principal amount of the Harbor Gates Note (including the OID); (ii) all guaranteed and other accrued but unpaid interest under the Harbor Gates Note; (iii) any fees due under the Harbor Gates Notes; (iv) liquidated damages; and (v) any default payments owing under the Harbor Gates Note, in each case previously paid or added to the Principal Amount.

Pursuant to the terms of the Harbor Gates Note, the Company agreed to issue Harbor Gates shares of Company common stock in two tranches as follows:

(i)	10,000 shares of common stock within three trading days of the Effective Date; and
(ii)	In the event the average of the three volume weighted average prices for the Company’s common stock during the three consecutive trading days immediately preceding the date which is the 180th day following the Effective Date is less than $1.00 per share, then Harbor Gates will be entitled, and the Company will issue to Harbor Gates additional shares of common stock as set forth in the Harbor Gates Note.

If an Event of Default (as defined in the Promissory Note) occurs, the outstanding Principal Amount of the Harbor Gates Note owing in respect thereof through the date of acceleration, shall become, at Harbor Gates’ election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means 35% of the outstanding Principal Amount of the Harbor Gates Note will be automatically added to the Principal Sum of the Harbor Gates Note and tack back to the Effective Date for purposes of Rule 144 promulgated under the 1934 Act. Commencing five days after the occurrence of any Event of Default that results in the eventual acceleration of the Harbor Gates Note, the Harbor Gates Note will accrue additional interest, in addition to the Harbor Gates Note’s “guaranteed” interest, at a rate equal to the lesser of 20% per annum or the maximum rate permitted under applicable law.

If the Harbor Gates Note is not retired on or before the Maturity Date, then at any time and from time to time after the Maturity Date, and subject to the terms hereof and restrictions and limitations contained in the Harbor Gates Note, Harbor Gates has the right, at Harbor Gates’ sole option, to convert in whole or in part the outstanding and unpaid Principal Amount under the Harbor Gates Note into shares of the Company’s common stock at the Variable Conversion Price. The “Variable Conversion Price” will be equal to the lower of: (a) $1.00, or (b) 70% of the lowest volume weighted average price of the Company’s common stock during the 15 consecutive trading days prior to the date on Harbor Gates elects to convert all or part of the Harbor Gates Note.

On July 2, 2020, the Company repaid $152,500 and $15,000 in accrued interest in full satisfaction of the 10% Convertible Promissory Harbor Gates Note.

Kaplan Promissory Note

On May 12, 2020 (the “Issue Date”), the Company issued a promissory note (the “Kaplan Note”) in the principal sum of $90,000 in favor of Jed Kaplan, the Company’s Chief Executive Officer, interim Chief Financial Officer, member of the Company’s Board of Directors and greater than 5% stockholder of the Company. The Kaplan Note matures on October 12, 2020 (the “Maturity Date”). The Company has used the proceeds of the Kaplan Note to fund the operations of Simplicity One Brasil Ltda, the Company’s majority owned subsidiary (“Simplicity Brasil”).

Pursuant to the terms of the Kaplan Note, the Company agreed to pay to Mr. Kaplan the lesser of (i) the principal sum of $90,000 (the “Maximum Commitment”), or (ii) the aggregate principal amount of all direct advances of the proceeds of the Kaplan Note (each, an “Advance”), together with any interest thereon, and any and all other amounts which may be due and payable thereunder from time to time.

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Subject to the terms of the Kaplan Note, Mr. Kaplan agreed to make one direct Advance to and for the benefit of the Company on the Issue Date in the amount of $45,000, and one additional Advance to and for the benefit of the Company at such time as the Company may request during the two month period following the Issue Date. The total of the aggregate principal balance of all Advances (collectively referred to herein as the “Principal Amount”) outstanding at any time shall not exceed the Maximum Commitment. Advances made by Mr. Kaplan to the Company under the Kaplan Note which have been repaid may not be borrowed again.

Prior to the Maturity Date or an Event of Default (as hereinafter defined), the Principal Amount outstanding under the Kaplan Note will bear interest at a rate of 3% (the “Interest Rate”). From and after the Maturity Date or upon and during the continuance of an Event of Default, interest will accrue on the unpaid Principal Amount during any such period at an annual rate (the “Default Rate”) equal to 10% plus the Interest Rate; provided, however, that in no event will the Default Rate exceed the maximum rate permitted by law.

The Company could prepay the Kaplan Note, in whole or in part, without a prepayment penalty, at any time provided that an Event of Default has not then occurred.

As of May 31, 2020, advances under the terms of this note were $64,728. On various dates subsequent to May 31, 2020, Mr. Kaplan funded $25,272 pursuant to the Kaplan Promissory Note. With the contributions subsequent to May 31, 2020, the principal balances outstanding and due Mr. Kaplan amounted to $90,000. On June 22, 2020, Mr. Kaplan agreed to forgive the debt of the Kaplan Promissory Note with a principal balance of $90,000 in exchange for the Company assigning to Mr. Kaplan a 10% equity interest in Simplicity One Brasil, Ltda, a subsidiary of the Company.

Self-Amortization Promissory Note

On June 18, 2020 (the “Issue Date”), the Company entered into a securities purchase agreement (the “SPA”) with an accredited investor (the “Holder”), pursuant to which the Company issued a 12% self-amortization promissory note (the “Amortization Note”) with a maturity date of June 18, 2021 (the “Maturity Date”), in the principal sum of $550,000. Pursuant to the terms of the Amortization Note, the Company agreed to pay $550,000 (the “Principal Sum”) to the Holder and to pay interest on the Principal Sum at the rate of 12% per annum. The Amortization Note carries an original issue discount (“OID”) of $55,000. Accordingly, on the Closing Date (as defined in the SPA), the Holder paid the purchase price of $495,000 in exchange for the Amortization Note. In addition, pursuant to the terms of the SPA, the Company agreed to issue 9,167 (55,000 pre-reverse split) shares of the Company’s common stock to the Holder as additional consideration.

The Company may prepay the Amortization Note at any time prior to the date that an Event of Default (as defined in the Amortization Note) (each an “Event of Default”) occurs at an amount equal to 100% of the Principal Sum then outstanding plus accrued and unpaid interest with no prepayment premium. The Amortization Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Amortization Note or SPA.

The Company is required to make amortization payments to the Holder according to the following schedule:

Payment Date	Payment Amount
10/16/2020	$66,125.00
11/16/2020	$66,125.00
12/16/2020	$66,125.00
01/18/2021	$66,125.00
02/18/2021	$66,125.00
03/18/2021	$66,125.00
04/16/2021	$66,125.00
05/18/2021	$66,125.00
06/18/2021	$65,921.26
Total:	$594,921.26

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Upon the Holder’s provision of notice to the Company of the occurrence of any Event of Default, which has not been cured within five calendar days as provided in the Amortization Note, the Amortization Note shall become immediately due and payable and the Company shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Principal Sum then outstanding plus accrued interest multiplied by 125% (the “Default Amount”). Upon the occurrence of an Event of Default, additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 15% per annum or the highest rate permitted by law. The Company shall have the right to pay the Default Amount in cash at any time, provided, however that the Holder may convert the Amortization Note into the Company’s common stock (subject to the beneficial ownership limitations of 4.99% contained in the Amortization Note) at any time after the date that is five calendar days after the Amortization Note becomes immediately due and payable as a result of an Event of Default until the Company has repaid the Amortization Note in cash. If the aforementioned event occurs, the conversion price will be equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion. The Company intends to repay the Amortization Note in accordance with its terms so that no amount under the Amortization Note is converted into shares of the Company’s common stock.

While any portion of this Note is outstanding, if the Company receives cash proceeds of more than $2,000,000.00 (the “Minimum Threshold”) in the aggregate from public offerings or private placements to investors, the Company shall, within two business days of Company’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Company to immediately apply up to 50% of all proceeds received by the Company after the Minimum Threshold is reached to repay the outstanding amounts owed under this Note.

Self-Amortization Promissory Note

On August 7, 2020 (the “Issue Date”), the Company entered into a securities purchase agreement (the “SPA”) with FirstFire Global Opportunities Fund, LLC, an accredited investor (the “Holder”), pursuant to which the Company issued a 12% self-amortization promissory note (the “Self-Amortization Note”) with a maturity date of August 7, 2021 (the “Maturity Date”), in the principal sum of $333,333. Pursuant to the terms of the Self-Amortization Note, the Company agreed to pay $333,333 (the “Principal Sum”) to the Holder and to pay interest on the principal balance at the rate of 12% per annum. The Self-Amortization Note carries an original issue discount of $33,333. Accordingly, on the Closing Date (as defined in the SPA), the Holder paid the purchase price of $300,000 in exchange for the Self-Amortization Note. In addition, pursuant to the terms of the SPA, the Company agreed to issue 5,556 (33,333 pre-reverse split) shares of the Company’s common stock to the Holder as additional consideration.

The Company may prepay the Self-Amortization Note at any time prior to the date that an Event of Default (as defined in the Amortization Note) (each an “Event of Default”) occurs at an amount equal to 100% of the Principal Sum then outstanding plus accrued and unpaid interest with no prepayment premium). The Amortization Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Amortization Note or SPA.

The Company is required to make amortization payments to the Holder according to the following schedule:

Payment Date	Payment Amount
12/07/2020	$40,075.75
01/07/2021	$40,075.75
02/08/2021	$40,075.75
03/08/2021	$40,075.75
04/07/2021	$40,075.75
05/07/2021	$40,075.75
06/07/2021	$40,075.75
07/07/2021	$40,075.75
08/07/2021	$39,952.34
Total:	$360,558.34

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Upon the Holder’s provision of notice to the Company of the occurrence of any Event of Default, which has not been cured within five calendar days as provided in the Amortization Note, the Amortization Note shall become immediately due and payable and the Company shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Principal Sum then outstanding plus accrued interest multiplied by 125% (the “Default Amount”). Upon the occurrence of an Event of Default, additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 15% per annum or the highest rate permitted by law. The Company shall have the right to pay the Default Amount in cash at any time, provided, however that the Holder may convert the Amortization Note into the Company’s common stock (subject to the beneficial ownership limitations of 4.99% contained in the Amortization Note) at any time after the date that is five calendar days after the Amortization Note becomes immediately due and payable as a result of an Event of Default until the Company has repaid the Amortization Note in cash. If the aforementioned event occurs, the conversion price will be equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion. The Company intends to repay the Amortization Note in accordance with its terms so that no amount under the Amortization Note is converted into shares of the Company’s common stock.

While any portion of this Note is outstanding, if the Company receives cash proceeds of more than $2,000,000.00 (the “Minimum Threshold”) in the aggregate from public offerings or private placements to investors, the Company shall, within two business days of Company’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Company to immediately apply up to 50% of all proceeds received by the Company after the Minimum Threshold is reached to repay the outstanding amounts owed under this Note.

Amendment to the Series A-2 Exchange Convertible Note

On or about December 20, 2018, the Company issued that certain Series A-2 exchange convertible note in the original principal amount of $1,000,000 (the “Series A-2 Note”) to Maxim Group LLC (“Maxim”). On June 18, 2020, the Company and Maxim entered into that certain first amendment to the Series A-2 Note (the “Amendment”), pursuant to which such parties agreed to the following: (i) Maxim’s resale of the Company’s common stock (the “Common Stock”) underlying the Series A-2 Note shall be limited to 10% of the daily volume of the Common Stock on each respective trading day, (ii) the maturity date of the Series A-2 Note was extended to December 31, 2020, (iii) the principal amount of the Series A-2 Note was increased by $100,000 and (iv) the conversion price was reduced from $1.93 to $1.15.

Restructuring the Ownership in Simplicity One Brasil, LTDA

In June 2020, while Simplicity One Brasil Ltda (“Simplicity One Brasil”) was preparing its initial application for purchasing a franchise in Campeonato Brasileiro de League of Legends, Simplicity One Brasil become aware that the 10%-ownership interest of Team One E-Sports Ltda (“Team One E-Sports”) in Simplicity One Brasil was in contravention of Riot Games’ policy that only one League of Legend esports team could be owned by an owner at one time because Team One had already submitted an application for purchasing a franchise for another League of Legend esports team. Accordingly, Simplicity One Brasil needed Team One E-Sports to divest itself of its 10%-equity interest in Simplicity One Brasil in order for Simplicity One Brasil to proceed with its franchise application. Therefore, on June 22, 2020, Mr. Kaplan entered into a Quota Purchase Agreement with Team One E-Sports, pursuant to which Mr. Kaplan acquired Team One Esports’ 10%-ownership equity interest for $45,000 in cash. In addition, the Company transferred a 2%-equity interest (an aggregate of 4%) to each of Laila De Braga Cavalcanti Loss and Frederico Tannure, who live in Brazil and run the operations of Simplicity One Brasil, in order to comply with Riot Games’ policy requiring local ownership in Brazil in order to apply for a franchise of a league of legends sports team. Furthermore, on June 22, 2020, Mr. Kaplan agreed to forgive the debt of the Kaplan Promissory Note with a principal balance of $90,000 in exchange for the Company assigning to Mr. Kaplan a 10% equity interest in Simplicity One Brasil. In light of the restructuring of the ownership interest in Simplicity One Brasil, as of October 5, 2020, the Company, Mr. Kaplan, Ms. Cavalcanti Loss, and Mr. Tannure own a 76%, 20%, 2% and 2% equity interest in Simplicity One Brasil.

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Unit Offering, Nasdaq Listing, Reverse Stock Split and Increase in Authorized Shares of Common Stock

On September 28, 2020, we filed with the SEC a pre-effective amendment to a registration statement on Form S-1 in connection with our offering of units, each of which consists of one share of our common stock and one warrant to purchase one share of our common stock, and shares of common stock issuable from time to time upon exercise of the warrants. In connection with the unit offering, we have applied to list our common stock and warrants forming a part of the units on The Nasdaq Capital Market (“Nasdaq Capital Market”). There is no assurance that our listing application will be approved by the Nasdaq Capital Market. The approval of our listing on the Nasdaq Capital Market is a condition of closing the unit offering. If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the common stock and warrants on the Nasdaq Capital Market, we will not complete the unit offering.

In order to obtain Nasdaq Capital Market listing approval, we have obtained approval of our board of directors and shareholders of (i) a reverse stock split of the outstanding shares of our common stock in the range from one-for-two (1-for-2) to one-for-ten (1-for-10), which ratio is to be selected by the board of directors and (ii) an increase in our authorized shares of common stock from 20,000,000 to 36,000,000 shares of common stock. On August 17, 2020, we filed a Certificate of Amendment to increase the authorized shares of common stock from 20,000,000 to 36,000,000. Accordingly, our authorized capital stock consists of (i) 36,000,000 shares of common stock, and (ii) 1,000,000 shares of preferred stock. On September 29, 2020, we filed a certificate of amendment to our certificate of incorporation, as amended, setting the ratio of the reverse stock split at one-for-six (1-for-6). We anticipate that the reverse stock split will become effective following approval by FINRA of the reverse stock split, on or about October 13, 2020. The reverse stock split is intended to allow us to meet the minimum share price requirement of the Nasdaq Capital Market.

Except as otherwise indicated and except in our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information has been adjusted to depict the reverse stock split ratio of 1-for-6 (“Reverse Stock Split”), as if it were effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, when effective, will combine each six shares of our outstanding common stock into one share of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly will adjust, among other things, the exercise rate of our warrants and options into our common stock. No fractional shares will be issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Employees

As of October 5, 2020, we had 9 full-time employees and 2 part-time employees. None of our employees is represented by a union. We consider our relations with our employees to be good.

Legal Proceedings

On August 5, 2020, a lawsuit styled Duncan Wood v. PLAYlive Nation, Inc. and Simplicity eSports and Gaming Company (Case No. 20-1043) was filed in the U.S. District Court for the District of Delaware. The complaint alleges unlawful failure to make timely and reasonable payment of wages under Arizona law, breach of contract, breach of the duty of good faith and fair dealing and unjust enrichment. The plaintiff seeks monetary damages for all wage compensation and common stock alleged to be owed, treble damages, interest on all wage compensation, reasonable attorneys’ fees and such other monetary, injunctive, equitable, compensatory, punitive and declaratory relief as the Court deems just and proper. Defendants’ responsive pleading is not yet due and has not been filed. The litigation is in its initial stages and the Company is unable to reasonably predict its potential outcome. The Company, however, believes that the lawsuit is without merit and intends to vigorously defend the claims.

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. To the knowledge of our management, there are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

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Properties

Our corporate headquarters are located at 7000 W. Palmetto Park Road, Suite 505, Boca Raton, Florida 33433, where we lease approximately 250 rentable square feet of office space from an unaffiliated third party. This lease expires on June 1, 2022. Terms of the office lease provide for a base rent payment of $800 per month. In total we lease approximately 8,600 rentable square feet of office space from unaffiliated third parties in five locations in Florida, Oregon and Washington State for our corporate offices and gaming centers. These leases expire at various times, with the first expiration being November of 2020 and the last being May of 2025. Terms of the office leases currently provide for aggregate base rent payments of approximately $17,900 per month with annual price escalations. We believe that these facilities are adequate for our current and near-term future needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this prospectus to “we,” “us” or the “Company” refer to Simplicity Esports and Gaming Company, formerly known as Smaaash Entertainment Inc. and prior to that as I-AM Capital Acquisition Company. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this prospectus.

Overview

We are a global esports organization, with an established brand, that is capitalizing on the growth in esports through three business units, Simplicity One Brasil Ltda (“Simplicity One”), Simplicity Esports, LLC (“Simplicity Esports LLC”) and PLAYlive Nation, Inc. (“PLAYlive”).

Our Esports Teams

We own and manage numerous professional esports teams domestically and internationally. Revenue is generated from prize winnings, corporate sponsorships, advertising, league subsidy payments and potential league revenue sharing payments from the publishers of video games.

Domestic Esports Teams – Simplicity Esports LLC

Through our wholly owned subsidiary Simplicity Esports LLC, we own and manage numerous professional esports teams competing in games such as Overwatch, Apex Legends, PUBG and more. We are committed to growing and enhancing the esports industry, fostering the development of amateurs to compete professionally and signing established professional gamers to support their paths to greater success.

International Esports Team - Simplicity One Brasil

Since January 2020, through our 76% owned subsidiary Simplicity One Brasil, we manage Flamengo eSports, one of the leading Brazilian League of Legends® teams. Flamengo eSports was established in 2017 as the Esports division of Clube de Regatas do Flamengo, a successful Brazilian sports organization, with over 30 million followers across social media accounts, known for its world-famous soccer team. Flamengo eSports’ League of Legends® team won the CBLoL Championship in September 2019, which qualified the team to compete at the 2019 League of Legends® World Championship in Europe as one of 24 teams from 13 different regions around the world. With cost cutting steps taken during April 2020, and anticipated additional sponsorship revenue, this business unit is expected to be cash flow positive by January 2021. We recently entered into a binding letter of intent with our existing sponsor, Redragon, pursuant to which Redragon would acquire a 7.5% equity stake in Simplicity One Brasil at a valuation exceeding $6.9 million.

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Online Tournaments

In response to demand from customers for online esports tournaments which was in all likelihood triggered by the social distancing protocols attendant to the COVID-19 pandemic, we recently introduced a new initiative of online esports tournaments. Since March 2020, through our wholly owned subsidiary Simplicity Esports LLC, we have been holding weekly online esports tournaments.in the United States. In addition, we have commenced promoting these weekly online tournaments via text messages to our database of over 400,000 paying esports gaming center customers, which we acquired in our acquisition of PLAYlive. If we can convert merely 1% of these existing customers from the PLAYlive database to play in our paid online tournaments, we anticipate this business unit may generate approximately $1 million in annual revenues. At a 5% conversion rate, this business segment may generate approximately $5 million in annual revenue. Management also intends to sell sponsorship and marketing activations for these online tournaments which would create additional revenue. We also announced our initiative to begin to offering play at home online tournaments in Brazil in June 2020.

Our Gaming Centers

We own and operate corporate and franchise esports gaming centers, through our wholly owned subsidiaries Simplicity Esports LLC and PLAYlive, throughout the U.S. giving casual gamers the opportunity to play in a social setting with other members of the gaming community. In addition, aspiring and established professional gamers have an opportunity to compete in local and national esports tournaments held in our gaming centers for prizes, notoriety, and potential contracts to play for one of our professional esports teams. In this business unit, revenue is generated from franchise royalties, the sale of game time, memberships, tournament entry fees, birthday party events, corporate party events, concessions and gaming-related merchandise.

Our business plan encompasses a brick and click physical and digital approach to further recognize revenue from all verticals, which we believe to be unique in the industry. The physical centers, together with our esports teams, lifestyle brand and marketing campaigns offer opportunities for additional revenue via strategic partnerships with both endemic and non-endemic brands. Our ultimate goal is to further engage a diverse fan base with a 360-degree approach driving traffic to both our digital platform, tournaments (online and in-person) and physical real estate to maximize the monetization opportunities with these relationships. In addition, we have proprietary intellectual capital, fan engagement strategies and brand development blueprints which complement our publicly available information.

Optimally, the esports gaming centers of Simplicity Esports LLC (“Simplicity Esports Gaming Centers”) will measure between 1,200 and 2,000 square feet, with dozens of gaming stations. The Simplicity Esports Gaming Centers will feature cutting edge technology, futuristic aesthetic décor and dynamic high-speed gaming equipment. We believe our brick-and-click strategy will present attractive opportunities for sponsors and advertisers to connect with our audience, creating an intriguing monetization opportunity for sponsors and advertisers.

Creating content that engages fans, sponsors and developers, while promoting our brand is one of our primary goals. Our talented team will continue to produce unique in-depth content which showcases aspects of esports for fans. We seek to reach a broad demographic encompassing the casual, amateur and professional gaming community. Our philosophy is to enhance our footprint for both endemic and non-endemic partnerships. We believe we possess a deep perception of our markets and understand the new age of branding while maintaining authenticity to the gaming community that comprises our fan base.

As a result of COVID-19 (discussed below), all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened three corporate and 20 franchised Simplicity Gaming Centers as of October 5, 2020. See “Risk Factors—Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.”

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Corporate Gaming Centers

Simplicity Esports LLC has already opened and is operating four corporate-owned retail Simplicity Esports Gaming Centers. Our first Simplicity Esports Gaming Center was opened on May 3, 2019. Furthermore, we have engaged a national tenant representation real estate broker to assist in the strategic planning and negotiations for our future Simplicity Esports Gaming Center locations. We contemplate that new Simplicity Esports Gaming Centers will be funded by us as well as a combination of tenant improvement allowances from landlords and sponsorships. As announced in June 2020, we are in discussions with multiple commercial property owners regarding their desire to have us open 8,000 to 12,000 square foot MEGA centers at their properties. There are multiple locations available to us with a percentage of gross sales rent lease structure (as opposed to fixed rent payments), and construction funds offered by the landlord to assist with the build out and equipping of our planned MEGA centers. These MEGA centers are planned as hubs in our hub and spoke model that will see smaller corporate and franchisee owned gaming centers as spokes connected to MEGA centers as hubs for larger events and tournaments.

Franchised Gaming Centers

Due to interest from potential franchisees, we have launched a franchising program to accelerate the expansion of our planned nationwide footprint. We sell specific franchise territories, through our wholly owned subsidiary PLAYlive, and assist with the establishment and buildout of esports gaming centers to potential business owners that desire to use our branding, infrastructure and process to open and operate gaming centers. Franchise revenue is generated from the sale of franchise territories, supplying furniture, equipment and merchandise to the franchisees for buildout of their centers, a gross sales royalty fee and a national marketing fee. We license the use of our branding, assist in identifying and negotiating commercial locations, assist in overseeing the buildout and development, provide access to proprietary software for point of sale, inventory management, employee training and other HR functions. Franchisees also have an opportunity to participate in our national esports tournament events, and benefit from the growing profile of our professional esports teams. Once an esports gaming center is opened, we provide operational guidance, support and use of branding elements in exchange for a monthly royalty fee calculated as 6% of gross sales. On January 1, 2020 we implemented a national marketing fee of 1% of gross sales. To date, we have sold five (5) of these franchise territories.

The combination of the esports gaming centers, owned or franchised by our wholly owned subsidiaries Simplicity Esports LLC or PLAYlive, provides us with what we believe is the largest footprint of esports gaming centers in North America. Over the next 12 months, existing PLAYlive esports gaming centers will be rebranded to Simplicity Esports gaming centers. All newly opened franchise esports gaming centers will be branded as Simplicity Esports gaming centers and have numerous gaming PC’s. All gaming centers in our footprint will be participating venues in our national esports tournaments.

Franchise Roll Up Strategy

Due to the impact of COVID-19 and the resulting disruptions in the commercial real estate market, we have signed non-binding letters of intent with some of our existing franchisees to acquire their gaming centers. Closings are contingent upon our ability to secure acceptable lease modifications from the landlords of the applicable properties. If the acquisitions close, the consideration paid for each acquisition is contemplated to consist solely of restricted shares of common stock.

As part of this strategy, we acquired our first franchisee owned gaming center, located in El Paso, Texas, on June 29, 2020. The improved lease terms require monthly payments as a percentage of gross sales, resulting in the acquisition being EBITDA accretive upon the commencement of operations.

Our Stream Team

The Simplicity Esports LLC and Flamengo Esports stream teams encompasses over 20 commentators (commonly known as “casters”), influencers and personalities who connect to a dedicated fan base. Our electric group of live personalities represent our organization to the fullest with their own unique style. We are proud to support and present a diverse group of gamers as we engage fans across a multiple of esports genres. Our Twitch affiliation has enabled our stream team influences to reach a broad fan base. Additionally, we have created several niches within the streaming community which has enabled us to engage fans within certain titles on a 24/7 basis. Our notoriety in the industry is evidenced by our audience that views millions of minutes of Simplicity Esports’ and Flamengo Esports’ content monthly, via various social media outlets including YouTube, Twitter and Twitch. Through Simplicity Esports LLC, we have begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry.

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Our Financial Position

For the fiscal years ended May 31, 2020 and 2019, we generated revenues of $861,410 and $37,995, respectively, and reported net losses of $2,620,238 and $3,565,272, respectively, and negative cash flow from operating activities of $1,522,486 and $1,395,255, respectively. As noted in our consolidated financial statements, as of May 31, 2020, we had an accumulated deficit of $6,195,044. We sold five franchise territories during the year ended May 31, 2020 for a net total of $188,000. Due to franchise accounting rules, this $188,000 does not appear on our consolidated financial statements as revenue helping to reduce the reported loss. Franchise territory sales are recorded as deferred revenue recognized over the 10-year life of the franchise agreements after the franchise has opened. As our esports gaming center business unit is already cash flow positive, we anticipate that as a whole we will likely become cash flow positive during calendar year 2020. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended May 31, 2020 and 2019.”

Results of Operations

Our only activities from April 17, 2017 (date of inception) through November 20, 2018 were organizational activities, those necessary to prepare for the initial public offering, which was consummated on August 22, 2017, and identifying a target company for a business combination. Following the initial public offering through and after our business combination, we had not generated any operating revenues.

Segment and Related Information

Historically, the Company had one operating segment. However, with the acquisition of PLAYlive and the opening of two Company-owned retail stores, the Company’s operations are now managed through three operating segments: Franchise royalties and license fees, Company-owned stores and Esports revenue. These three operating segments and corporate are presented below as its reportable segments.

Summarized financial information concerning our reportable segments for the year ended May 31, 2020 is shown in the following table:

	Revenues	Net Loss	Depreciation and Amortization	Capital Expenditures	Goodwill	Total Assets

Franchise royalties and fees	$523,000	$(124,000)	$-	$-	$699,000	$1,610,000
Company-owned stores	174,000	(330,000)	54,000	142,000	-	1,124,000
Esports revenue	165,000	(345,000)	215,000	9,000	4,456,000	5,750,000
Corporate	-	(1,856,000)	-	-	-	108,000
Total	$862,000	$(2,655,000)	$269,000	$151,000	$5,155,000	$8,592,000

The following table summarizes our operating results for the fiscal years ended May 31, 2020 and 2019.

	Fiscal Year Ended May 31, 2020	Fiscal Year Ended May 31, 2019

Franchise royalties and license fees	$478,023	$-
Franchise termination revenue	44,984	-
Company-owned stores sales	174,042	-
Esports revenue	164,361	37,995
Total revenue	861,410	37,995
Less: Cost of goods sold	(422,539)	-
Gross margin	438,871	37,995
General and administrative expenses	(3,170,992)	(4,353,189)
Other income (expense)	66,342	749,922
Net loss attributable to non-controlling interest	45,541	-
Net Loss	$(2,620,238)	$(3,565,272)

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Summary of Statement of Operations for the Fiscal Year Ended May 31, 2020 and 2019:

Revenue

We generated $861,410 of revenue for the fiscal year ended May 31, 2020 as compared to $37,995 for the fiscal year ended May 31, 2019.

Franchise royalties, franchise termination revenue and company-owned stores sales, totaling $697,049, started in the fiscal year ended May 31, 2020 with the acquisition of PLAYlive and the conversion of two franchises into company owned stores. In addition, Esports revenue was $164,361 during the fiscal year ended May 31, 2020, up from $37,995 in the fiscal year ended May 31, 2019. This increase was due to inclusion of the full year of operations of Simplicity Esports LLC as well as the addition of Simplicity One Brazil in January 2020.

Cost of Goods Sold

Cost of goods sold during the fiscal year ended May 31, 2020 totaled $422,539. There was no cost of goods sold in the fiscal year ended May 31, 2019. Cost of goods sold in the fiscal year ended May 31, 2020 was related to brokerage commissions for franchises, royalty fees, title licensing costs, player and team expenses related to esports revenues and cost of gaming system and store fixtures merchandise sold to franchisees.

General and administrative expenses

General and administrative expenses for the fiscal year ended May 31, 2020 totaled $3,170,992, a $1,182,197 decrease from the $4,353,189 of general and administrative expense in the fiscal year ended May 31, 2019. This change was caused by a reduction in legal fees of approximately $2,997,000, offset by increases in payroll related costs ($596,000), an increase in rent expense ($141,000) and an increase in stock-based compensation ($783,000). The legal fees in the fiscal year ended May 31, 2019 were related to the merger transaction between Simplicity Esports and Gaming Company and Simplicity Esports, LLC.

Other income (expense)

Other income during the fiscal year ended May 31, 2020 consisted of debt forgiveness income ($93,000), interest income ($3,000), rebate income ($2,000) and interest expense ($32,000). The debt forgiveness income in the fiscal year ended May 31, 2020 was related to the forgiveness of the sponsor loan and related accrued interest. Other income during the fiscal year ended May 31, 2019 consisted of debt forgiveness income ($369,000), interest income ($404,000) and interest expense ($23,000). The debt forgiveness income during the fiscal year ended May 31, 2019 was related to renegotiation of the Series A-2 Note. Interest income during the fiscal year ended May 31, 2019 was earned on the trust account balance which was included in the merger transaction. The trust account balance was then used to pay common stock redemption debt in February 2019.

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Net loss attributable to non-controlling interest

As part of the conversion of two franchises into company-owned stores, the original franchisees retained a 21% interest in the stores. As such, a portion of the net loss incurred during the year is allocated to those parties. There was no non-controlling interest during the fiscal year ended May 31, 2019.

Liquidity and Capital Resources

The completion of the Initial Public Offering and simultaneous Private Placement, inclusive of the underwriters’ exercise of their over-allotment option, generated gross proceeds to the Company of $54,615,000. Related transaction costs amounted to approximately $3,838,000, consisting of $3,360,000 of underwriting fees, including $1,820,000 of deferred underwriting commissions payable (which was held in in a trust account) and $478,000 of Initial Public Offering costs.

Following the Initial Public Offering and the underwriter’s partial exercise of the over-allotment option, a total of $52,780,000 was placed in the Trust Account and we had $552,190 of cash held outside of the Trust Account, after payment of all costs related to the Initial Public Offering.

On November 20, 2018, in connection with the closing of our initial Business Combination, the funds in the Trust Account were used for, among other things, the following:

●	$45,455,596 to redeem 4,448,260 shares
●	$7,255,306 to fund the escrow agreement for Polar and K2
●	$150,000 to fund our investment in Smaaash

As of May 31, 2020, we had no cash and marketable securities held in the Trust Account.

As of May 31, 2020, we had cash of $160,208, which is available for use by us to cover the costs associated with general corporate purposes. In addition, as of May 31, 2020, we had accounts payable and accrued expenses of $1,548,558.

For the fiscal year ended May 31, 2020, cash used in operating activities amounted to $1,522,486, mainly resulting from a net loss of $2,620,238 and non-cash debt forgiveness income of $93,761, offset by stock issued for services of $171,676 and depreciation and amortization charges of $268,540. Changes in our operating liabilities and assets provided $656,189 of cash. Cash used in investing activities amounted to $138,068, mainly resulting from the purchase of property and equipment of $163,472, offset by $26,180 of cash acquired in the acquisition of PLAYlive Nation. Cash provided from financing activities amounted to $280,604, mainly resulting from the sale of private units of $112,700 and the net effect of the issuance of notes payable of $192,048.

We will need to raise additional funds in order to meet the expenditures required for operating our business

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company has an accumulated deficit at May 31, 2020, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the of the date that the financial statements are issued.

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The Company has commenced operations and has begun to generate revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our corporate and franchised Simplicity Gaming Centers were closed effective April 1, 2020. We commenced reopening Simplicity Gaming Centers on May 1, 2020 and have since reopened three corporate and 20 franchised Simplicity Gaming Centers as of October 5, 2020. Although our franchise agreements with franchisees of Simplicity Gaming Centers require a minimum monthly royalty payment to us from the franchisees regardless of whether the franchised Simplicity Gaming Centers are operating, there is a potential risk that franchisees of Simplicity Gaming Centers will default in their obligations to pay their minimum monthly royalty payment to us resulting in either an increase in accounts receivables or a bad debt expense where account receivables are no longer collectible due to franchisee’s inability to pay the minimum monthly royalty payments owed by the franchisee. We have not written off as bad debt any accounts receivables attributable to franchisee minimum monthly royalty payments owed during the COVID-19 pandemic. However, we have recorded an allowance for doubtful accounts of approximately $52,000, as our collection efforts are ongoing. We have experienced an increase in our account receivables by approximately $32,000 and $14,000 during the quarters ended May 31, 2020 and August 31, 2020, respectively. Notwithstanding it is unclear exactly how much of the increase in accounts receivables is attributable to the impact of COVID-19. For the months of July and August 2020, we have waived the minimum monthly royalty payment obligations for the months of July and August 2020 and are instead billing the franchisees a true-up of 6% of gross sales without a minimum.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date adversely impacted the Company’s business for the fiscal quarters ended May 31, 2020 and August 31, 2020 and will potentially continue to impact the Company’s business. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

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Contractual obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities, except as follows:

Attorney Settlement Agreement

In March of 2019, the Company entered into a settlement agreement with its prior attorney. The settlement agreement called for $200,000 to be paid upon signing the settlement agreement and then another approximate $525,000 to be paid over time. As of October 5, 2020, the Company owes this attorney approximately $300,000.

Maxim Settlement Agreement

On November 20, 2018, the Company entered into a settlement and release agreement (“Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s IPO (“Maxim”). Pursuant to the Settlement Agreement, the Company made a cash payment of $20,000 to Maxim and issued a demand secured promissory note in favor of Maxim in the amount of $1.8 million (the “Note”) to settle the payment obligations of the Company under the underwriting agreement dated August 16, 2017, by and between the Company and Maxim. The Company also agreed to remove the restrictive legends on an aggregate of 8,667 (52,000 pre-reverse split) shares of its common stock held by Maxim and its affiliate. The Note was surrendered and exchanged pursuant to the securities exchange agreement described below.

Maxim Exchange Agreement

On December 20, 2018, the Company entered into a securities exchange agreement (“Exchange Agreement”) with Maxim. Pursuant to the terms of the Exchange Agreement, Maxim agreed to surrender and exchange the Note in the amount of $1.8 million which was issued to Maxim pursuant to the Settlement Agreement (discussed immediately above). In exchange, the Company issued to the Maxim a Series A-1 Exchange Convertible Note in the principal amount of $500,000 (the “Series A-1 Note”) and a Series A-2 Exchange Convertible Note in the principal amount of $1,000,000 (the “Series A-2 Note,” and collectively with Series A-1 Note, the “Exchange Notes”).

As of December 31, 2018, upon the closing of the Simplicity Esports Acquisition, the Series A-1 Note automatically converted into 32,275 (193,648 pre-reverse split) shares of the Company’s common stock.

The Series A-2 Note bears interest at 2.67% per annum, payable quarterly and has a maturity date of June 20, 2020 (the “Maturity Date”). The Company may pay the interest in cash or at its sole discretion, in shares of its common stock or a combination of cash and common stock. However, the Company may only pay the interest in shares of its common stock if (i) all the equity conditions specified in the note (“Equity Conditions”) have been met (unless waived by the Holder in writing) during the 20 trading days immediately prior to the interest payment date (“Interest Notice Period”), (ii) the Company has provided proper notice pursuant to the terms of the note and (iii) the Company has delivered to the Holder’s account certain number of shares of its common stock to be applied against such interest payment prior to (but no more than five trading days before) the Interest Notice Period.

The Series A-2 Note is convertible into shares of the Company’s common stock (“Conversion Shares”) at an initial conversion price of $11.58 ($1.93 pre-reverse split) per share, subject to adjustment for any stock dividends and splits, rights offerings, distributions, combinations or similar transactions. Upon the Maturity of the Series A-2 Note, the conversion price will be automatically adjusted to the lower of (i) the conversion price then in effect and (ii) the greater of the arithmetic average of the volume weighted average price of the Company’s common stock in the five trading days prior to the notice of conversion and $3.00 ($0.50 pre-reverse split) . The Holder may convert the Series A-2 Note at any time, in whole or in part, provided that upon receipt of a notice of conversion from the Holder, the Company has the right to repay all or any portion of the Series A-2 Note included in the notice of conversion.

Additionally, the Series A-2 Note will automatically convert into shares of the Company’s common stock on the Maturity Date provided that (i) no event of default then exists, and (ii) each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the 20 trading day period ending on the trading day immediately prior to the automatic conversation date.

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At any time prior to the Maturity Date, the Company may also elect to redeem some or all of the outstanding principal amount for cash in an amount (the “Optional Redemption Amount”) equal to the sum of (a) 100% of the then outstanding principal amount of the note, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the note (the “Optional Redemption”). The Company may only effect an Optional Redemption if each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the period commencing on the date when the notice of the Optional Redemption is delivered to the date of the Optional Redemption and through and including the date payment of the Optional Redemption Amount is actually made in full.

Except as otherwise provided in the Series A-2 Note, including, without limitation, an Optional Redemption, the Company may not prepay any portion of the principal amount of the note without the prior written consent of the Holder.

The Company is not permitted to convert any portion of the Series A-2 Note if doing so results in the Holder beneficially owning more than 4.99% of the outstanding common stock of the Company after giving effect to such conversion, provided that on 61 days’ prior written notice from the Holder to the Company, that percentage may increase to 9.99%. However, if there is an automatic conversion, and the conversion would result in the Company issuing a number of shares in excess of the beneficial ownership limitation, then any such shares in excess of the beneficial ownership limitation will be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation, at which time or times the Holder will be issued such shares to the same extent as if there had been no such limitation.

The Series A-2 Note contains restrictive covenants which, among other things, restrict the Company’s ability to repay or repurchase any indebtedness, make distributions on or repurchase its common stock or enter into transactions with its affiliates.

Operating Lease

We have long-term operating lease obligations and deferred revenues related to franchise fees to be recognized over the term of franchise agreements with our franchises, generally ten years. We will begin to recognize deferred franchise fee revenue at the time a franchise commences operations.

In February 2019, the Company entered into a 5-year operating lease in Boca Raton, Florida in connection with the opening of its first gaming center. Rent is approximately $2,300 per month for the first year and contains customary escalation clauses. In June of 2019, the Company entered into a 5-year operating lease for its corporate office, rent is approximately $700 per month. In August of 2019, the Company opened its second gaming center and in connection with this gaming center entered into a 5-year operating lease in Deland, Florida. Rent is approximately $2,500 per month for the first year and contains customary escalation clauses. On June 26, 2020, the Company entered into a 10-year operating lease in El Paso, Texas for a corporate gaming center in Fort Bliss. It is a percentage rent lease (without a base rent) which provides for the (i) first and second year of the lease, the rent would be 10% of gross sales of such gaming center per year, (iii) third fourth and fifth year of the lease, the rent would be 12% of gross sales of such gaming center per year, and (iv) sixth, seventh, eighth, nineth and tenth year of the lease, the rent would be 14% of the gross sales of such gaming center per year.

Debt Obligations

For a detailed description of debt obligations of the Company, please see “Description of Business—Recent Developments—Debt Obligations” on page 41 of this prospectus.

Adoption of 2020 Omnibus Incentive Plan

The board and shareholders of the Company approved of the Simplicity Esports and Gaming Company 2020 Omnibus Incentive Plan (the “2020 Plan”) on April 22, 2020 and June 23, 2020, respectively. The 2020 Plan provides for various stock-based incentive awards, including incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, and other equity-based or cash-based awards.

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Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Revenue Recognition

As of January 1, 2018, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The Company adopted the standard using the modified retrospective method and the adoption did not have a material impact on its financial statements.

The Company recognizes revenue when performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control is transferred upon delivery to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods and services. Our revenue is derived from two sources, the first is from the sale of the rights to our players to third parties and second from participation and prize money awarded at gaming tournaments.

The following describes principal activities, separated by major product or service, from which the Company generates its revenues:

Company-owned Stores Sales

The Company-owned stores principally generate revenue from retail esports gaming centers. Revenues from Company-owned stores are recognized when the products are delivered, or the service is provided.

Franchise Royalties and Fees

Franchise royalties are based on six percent of franchise store sales after a minimum level of sales occur and are recognized as sales occur. Any royalty reductions, including waivers or those offered as part of a new store development incentive or as incentive for other behaviors, are recognized at the same time as the related royalty, as they are not separately distinguishable from the full royalty rate. Franchise royalties are billed on a monthly basis.

The Company recognizes initial franchise license fee revenue net of costs incurred, when the Company has performed substantially all the services required in the franchise agreement. Fees received that do not meet these criteria are recorded as deferred revenues until earned. Initial franchise fees are generally recognized once a location is opened to the public which is when management deems substantially all services required under the franchise agreements have been performed.

The Company offers various incentive programs for franchisees including royalty incentives, new restaurant opening incentives (i.e. development incentives) and other support initiatives. Royalties and franchise fees sales are reduced to reflect any royalty incentives earned or granted under these programs that are in the form of discounts.

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Esports revenue

Esports revenue is a form of competition using video games. Most commonly, esports takes the form of organized, multiplayer video game competitions, particularly between professional players, individually or as teams. Revenues from esports revenue are recognized when the competition is completed, and prize money is awarded.

Accounts Receivable

The Company estimates the allowance for doubtful accounts based on an analysis of specific customers (i.e. franchisees), taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay. Accounts receivable are written off against the allowance when management determines it is probable the receivable is worthless. Customer account balances with invoices dated over 90 days old are considered delinquent and considered in the allowance assessment. The Company performs credit evaluations of its customers and, generally, requires no collateral. Management has assessed accounts receivable and an allowance for doubtful accounts of approximately $11,000 has been recorded.

Goodwill

Goodwill is the excess of our purchase cost over the fair value of the net assets of acquired businesses. We do not amortize goodwill, but we assess our goodwill for impairment at least annually.

Intangible Assets and Impairment

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. The Company had intangible assets subject to amortization related to its acquisition of Simplicity Esports, LLC. These costs were included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the costs, which is 3 to 10 years.

The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers:

Name	Age	Position
Jed Kaplan	56	Chief Executive Officer, interim Chief Financial Officer, and Class II Director of the Company
Donald R. Caldwell	74	Chairman and Class I Director of the Company
Roman Franklin	37	President and Class I Director of the Company
Max Hooper	79	Class II Director of the Company
Frank Leavy	67	Class I Director of the Company
Edward Leonard Jaroski	73	Class I Director of the Company
William H. Herrmann, Jr.	74	Class II Director of the Company

Jed Kaplan. Mr. Kaplan has been a member of our board of directors since December 31, 2018 and our sole Chief Executive Officer since February 8, 2019. From December 31, 2018 to February 8, 2019, Mr. Kaplan served as our co-Chief Executive Officer. He founded and serves as the Chief Executive Officer of Shearson Financial Services, a FINRA-registered broker dealer, since May 1995. As a natural leader possessing a passion for sports management, Mr. Kaplan has been involved in a wide variety of professional sports ventures. Most recently Mr. Kaplan successfully sold the NBA G League Team, Iowa Energy, to the Minnesota Timberwolves. Currently Mr. Kaplan is also a minority owner of both the Memphis Grizzlies and Swansea City of the English Championship League. Mr. Kaplan’s insight, vision and knowledge are all represented as an appointed founding member of the NBA G League leadership committee. Mr. Kaplan graduated from City University of New York in 1989 with a Bachelor of Business Administration degree.

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The Company believes Mr. Kaplan’s strong expertise in the financial services and sports management industries qualifies him to serve on its board of directors.

Donald R. Caldwell. Mr. Caldwell, who has been an independent director and the Chairman of our board of directors since August 16, 2017, is an experienced investor, co-founded Cross Atlantic Capital Partners, Inc., a venture capital management company, where he has served as its Chairman and Chief Executive Officer since 1999. At Cross Atlantic Capital Partners, Inc., Mr. Caldwell has raised four investment funds totaling over $500 million of committed capital and is responsible for the firm’s operations, building the investment team, and growing the Cross Atlantic franchise through fundraising, network development, and deal flow generation. Prior to founding Cross Atlantic Capital Partners, Inc. in March 1999, Mr. Caldwell was President and Chief Operating Officer of Safeguard Scientifics, Inc. (NYSE: SFE) (“Safeguard”) from 1996 to 1999, where he also previously served as Executive Vice President from 1993 to 1996. In addition to his service on our board, Mr. Caldwell currently serves on the board of directors of two companies: Lightning Gaming, Inc. (a private company) since June 2015, where he serves as a director and chairman of the audit committee; and Quaker Chemical Corporation (NYSE: KWR) (a public company) since 1997, where he serves as lead director, as chairman of the executive committee and member of the compensation and audit committees; Mr. Caldwell was previously a member of the board of directors of Diamond Cluster International, Inc. from 1994 to 2010 and has served as a director for several private companies and non-profit organizations, including software and money management firms as well as the Pennsylvania Academy of the Fine Arts and the Committee for Economic Development. Mr. Caldwell is a Certified Public Accountant (Retired) and holds a Bachelor of Science degree from Babson College and a Master of Business Administration from the Graduate School of Business at Harvard University.

We believe Mr. Caldwell’s deep financial, entrepreneurial and business expertise and extensive experience as a member of the boards and board committees of other public companies qualifies him to serve on our board of directors.

Roman Franklin. Mr. Franklin has been a member of our board of directors since August 16, 2017 and our President since December 31, 2018. Mr. Franklin was Chief Investment Officer of SMC Global USA from March 2016 until December 31, 2016, and prior, President of Franklin Financial Planning from 2005 to 2016. Mr. Franklin is a 16-year veteran of the financial services industry. By the age of 22 he held FINRA Series 7, Series 66, and Life, Health, and Variable Insurance Licenses. In 2005, he founded a fee-only registered investment advisory firm. In 2008, he was one of the youngest recipients of the National Association of Financial Advisors (“NAPFA”) Registered Financial Advisor (RFA) designation. In 2015, he was elected as a Board Member of the NAPFA, South Region Board of Directors, overseeing more than a dozen states from Texas, to Florida, to North Carolina. Mr. Franklin has experience in domestic and international investment, and has been involved in multiple business transactions tied to India, including the sale of a 50% equity stake in his wealth management business to Indian financial services firm SMC. Mr. Franklin holds a Bachelor of Science degree in Management from Barry University and an M.B.A. in Finance from the Graduate School of Business at Stetson University. His civic organization roles include School Advisory Council for Volusia County Schools, City of DeLand Economic Development Committee, and the Boys’ and Girls’ Clubs of Central Florida.

We believe Mr. Franklin’s strong expertise in finance and international and domestic business transactions qualifies him to serve on our board of directors.

Max Hooper. Dr. Hooper, who has been an independent member of our board of directors since August 16, 2017, serves as Managing Director of Merging Traffic, a web-based crowdsourcing portal, since September 2015 and Head of Investment Banking and Senior Vice President of Triloma Securities, a subsidiary of Triloma Financial Group LLC, since January 2016. Dr. Hooper is also the founder and owner of Partners Advisory Group and Partners Capital Group, two financial advisory firms since January 2014. Since February 2018, Dr. Hooper’s primary focus has been as Managing Director/CEO of Managing Traffic and co-owner of Triloma Financial Group. Prior to that, Dr. Hooper was co-founder of Equity Broadcasting Corporation, a media company that owned and operated more than one hundred television stations across the United States. Dr. Hooper is an accomplished entrepreneur and has started multiple businesses in technology/internet, lodging, and services industries. Dr. Hooper has served on the investment committee of several venture capital and angel funds, and has completed “work out” transactions as a Certified Debt Arbitrator representing banks and private transactions. Dr. Hooper also has prior experience with SPACs such as transaction structuring, administration, research, and execution. Dr. Hooper has earned five doctorate degrees from a variety of institutions.

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We believe Dr. Hooper’s expertise in investment, management and mergers and acquisitions over various industries qualify him to serve on our board of directors.

Frank Leavy. Mr. Leavy has been an independent member of our board of directors since August 16, 2017. Since 2007, Mr. Leavy has been the Senior Vice President and Director of Finance and Administration for Blake’s All Natural Foods, a manufacturer of “better for you” frozen entrees. Prior to that, he held various financial officer positions at member companies of Group Rossignol, a world leading company in the winter sports industry. Specifically, he was Controller of Rossignol Ski Company from 1982 to 2006 and Vice President of Finance of Skis Dynastar, Inc. and Skis Dynastar Canada from 2000 to 2006. He also served as Chief Operating Officer at Roger Cleveland Golf Company, a subsidiary of Group Rossignol from 1999 to 2000 and was elected a director of the company from 2003 to 2005. Mr. Leavy holds a Bachelor of Arts degree from the College of the Holy Cross and a Master of Science degree in accounting from the Graduate School of Professional Accounting at Northeastern University.

We believe Mr. Leavy’s extensive experience in corporate finance qualify him to serve on our board of directors.

Edward Leonard Jaroski. Mr. Jaroski has been an independent member of our board of directors since October 2017. Mr. Jaroski was the founder of Capstone Asset Management Company and had served as its President and Chief Executive Officer from 1987 to 2016. Mr. Jaroski was Chairman, Chief Executive Officer and President of various Capstone/Steward Funds in the fund complex from 1987 through 2016. Mr. Jaroski was at Tenneco Financial Services from 1981 to 1987, where he was the Executive Vice President. He started his career at Philadelphia Life Insurance Company as Manager of Investments in 1969, where he served until 1981 and also served as its Vice President of Finance. He also served as a Director of Philadelphia Life Asset Management Company. Mr. Jaroski holds the insurance industry professional designations of Chartered Life Underwriter, Charter Financial Consultant and Fellow Life Management Institute. He holds a B.B.A. degree in Accounting from Temple University.

We believe Mr. Jaroski’s experience in investments and asset management qualify him to serve on our board of directors.

William H. Herrmann, Jr. Mr. Herrmann has been an independent member of our board of directors since October 2017. Mr. Herrmann has over 45 years of experience in financial services, and insurance and investment planning industries. Presently, Mr. Herrmann is the Owner of Herrmann & Associates, a financial services firm affiliated with Hudson Heritage Capital Management Inc., a Registered Investment Advisor since February 15, 2006. Mr. Herrmann has also served as an independent Director of Steward Funds, from 2011 until 2017. Mr. Herrmann served as the Chairman of the Nominating and Corporate Governance Committee and was Chairman of the Contracts Committee. He previously served as Independent Lead Director of Steward Funds Mr. Herrmann is also an Independent Director of Church Capital Fund.

Mr. Herrmann is a member of the Advisory Committee to the Liquidation Trustee for Church Capital Fund Liquidation Trust under TMI Trust Company. Mr. Herrmann is also a Trustee of LuLu Shriners Investment Advisory Committee and the Chairman of Beta Rho Property Company. Mr. Herrmann holds a B.A. from the University of Pennsylvania, and an MBA from Temple University, and holds the Chartered Life Underwriter (CLU) designation from American College. Mr. Herrmann holds Series 7, 63, and 65 securities licenses as well as insurance licenses in multiple states.

We believe Mr. Herrmann’s experience in financial services and the investment planning industry qualify him to serve on our board of directors.

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Our officers and board of directors are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies.

Number and Terms of Office of Officers and Directors

Our board of directors is comprised of nine directors, divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class serving a two-year term. There are four Class I directors and five Class II directors. However, as of October 5, 2020, there are two board vacancies. The board is conducting a search for replacement directors to fill the vacancies. Once suitable replacements are found, they will serve as Class II directors.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Board Committees and Director Independence

Our common stock is presently quoted on the OTCQB under the symbol “WINR.” Our warrants issued in connection with our initial public offering in August 2017 are currently listed on OTCQB under the symbol “WINRW.” Under the rules of the OTCQB, we are not required to maintain a majority of independent directors on our Board of Directors and we are not required to establish committees of the Board of Directors consisting of independent directors. However, we have applied to list our common stock and our warrants on The Nasdaq Capital Market (“Nasdaq Capital Market”). In order to list our common stock and our warrants on the Nasdaq Capital Market, we are required to comply with the Nasdaq Capital Market standards relating to corporate governance, requiring, among other things, that:

●	A majority of our Board of Directors to consist of “independent directors” as defined by the applicable rules and regulations of the Nasdaq Capital Market;

●	The compensation of our executive officers to be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised solely of independent directors;

●	That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors; and

●	Establishment of an audit committee with at least three independent directors as well as composed entirely of independent directors, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules.

Under applicable Nasdaq Capital Market rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. Our Board of Directors has determined in its business judgment that each of Messrs. Caldwell, Leavy, Jaroski and Herrmann and Dr. Hooper is independent within the meaning of the Nasdaq Capital Market rules for U.S. Companies, the Sarbanes-Oxley Act and related SEC rules. Therefore, a majority of the members of our Board of Directors is independent.

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In addition, our Board of Directors has two standing committees: an Audit Committee and a Compensation Committee.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Both our audit committee and our compensation committee are composed solely of independent directors.

Audit Committee

Messrs. Caldwell and Leavy and Dr. Hooper serve as members of our audit committee. Mr. Caldwell serves as chairman of the audit committee. Under Nasdaq Capital Market listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Caldwell, and Leavy and Dr. Hooper are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Caldwell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

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Compensation Committee

The members of our compensation committee are Messrs. Caldwell and Jaroski and Dr. Hooper. Mr. Caldwell serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq Capital Market and the SEC.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq Listing Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Caldwell, Jaroski, Leavy, and Herrmann, and Dr. Hooper. In accordance with Rule 5605(e)(1)(A) of the Nasdaq Listing Rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election. Our stockholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in our bylaws.

We have not formerly established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We previously filed a copy of our form of Code of Ethics as an exhibit to our registration statement on Form S-1 (File 333-219251). You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

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Limitation on Liability and Indemnification of Officers and Directors

Our third amended and restated certificate of incorporation, as amended, provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our restated certificate provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (“DGCL”).

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our third amended and restated certificate. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification we provide to our officers and directors will only be able to be satisfied by us if we have sufficient funds outside of the trust account.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our board of directors oversees the risk management processes. Our board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit committee supports our board in discharging its oversight duties and addresses risks inherent in its area.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years ended May 31, 2020 for:

●	our principal executive officer or other individual serving in a similar capacity, and

●	our two most highly compensated executive officers, other than our principal executive officer, who were serving as corporate officers as of May 31, 2020.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

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2020 Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($)	All Other Compensation ($)	Total ($)
Jed Kaplan,	5/31/2020	$-	$75,000	(1)	$311,925	(2)	$-	-	$386,925
Chief Executive Officer	5/31/2019	$-	$-		$72,000	(2)	$-	-	$72,000

Roman Franklin,	5/31/2020	$100,000	$75,000	(1)	$245,215	(3)	$-	-	$420,215
President	5/31/2019	$41,666	$-		21,600	(3)	$-	-	$63,266

(1)	Amounts have been accrued as of May 31, 2020.
(2)	Includes the aggregate grant date fair values for all restricted stock granted to the named executive officers vested in the current fiscal year, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”). Assumptions used to determine the aggregate grant date fair value of the restricted stock include a per share grant date fair value of $0.60, based on the closing stock price of the Company’s common stock as reported on OTC Markets on March 27, 2019, the grant date. Also included herein $269,625 accrued as of May 31, 2020. Assumptions used to determine the accrued amount have been computed in in accordance with Topic 718. Assumptions used to determine the aggregate grant date fair value of the restricted stock include a per share grant date fair values ranging from $0.87 to $1.40, based on the closing stock prices of the Company’s common stock as reported on OTC Markets on various dates.
(3)	Includes the aggregate grant date fair value for all restricted stock granted to the named executive officers vested in the current fiscal year, computed in accordance with Topic 718. Assumptions used to determine the aggregate grant date fair value of the restricted stock include a per share grant date fair value of $0.60, based on the closing stock price of the Company’s common stock as reported on OTC Markets on March 27, 2019, the grant date. Also included herein $232,615 accrued as of May 31, 2020. Assumptions used to determine the accrued amounts have been computed in in accordance with Topic 718. Assumptions used to determine the aggregate grant date fair value of the restricted stock include a per share grant date fair values ranging from $0.87 to $1.40, based on the closing stock prices of the Company’s common stock as reported on OTC Markets on various dates.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information on outstanding options and stock awards on a pre-reverse split basis held by the named executive officers as of May 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Of Stock that Have Not Vested (#)	Market Value Of Shares Or Units of Stock That Have Not Vested ($)
Jed Kaplan	-	-	$ N/A	N/A	-	$ N/A

Roman Franklin	-	-	$ N/A	N/A	-	$ N/A

2020 Option Exercises and Stock Vested Table

The following table sets forth the vesting of restricted stock on a pre-reverse split basis during the fiscal year ended May 31, 2020 for the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jed Kaplan	120,000	$95,300

Roman Franklin	36,000	$28,590

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Executive Officer and Director Compensation

The Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the compensation committee. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of share-based awards, if any.

Base Salary

Our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

We intend to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

On July 29, 2020, the board of directors approved a cash bonus to each of Messrs. Kaplan and Franklin in the amount of $75,000 in return for services provided during the 2020 fiscal year. Such bonuses will be deferred and paid when the Company has sufficient funds available to pay such bonuses, as to be reasonably determined by the board of directors and the respective executives.

Stock-Based Awards

We intend to use stock-based awards to reward long-term performance of the executive officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by our Board of Directors and is being submitted to our shareholders for approval at the special meeting in lieu of an annual meeting.

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Restricted Stock Awards

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Jed Kaplan, our Chief Executive Officer and interim Chief Financial Officer and a member of our board of directors, 20,000 (120,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine month period. As of October 5, 2020, all of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Roman Franklin, our President and a member of our board of directors, 6,000 (36,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine month period. As of October 5, 2020, all of such shares have vested.

Each of the Restricted Stock Awards was entered into in connection with entry into employment agreements with each of Messrs. Kaplan and Franklin initially executed on December 31, 2018.

On July 29, 2020, the Board approved the grant of 55,834 (335,000 pre-reverse split) shares of common stock to Jed Kaplan, our Chief Executive Officer and Interim Chief Financial Officer and a member of our board of directors. Of these shares, (i) 41,667 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Kaplan to the Company during the 2020 fiscal year, (ii) 11,667 (70,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Kaplan 2018 Agreement (as hereinafter defined), and (iii) 2,500 (15,000 pre-reverse split) shares of common stock related to grants made pursuant to the Kaplan 2020 Agreement (as hereinafter defined). The Kaplan 2018 Agreement provided for the grant to Mr. Kaplan of 1,667 (10,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of 11,667 (70,000 pre-reverse split) shares of common stock that should have been granted for the months of January 2020 through July 2020. The Kaplan 2020 Agreement provides for the grant to Mr. Kaplan of 2,500 (15,000 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 55,834 (335,000 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof.

On July 29, 2020, the Board also approved the grant of 46,417 (278,500 pre-reverse split) shares of common stock to Roman Franklin, our President and a member of our board of directors. Of these shares, (i) 41,667 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Franklin to the Company during the 2020 fiscal year, (ii) 3,500 (21,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Franklin 2018 Agreement (as hereinafter defined), and (iii) 1,250 (7,500 pre-reverse split) shares of common stock related to grants made pursuant to the Franklin 2020 Agreement (as hereinafter defined). The Franklin 2018 Agreement provided for the grant to Mr. Franklin of 500 (3,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of 3,500 (21,000 pre-reverse split) shares of common stock that should have been granted for the months of January 2020 through July 2020. The Franklin 2020 Agreement provides for the grant to Mr. Franklin of 1,042 (6,250 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 46,417 (278,500 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof.

Executive Employment Agreements

On December 31, 2018, the Company entered into an employment agreement (the “Kaplan 2018 Agreement”) with Jed Kaplan, pursuant to which the parties agreed that he will serve as the Co-Chief Executive Officer of the Company until March 31, 2019, at which point he automatically became the sole Chief Executive Officer of the Company. Under the terms of the Kaplan 2018 Agreement, Mr. Kaplan did not receive a salary or other monetary compensation and in lieu thereof he will receive an equity grant of 1,667 (10,000 pre-reverse split) shares of Common Stock per month, which shares will be fully vested upon grant.

On July 29, 2020, the Company entered into a new employment agreement (the “Kaplan 2020 Agreement”) with Mr. Kaplan. Such employment agreement replaced the Kaplan 2018 Agreement. As a result, the Kaplan 2018 Agreement was terminated and is of no further force or effect. Pursuant to the terms of the Kaplan 2020 Agreement, the Company agreed to pay Mr. Kaplan a monthly base salary of $5,000; provided, however, that the parties agreed that such base salary will be deferred and will accumulate until the Company has sufficient cash available to make such payments, to be reasonably determined by the Board of Directors and Mr. Kaplan, at which time all accrued and unpaid base salary will be paid. In addition, Mr. Kaplan will receive an equity grant of 2,500 (15,000 pre-reverse split) shares of common stock per month, which shares will be fully vested upon grant. Mr. Kaplan will also be eligible to receive a quarterly bonus in the form of cash or an equity grant of shares and will be entitled to participate in the Company’s employee benefit plans. In addition, if, during the term of the Kaplan 2020 Agreement, the Company’s shares are approved for listing on a U.S. national securities exchange, the Company will pay Mr. Kaplan a $50,000 cash bonus, to be paid upon such listing begin effective.

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The term of the Kaplan 2020 Agreement is for an initial one-year term, which shall automatically renew for successive one-year terms unless either party provides 60 days’ advance written notice of its intention not to renew the Kaplan 2020 Agreement at the conclusion of the then applicable term. The term of the Kaplan 2020 Agreement may be terminated by the Company with or without cause or by Mr. Kaplan with or without good reason, as such terms are defined therein.

On December 31, 2018, the Company also entered into an employment agreement (the “Franklin 2018 Agreement”) with Roman Franklin, pursuant to which the parties agreed that he will serve as the President of the Company. Pursuant to the terms of the Franklin 2018 Agreement, the Company agreed to that Mr. Franklin will receive (i) a monthly base salary of $8,333.33 and (ii) an equity grant of 500 (3,000 pre-reverse split) shares of Common Stock per month, which shares will be fully vested upon grant.

On July 29, 2020, the Company entered into a new employment agreement (the “Franklin 2020 Agreement”) with Mr. Franklin. Such employment agreement replaced the Franklin 2018 Agreement. As a result, the Franklin 2018 Agreement was terminated and is of no further force or effect. Pursuant to the terms of the Franklin 2020 Agreement, the Company agreed to pay Mr. Franklin a monthly base salary of $12,500; provided, however, that the parties agreed that such base salary will be deferred and will accumulate until the Company has sufficient cash available to make such payments, to be reasonably determined by the Board of Directors and Mr. Franklin, at which time all accrued and unpaid base salary will be paid. In addition, Mr. Franklin will receive an equity grant of 6,250 shares of common stock per month, which shares will be fully vested upon grant. Mr. Franklin will also be eligible to receive a quarterly bonus in the form of cash or an equity grant of shares and will be entitled to participate in the Company’s employee benefit plans. In addition, if, during the term of the Franklin 2020 Agreement, the Company’s shares are approved for listing on a U.S. national securities exchange, the Company will pay Mr. Franklin a $50,000 cash bonus, to be paid upon such listing begin effective.

Each of the Kaplan 2020 Agreement and the Franklin 2020 Agreement contains customary non-competition and non-solicitation covenants for a period of one year after the termination of the executive’s employment.

2020 Omnibus Incentive Plan

The board and shareholders of the Company approved of the Simplicity Esports and Gaming Company 2020 Omnibus Incentive Plan (the “2020 Plan”) on April 22, 2020 and June 23, 2020, respectively. We believe that the 2020 Plan serves as an essential element of our compensation program and is critical to our ability to attract and retain the highly qualified employees essential for the execution of our business strategy. We believe the 2020 Plan will (i) attract and retain key personnel, and (ii) provide a means whereby directors, officers, employees, consultants, and advisors of the Company and its subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measure by reference to the value of the Company’s common stock, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and aligning their interests with those of the Company’s stockholders. The 2020 Plan provides for various stock-based incentive awards, including incentive and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), and other equity-based or cash-based awards.

2020 Plan Highlights

Highlights of the 2020 Plan are as follows:

●	The Compensation Committee, which is comprised solely of independent directors, administers the 2020 Plan.

●	The total number of shares of common stock authorized for issuance under the 2020 Plan is 1,000,000 shares, or approximately 11.7% of the common stock outstanding at May 20, 2020.

●	No non-employee director may be granted awards under the 2020 Plan during any calendar year if such awards, taken together with any cash fees paid to such non-employee director would exceed a total value of $250,000 (calculated in accordance with the terms of the 2020 Plan).

●	The exercise price of options and SARs may not be less than the fair market value of the common stock on the date of grant.

●	In addition to other vesting requirements, the Compensation Committee may condition the vesting of awards on the achievement of specific performance targets.

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Material Features of the 2020 Plan

Term

The 2020 Plan was effective June 23, 2020. The 2020 Plan will terminate on June 23, 2030, unless the Board terminates it earlier.

Purpose

The purpose of the 2020 Plan is to provide a means through with the Company and its subsidiaries may attract and retain key personnel, and to provide a means whereby directors, officer, employees, consultants, and advisors of the Company and its subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and aligning their interests with those of the Company’s stockholders.

Administration

Pursuant to the terms of the 2020 Plan, a committee of the Board or any properly delegated subcommittee, or, if no such committee or subcommittee thereof exists, the Board, shall administer the 2020 Plan. The Compensation Committee, which is comprised entirely of independent directors, administers the 2020 Plan. The Compensation Committee will have the sole and plenary authority to (i) designate participants; (ii) determine the type or types of awards; (iii) determine the number of shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled in, or exercised for, cash, shares of Company common stock, other securities, other awards, or other property, or canceled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Company common stock, other securities, other awards, or other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the participant or of the Compensation Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the 2020 Plan and any instrument or agreement relating to, or award granted under, the 2020 Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee shall deem appropriate for the proper administration of the 2020 Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2020 Plan.

The Compensation Committee may delegate its authority to administer the 2020 Plan as permitted by law, except for award grants to non-employee directors.

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The Compensation Committee will have the discretion to select particular performance targets in connection with awards under the 2020 Plan. Under the 2020 Plan, performance targets are specific levels of performance of the Company (and/or subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on the specified measures, including, but not limited to:

●	debt ratings;	●	share price;
●	debt to capital ratio;	●	total stockholder return;
●	generation of cash;	●	acquisition or disposition of assets;
●	issuance of new debt;	●	acquisition or disposition of companies, entities or businesses;
●	establishment of new credit facilities;	●	creation of new performance and compensation criteria for key personnel;
●	retirement of debt;	●	recruiting and retaining key personnel;
●	return measures (including, but not limited to, return on assets, return on capital, return on equity);	●	customer satisfaction;
●	attraction of new capital;	●	employee morale;
●	cash flow;	●	hiring of strategic personnel;
●	earnings per share;	●	development and implementation of Company policies, strategies and initiatives;
●	net income;	●	creation of new joint ventures;
●	pre-tax income;	●	increasing the Company’s public visibility and corporate reputation;
●	pre-tax pre-bonus income;	●	development of corporate brand name;
●	operating income;	●	overhead cost reductions; or
●	gross revenue;	●	any combination of or variations on the foregoing.
●	net revenue;
●	net margin;
●	pre-tax margin;

Eligibility

Employees, directors and independent contractors (except those performing services in connection with the offer or sale of the Company’s securities in a capital raising transaction, or promoting or maintaining a market for the Company’s securities) of the Company or its subsidiaries will be eligible to receive awards under the 2020 Plan.

Maximum Shares Available

Awards granted under the 2020 Plan are subject to the following limitations: (i) no more than 166,667 (1,000,000 pre-reverse split) shares of common stock (the “Absolute Share Limit”) will be available for awards under the 2020 Plan; (ii) no more than the number of shares of common stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of incentive stock options granted under the 2020 Plan; and (iii) the maximum number of shares of common stock subject to awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed a total value of $250,000 (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

When (i) an option or SAR is granted under the 2020 Plan, the maximum number of shares subject to the option or SAR will be counted against the Absolute Share Limit as one share for every share subject to such option or SAR, regardless of the actual number of shares (if any) used to settle such option or SAR upon exercise; and (ii) an award other than an option or SAR is granted under the 2020 Plan, the maximum number of shares subject to the award will be counted against the Absolute Share Limit as two shares for every share subject to such award, regardless of the actual number of shares (if any) used to settle such award. The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the 2020 Plan, as applicable. If shares are not issued or are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares will not be added back to the Absolute Share Limit, but rather will count against the Absolute Share Limit.

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To the extent that an award granted under the 2020 Plan or a prior plan award expires or is canceled, forfeited or terminated, in whole or in part without issuance to the holder thereof of shares of common stock to which the award or prior plan award related or cash or other property in lieu thereof, the unissued shares of common stock will again be available for grant under the 2020 Plan; provided that, in any such case, the number of shares again available for grant under the 2020 Plan shall be the number of shares previously counted against the Absolute Share Limit (or, in the case of prior plan award, the number of shares that would have been counted against the Absolute Share Limit if such prior plan award had been granted under this 2020 Plan) with respect to such unissued shares of common stock to which such award or prior plan award related, as determined in accordance with the terms of the 2020 Plan.

Awards may, in the sole discretion of the Compensation Committee, be granted under the 2020 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards will not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) will be counted against the aggregate number of shares of common stock available for awards of incentive stock options under the 2020 Plan. Subject to applicable stock exchange requirements, available shares of common stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for awards under the 2020 Plan and will not reduce the number of shares of common stock available for issuance under the 2020 Plan.

Adjustments

In the event of a merger, consolidation, reorganization, recapitalization, reorganization, stock split or dividend, or similar event affecting the common stock, the number (including limits on shares of common stock granted) and kind of shares granted under the 2020 Plan, the Compensation Committee will make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of the Absolute Share Limit, the number of shares of common stock or other securities of the Company that may be issued in respect of awards or with respect to which awards may be granted and the terms of any outstanding award.

Restricted Stock

The Compensation Committee will be authorized to award restricted stock under the 2020 Plan. Awards of restricted stock will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is subject to such restrictions as may be determined by the Compensation Committee for a specified period.

RSU Awards

The Compensation Committee will be authorized to award RSUs in lieu of or in addition to any restricted stock awards. RSUs will be subject to the terms and conditions established by the Compensation Committee. Each RSU will have an initial value that is at least equal to the fair market value of a share of Company common stock on the date of grant. RSUs may be paid at such time as the Compensation Committee may determine in its discretion, and payments may be made in a lump sum or in installments, in cash, shares of common stock, or a combination thereof, as determined by the Compensation Committee in its discretion.

Options

The Compensation Committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the 2020 Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2020 Plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2020 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2020 Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise), or through a “net exercise,” or the Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as the Compensation Committee may determine to be appropriate.

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Stock Appreciation Rights

The Compensation Committee will be authorized to award SARs under the 2020 Plan. SARs will be subject to the terms and conditions established by the Compensation Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2020 Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs.

Other Stock-Based Awards

The Compensation Committee will be authorized to award other stock-based awards having terms and conditions as determined by the Compensation Committee. These awards may be granted either alone or in tandem with other awards.

Qualified Performance-Based Awards

Restricted stock and RSUs granted to officers and employees of the Company may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more identified performance targets. The applicable performance period may not be less than three months nor more than 10 years.

Dividends and Voting Rights

Participants awarded stock options and SARs will not receive dividends or dividend equivalents or have any voting rights with respect to shares of common stock underlying these awards prior to the issuance of any such shares. Participants that hold unearned awards subject to performance vesting conditions (other than or in additional to the passage of time) will not receive dividends or dividend equivalents or have any voting rights with respect to shares of common stock underlying these awards prior to the issuance of any such shares; provided, however, that dividends and dividend equivalents may be accumulated in respect of unearned awards and paid within 30 days after such awards are earned and become payable or distributable.

Transferability

Awards granted under the 2020 Plan generally will be transferable only by will or the applicable laws of descent and distribution. In certain limited circumstances, the Compensation Committee may authorize stock options, other than incentive stock options, to be transferred to family members or trusts controlled by family members of the participant. Restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse.

Change in Control

In the event of a Change in Control (as defined in the 2020 Plan), options become immediately exercisable in full. In addition, in such event the Compensation Committee may accelerate the termination date of the option to a date no earlier than 30 days after notice of such acceleration is given to the participant. Upon the giving of any such acceleration notice, the option shall become immediately exercisable in full.

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A participant’s right to SARs under an SAR agreement immediately vest as to 100% of the total number of shares covered by the grant (i) upon termination of the grantee’s employment on account of the grantee’s death or permanent disability; or (ii) upon the occurrence of a Change in Control.

With respect to restricted stock and RSUs, in the event that the grantee’s status as an employee is terminated following a Change in Control, then all unvested shares of restricted stock and RSUs will immediately vest.

Clawback

All awards under the 2020 Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Compensation Committee and as in effect from time to time; and (ii) applicable law.

Amendment and Termination

The Board may terminate or amend the 2020 Plan or any portion thereof at any time; provided, however, that the Board may not, without stockholder approval, amend the 2020 Plan if:

●	Such approval is necessary to comply with any regulatory requirement applicable to the 2020 Plan;
●	It would materially increase the number of securities which may be issued under the 2020 Plan (except for increases expressly provided for in the 2020 Plan; or
●	It would materially modify the requirements for participation in the 2020 Plan.

In addition, any such amendment that would materially and adversely affect an award holder’s rights with respect to a previously granted and outstanding award will not to that extent be effective without the consent of the affected holder of such award.

The Compensation Committee may terminate or amend any award agreement, to the extent consistent with the terms of the 2020 Plan and any applicable award agreement and so long as such termination or amendment would not materially and adversely affect an award holder’s rights with respect to a previously granted and outstanding award (unless the affected holder consents thereto); provided, however that the Compensation Committee may not, without stockholder approval, amend or terminate an award or award agreement to:

●	Reduce the exercise price of any option or the strike price of any SAR,
●	To cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the intrinsic value (if any) of the canceled option or SAR; and
●	Take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences to 2020 Plan participants and the Company of the grant, vesting and exercise of awards under the 2020 Plan and the disposition of shares acquired pursuant to the exercise of such awards and is based upon an interpretation of the current federal income tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be a complete statement of applicable law or constitute tax advice, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. To the extent that any awards under the 2020 Plan are subject to Section 409A of the Code (“Section 409A”), the following discussion assumes that such awards will be designed to conform to the requirements of Section 409A and the regulations promulgated thereunder (or an exception thereto). The 2020 Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

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Incentive Stock Options. Options issued under the 2020 Plan and designated as incentive stock options are intended to qualify as such under Section 422 of the Code. Under the provisions of Section 422 of the Code and the related regulations, holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options, and the Company will not be entitled to a deduction at the time of the grant or exercise of the option. However, the difference between the value of the common stock received on the exercise date and the exercise price paid will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability to the holder for the taxable year in which the exercise occurs. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the shares of our common stock acquired through the exercise of an incentive stock option is at least (i) two years from the date of grant of the option and (ii) one year from the date the option was exercised. If these holding period requirements are satisfied, any gain or loss realized on a subsequent disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If these holding periods requirements are not met, then, upon such “disqualifying disposition” of the shares, the participant will generally realize compensation, taxable as ordinary income, at the time of such disposition in an amount equal to the difference between the fair market value of the share on the date of exercise over the exercise price, limited to the gain on the sale, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Section 162(m)of the Code for compensation paid to certain executives designated thereunder. Finally, if an otherwise qualified incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

Non-qualified Stock Options. No income will generally be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Section 162(m) of the Code for compensation paid to certain executives designated thereunder. Upon a subsequent disposition of the shares acquired under a non-qualified stock option, the participant will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the shares are disposed of within one year after the non-qualified stock option is exercised, and long-term if shares were held more than 12 months as of the sale date.

Restricted Stock. A participant will normally not be required to recognize income for federal income tax purposes upon the grant of an award of restricted stock, nor is the Company entitled to any deduction, to the extent that the shares awarded have not vested (i.e., are no longer subject to a substantial risk of forfeiture). On the date an award of restricted stock is no longer subject to a substantial risk of forfeiture, the participant will compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the vested shares on that date and the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. The participant may, however, make an election under Section 83(b) of the Code, within 30 days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the difference between the fair market value of the shares on the date of grant and the amount the participant paid for such shares, if any. If the shares subject to such election are subsequently forfeited, the participant will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Section 162(m) of the Code for compensation paid to certain executives designated thereunder. Upon the sale of the vested shares, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made a Section 83(b) election, the holding period commences on the date of the grant.

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Deferred Stock Units and Restricted Stock Units. A participant will not be subject to federal income tax upon the grant of a deferred stock unit award or a restricted stock unit award, and the Company is not entitled to a deduction at the time of grant. Rather, upon the delivery of shares or cash pursuant to a deferred stock unit award or a restricted stock unit award, the participant will generally have compensation taxable at ordinary income rates in an amount equal to the fair market value of the number of shares (or the amount of cash) actually received with respect to the settlement of the award of such units. We will generally be able to deduct the amount of the ordinary income realized by the participant for U.S. federal income tax purposes, but the deduction may be limited under Section 162(m) of the Code for compensation paid to certain executives designated thereunder. If the participant receives shares upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

SARs. SARs are treated very similarly to non-qualified options for tax purposes. No income will normally be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize compensation taxable as ordinary income in an amount equal to either: (i) the cash received upon exercise; or (ii) if shares are received upon the exercise of the SAR, the fair market value of the shares received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Section 162(m) of the Code for compensation paid to certain executives designated thereunder.

Performance Awards. A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance award is payable in shares, the fair market value of the shares received. When the participant recognizes ordinary income upon payment of a performance award, the Company generally will be entitled to a tax deduction in the same amount.

Other Stock-Based Awards. A participant will generally have compensation taxable as ordinary income for federal income tax purposes in an amount equal to the difference between the fair market value of the shares on the date the award is settled (whether in shares or cash, or both) over the amount the participant paid for such shares, if any. We will generally be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Section 162(m) for compensation paid to certain executives designated thereunder.

Consequences of Change of Control. If a change of control of the Company causes awards under the 2020 Plan to accelerate vesting or is deemed to result in the attainment of performance goals, certain participants could, in some cases, be considered to have received “excess parachute payments,” which could subject certain participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company’s deductions under Section 280G of the Code.

Section 409A. Section 409A applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as non-qualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Awards of stock options, SARs, restricted stock units and performance awards under the 2020 Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the 2020 Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant.

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Section 162(m). The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2020 Plan when recognized, subject to the limits of Section 162(m) of the Code (“Section 162(m)”). Prior to 2018, Section 162(m) imposed a $1 million limit on the amount a public company may deduct for compensation paid to a Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Chief Financial Officer) who were employed as of the end of the year. This limitation did not apply to compensation that met Code requirements for “qualified performance-based compensation.” The performance-based compensation exemption, the last day of the year determination date, and the exemption of the Chief Financial Officer from Code Section 162(m)’s deduction limit have all been repealed under the Tax Cuts and Jobs Act of 2017 (“Tax Reform”), effective for taxable years beginning after December 31, 2017, such that awards paid under the 2020 Plan to our covered executive officers may not be deductible for such taxable years due to the application of the $1 million deduction limitation. However, under Tax Reform transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to the performance-based compensation exception. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Compensation Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.

Tax Withholding. The Company and its affiliates have the right to deduct or withhold, or require a participant to remit to the Company and its affiliates, an amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising with respect to awards under the 2020 Plan.

Equity Compensation Plan Information

The table below sets forth information as of May 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$—	250,000	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	250,000	(1)

(1) Post-reverse split shares (1,500,000 pre-reverse split shares). This represents (i) 83,334 (500,000 pre-reverse split) shares of common stock issuable pursuant to the 2018 Equity Incentive Plan (the “2018 Plan”), and (ii) 166,667 (1,000,000 pre-reverse split) shares of common stock issuable pursuant to the Simplicity Esports and Gaming Company 2020 Omnibus Incentive Plan (the “2020 Plan”).

The Company’s stockholders approved the 2018 Plan on October 4, 2018. Under the 2018 Plan, 83,334 (500,000 pre-reverse split) shares of common stock are authorized for issuance to employees, officers, directors, consultants. The 2018 Plan authorizes the grant of nonqualified stock options and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, other stock bonus awards, and performance compensation awards. There were 83,334 (500,000 pre-reverse split) shares available for award as of May 31, 2020 under the 2018 Plan. The Company does not intend to make any grants under the 2018 Plan.

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The Board of Directors and stockholders of the Company approved the 2020 Plan on April 22, 2020 and June 23, 2020, respectively. Under the 2020 Plan, 166,667 (1,000,000 pre-reverse split) shares of common stock are authorized for issuance to employees, directors and independent contractors (except those performing services in connection with the offer or sale of the Company’s securities in a capital raising transaction, or promoting or maintaining a market for the Company’s securities) of the Company or its subsidiaries. The 2020 Plan authorizes equity-based and cash-based incentives for participants. There were 166,667 (1,000,000 pre-reverse split) shares available for award as of May 31, 2020 under the 2020 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of and percent of the Company’s common stock beneficially owned as of October 5, 2020 (pre-reverse split and post-reverse split), by all directors, our named executive officers, our directors and executive officers as a group, and persons or groups known by us to own beneficially 5% or more of our common stock.

Except as noted below, the business address of each of the beneficial owners listed below is c/o Simplicity Esports and Gaming Company, 7000 W. Palmetto Park Rd., Suite 505, Boca Raton, FL 33433.

Name of Beneficial Owner	Pre-Reverse Split Amount and Nature of Beneficial Ownership	Post-Reverse Split Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Directors and Executive Officers
Jed Kaplan (2)	1,566,614	261,103	15.7%
Roman Franklin (3)	541,267	90,212	5.5%
Donald R. Caldwell (4)	137,000	22,834	1.4%
Max Hooper (5)	49,500	8,250	* %
Frank Leavy (6)	47,625	7,938	* %
Edward Leonard Jaroski (7)	148,500	24,750	1.5%
William H. Herrmann, Jr. (8)	72,309	12,052	* %
All directors and officers as a group (7 persons) (9)	2,562,815	427,136	25.4%
Principal Shareholders (more than 5%):
Polar Asset Management Partners Inc. (10)	759,919	126,654	7.3%
Timothy P. Schenden – SEP IRA (11)	522,422	87,071	5.3%

*	Less than 1%.

(1)

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on October 5, 2020. On October 5, 2020, there were 1,654,865 (9,929,190 pre-reverse split) shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding warrants and other derivative securities owned by that person which are exercisable within 60 days of October 5, 2020. Common stock warrants and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Includes 3,253 (19,517 pre-reverse split) shares of Common Stock owned indirectly through Mr. Kaplan’s wife, Jamie Kaplan, and 8,334 (50,000 pre-reverse split) shares of Common Stock issuable upon exercise of 8,334 (50,000 pre-reverse split) warrants with an exercise price of $24.00 ($4.00 pre-reverse split) which expire on February 24, 2024 that have vested or will vest within 60 days of October 5, 2020.

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(3)	Includes 8,500 (51,000 pre-reverse split) shares of Common Stock owned indirectly through Mr. Franklin’s wife, Alyssia Franklin.

(4)	Includes 3,334 (20,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 3,334 (20,000 pre-reverse split) warrants with an exercise price of $69.00 ($11.50 pre-reverse split) which expire on May 22, 2024 that have vested or will vest within 60 days of October 5, 2020.

(5)	Includes 2,417 (14,500 pre-reverse split) shares of Common Stock owned directly by Merging Traffic, Inc., 1,667 (10,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,667 (10,000 pre-reverse split) warrants owned directly by Merging Traffic, Inc. with an exercise price of $69.00 ($11.50 pre-reverse split) which expire on May 22, 2024 that have vested or will vest within 60 days of October 5, 2020, and 4,167 (25,000 pre-reverse split) shares of our Common Stock owned directly by Mr. Hooper. Mr. Hooper is Managing Director of Merging Traffic, Inc.

(6)	Includes 1,250 (7,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,250 (7,500 pre-reverse split) warrants with an exercise price of $69.00 ($11.50 pre-reverse split) which expire on May 22, 2024 that have vested or will vest within 60 days of October 5, 2020.

(7)	Includes 10,000 (60,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 10,000 (60,000 pre-reverse split) warrants with an exercise price of $24.00 ($4.00 pre-reverse split) which expire on February 24, 2024 that have vested or will vest within 60 days of October 5, 2020.

(8)	Includes 1,667 (10,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,667 (10,000 pre-reverse split) warrants with an exercise price of $69.00 ($11.50 pre-reverse split) which expire on May 22, 2024 that have vested or will vest within 60 days of October 5, 2020.

(9)	Includes Jed Kaplan, Roman Franklin, Donald R. Caldwell, Max Hooper, Frank Leavy, Edward Leonard Jaroski, and William H. Herrmann, Jr.

(10)	Polar Asset Management Partners Inc. (“Polar”) serves as investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”), Crown Managed Accounts SPC (“CMA”) and certain managed accounts (together with PMSMF and CMA, the “Polar Vehicles”) and has sole voting and investment discretion with respect to the securities which are held by the Polar Vehicles. The principal office of the stockholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. The number of shares of Common Stock beneficially owned by Polar includes (i) 3,368 (20,203 pre-reverse split) shares of Common Stock held by CMA and 47,186 (283,116 pre-reverse split) shares of Common Stock held by Polar (which includes 25,000 (150,000 pre-reverse split) shares of Common Stock transferred by the Sponsor to the Polar as additional consideration for Polar agreeing to potentially sell shares of our Common Stock to the Company pursuant to a stock purchase agreement dated November 2, 2018 by and between the Company and Polar) and (ii) 76,100 (456,600 pre-reverse split) shares of our Common Stock issuable upon exercise of 70,619 (423,712 pre-reverse split) warrants held by CMA with an exercise price of $69.00 ($11.50 pre-reverse split) which expire on May 22, 2024 that have vested or will vest within 60 days of July 2, 2020 and 5,482 (32,888 pre-reverse split) warrants held by Polar with an exercise price of $69.00 ($11.50 pre-reverse split) which expire on May 22, 2024 that have vested or will vest within 60 days of October 5, 2020.

(11)	The principal office of the stockholder is 6599 NW 33rd Ave., Boca Raton, Florida 33496-3317

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.

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Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

●	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for us to enter into the transaction;

●	whether the transaction would impair the independence of an outside director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

Working Capital Loan

The Sponsor, I-AM Capital Partners LLC, has loaned us $201,707 in the aggregate, to be used for a portion of the expenses of the IPO and working capital purposes. The loan is non-interest bearing, unsecured and was due at the earlier of December 31, 2017 or the closing of the IPO. As of November 30, 2018, $120,089 of the Sponsor’s loan has been repaid. As of May 31, 2019, the balance of the Sponsor loan was $93,761, including imputed interest of $8,523. In August of 2019, the sponsor forgave this remaining balance and the Company recorded it as debt forgiveness income.

Cash Balance

We maintain our cash balance at a financial services company that Jed Kaplan, our Chief Executive Officer, has a majority ownership interest in.

Restricted Stock Awards to Certain Officers and Directors

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Jed Kaplan, our Chief Executive Officer and interim Chief Financial Officer and a member of our board of directors, 20,000 (120,000 pre-reverse split) shares of our restricted common stock. Such shares vested over the succeeding nine months. Also on March 27, 2019, pursuant to a Restricted Stock Award, we granted Roman Franklin, our President and a member of our board of directors, 6,000 (36,000 pre-reverse split) shares of our restricted common stock. Such shares vested over the succeeding nine months also.

Each of the Restricted Stock Awards was entered into in connection with entry into employment agreements with each of Messrs. Kaplan and Franklin initially executed on December 31, 2018 (the “Kaplan 2018 Agreement” and the “Franklin 2018 Agreement”).

The Kaplan 2018 Agreement provides for the grant to Mr. Kaplan of 1,667 (10,000 pre-reverse split) shares of common stock per month. As of October 5, 2020, such shares have been issued for the months of January through July 2020. The Franklin 2018 Agreement provides for the grant to Mr. Franklin of 500 (3,000 pre-reverse split) shares of common stock per month. As of October 5, 2020, such shares have been issued for the months of January through July 2020.

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On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Jed Kaplan, our Chief Executive Officer and Interim Chief Financial Officer and a member of our board of directors, of 11,667 (70,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Roman Franklin, our President and a member of our board of directors, of 3,500 (21,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Steven Grossman, our Corporate Secretary, of 2,334 (14,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, the Board approved the grant of 55,834 (335,000 pre-reverse split) shares of common stock to Jed Kaplan, our Chief Executive Officer and Interim Chief Financial Officer and a member of our board of directors. Of these shares, (i) 41,667 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Kaplan to the Company during the 2020 fiscal year, (ii) 11,667 (70,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Kaplan 2018 Agreement (as hereinafter defined), and (iii) 2,500 (15,000 pre-reverse split) shares of common stock related to grants made pursuant to the Kaplan 2020 Agreement (as hereinafter defined). The Kaplan 2018 Agreement provided for the grant to Mr. Kaplan of 1,667 (10,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of (70,000 pre-reverse split) shares of common stock that should have been granted for the months of January 2020 through July 2020. The Kaplan 2020 Agreement provides for the grant to Mr. Kaplan of 2,500 (15,000 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 55,834 (335,000 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, the Board also approved the grant of 46,417 (278,500 pre-reverse split) shares of common stock to Roman Franklin, our President and a member of our board of directors. Of these shares, (i) 41,677 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Franklin to the Company during the 2020 fiscal year, (ii) 3,500 (21,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Franklin 2018 Agreement (as hereinafter defined), and (iii) 1,250 (7,500 pre-reverse split) shares of common stock related to grants made pursuant to the Franklin 2020 Agreement (as hereinafter defined). The Franklin 2018 Agreement provided for the grant to Mr. Franklin of 500 (3,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of 3,500 (21,000 pre-reverse split) shares of common stock that should have been granted for the months of January 2020 through July 2020. The Franklin 2020 Agreement provides for the grant to Mr. Franklin of 1,042 (6,250 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 46,417 (278,500 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, we authorized the grant of an aggregate of 32,000 (192,000 pre-reverse split) shares of common stock to an employee and the members of the Board of Directors of the Company. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

Kaplan Promissory Note

On May 12, 2020 (the “Issue Date”), the Company issued a promissory note (the “Kaplan Note”) in the principal sum of $90,000 in favor of Jed Kaplan, the Company’s Chief Executive Officer, interim Chief Financial Officer, member of the Company’s Board of Directors and greater than 5% stockholder of the Company. The Kaplan Note matures on the first business day following the 150-day anniversary of the Issue Date.

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As of May 31, 2020, advances under the terms of this note were $64,728. On various dates subsequent to May 31, 2020, Mr. Kaplan funded $25,272 pursuant to the Kaplan Promissory Note. With the contributions subsequent to May 31, 2020, the principal balances outstanding and due Mr. Kaplan amounted to $90,000. On June 22, 2020, Mr. Kaplan agreed to forgive the debt of the Kaplan Promissory Note with a principal balance of $90,000 in exchange for the Company assigning to Mr. Kaplan a 10% equity interest in Simplicity One Brasil, Ltda, a subsidiary of the Company. See “Description of Business—Recent Developments—Debt Obligations—Kaplan Promissory Note” for a more complete description of the terms of the note.

Restructuring the Ownership in Simplicity One Brasil, LTDA

In June 2020, while Simplicity One Brasil Ltda (“Simplicity One Brasil”) was preparing its initial application for purchasing a franchise in Campeonato Brasileiro de League of Legends, Simplicity One Brasil become aware that the 10%-ownership interest of Team One E-Sports Ltda (“Team One E-Sports”) in Simplicity One Brasil was in contravention of Riot Games’ policy that only one League of Legend esports team could be owned by an owner at one time because Team One had already submitted an application for purchasing a franchise for another League of Legend esports team. Accordingly, Simplicity One Brasil needed Team One E-Sports to divest itself of its 10%-equity interest in Simplicity One Brasil in order for Simplicity One Brasil to proceed with its franchise application. Therefore, on June 22, 2020, Mr. Kaplan entered into a Quota Purchase Agreement with Team One E-Sports, pursuant to which Mr. Kaplan acquired Team One Esports’ 10%-ownership equity interest for $45,000 in cash. In addition, the Company transferred a 2%-equity interest (an aggregate of 4%) to each of Laila De Braga Cavalcanti Loss and Frederico Tannure, who live in Brazil and run the operations of Simplicity One Brasil , in order to comply with Riot Games’ policy requiring local ownership in Brazil in order to apply for a franchise of a league of legends sports team. Furthermore, on June 22, 2020, Mr. Kaplan agreed to forgive the debt of the Kaplan Promissory Note with a principal balance of $90,000 in exchange for the Company assigning to Mr. Kaplan a 10% equity interest in Simplicity One Brasil. In light of the restructuring of the ownership interest in Simplicity One Brasil, as of October 5, 2020, the Company, Mr. Kaplan, Ms. Cavalcanti Loss, and Mr. Tannure own a 76%, 20%, 2% and 2% equity interest in Simplicity One Brasil.

Director Independence

For a description of director independence of our board members under Nasdaq Capital Market standards, see “Management— Board Committees and Director Independence” on page 66 of this prospectus.

DESCRIPTION OF SECURITIES

The following description of our capital stock is based upon our third amended and restated certificate of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our third amended and restated certificate of incorporation, as amended, and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

On August 17, 2020, we filed a Certificate of Amendment to increase the authorized shares of common stock from 20,000,000 to 36,000,000. Accordingly, our authorized capital stock consists of (i) 36,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). At October 5, 2020, we had 1,654,865 (9,929,190 pre-reverse split) shares of Common Stock issued and outstanding and no Preferred Stock issued and outstanding.

As of October 5, 2020, there were 125 holders of record of our Common Stock.

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Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our third amended and restated certificate of incorporation, as amended, or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Preferred Stock

Our third amended and restated certificate of incorporation, as amended, provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

In August 2017, we issued 866,667 (5,200,000 pre-reverse split) warrants (“Public Warrants”) forming a part of units which we originally issued in our initial public offering. Each Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $69.00 ($11.50 pre-reverse split) per share, subject to adjustment. The Public Warrants may be exercised at any time commencing on December 20, 2018 until November 19, 2023. On September 30, 2019, the 866,667 (5,200,000 pre-reverse split) shares of Common Stock issuable upon the exercise of the Public Warrants became registered under the Securities Act.

Notwithstanding the above, if our Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in certain states.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $126.00 ($21.00 pre-reverse split) per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

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If and when the warrants become redeemable by us, we may exercise our redemption right even if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification, subject to our obligation in such case to use our best efforts to register or qualify the shares of Common Stock under the blue sky laws of the state of residence in certain states.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $126.00 ($21.00 pre-reverse split) redemption trigger price as well as the $69.00 ($11.50 pre-reverse split) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the initial purchasers and their permitted transferees would still be entitled to exercise their Private Placement Warrants contained in the Private Placement Units for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of common stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of Common Stock by the company if the proposed initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event. If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant value due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

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The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

As of October 5, 2020, 866,667 (5,200,000 pre-reverse split) Public Warrants remain outstanding.

Private Placement Warrants

In August 2017, we issued 43,584 (261,500 pre-reverse split) warrants (“Private Placement Warrants”) forming a part of units which we originally issued in a private placement that closed simultaneously with the consummation of our initial public offering. Each Private Placement Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $69.00 ($11.50 pre-reverse split) per share, subject to adjustment. The Private Placement Warrants may be exercised at any time commencing on December 20, 2018 until November 19, 2023. On September 30, 2019, the 43,584 (261,500 pre-reverse split) shares of Common Stock issuable upon the exercise of the Private Placement Warrants became registered under the Securities Act.

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants), will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the IPO. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers and their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

As of October 5, 2020, 43,584 (261,500 pre-reverse split) Private Placement Warrants remain outstanding.

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2019 Warrants

During the period from March 1, 2019 through July 1, 2019, the Company issued 164,584 (987,500 pre-reverse split) warrants (“2019 Warrants”) which formed a part of units privately placed in a units offering. The warrants expire 5-years from the date of issuance and are exercisable at a purchase price of $24.00 ($4.00 pre-reverse split) per share. On September 30, 2019, the shares of Common Stock issuable upon the exercise of the 2019 Warrants became registered under the Securities Act.

As of October 5, 2020, 164,584 (987,500 pre-reverse split) 2019 Warrants remain outstanding.

Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, except if we increase the size of the offering pursuant to Rule 462(b) under the Securities Act, in which case we will effect a stock dividend immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders prior to this offering at 20% of our issued and outstanding shares of our Common Stock upon the consummation of this offering (not including the Private Placement Shares and the shares of Common Stock issuable to Maxim upon the consummation of this offering). Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law and our Third Amended and Restated Certificate of Incorporation, as Amended, and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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Our third amended and restated certificate of incorporation, as amended, provides that our board of directors will be classified into two classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our third amended and restated certificate of incorporation, as amended, will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 30 days before or after such anniversary date, a stockholder’s notice will need to be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

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Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the Private Placement Warrants, shares of Common Stock, and shares of Common Stock underlying the Warrants covered by this prospectus. Selling Securityholders are offering for resale 1,033,995 (6,203,969 pre-reverse split basis) shares of Common Stock under this registration statement.

In addition, (i) the resale by Selling Securityholders of the 43,584 (261,500 pre-reverse split) Private Placement Warrants and (ii) the issuance by the Company of 1,074,834 (6,449,000 pre-reverse split) shares of Common Stock underlying the Warrants (which consist of (a) 5,200,000 shares that may be issued upon the exercise of Public Warrants originally sold as part of units in our IPO and which entitle the holder to purchase Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share of Common Stock, (b) 43.584 (261,500 pre-reverse split) shares of Common Stock that may be issued upon the exercise of the Private Placement Warrants, underlying Private Placement Units, which entitle the holder to purchase Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share of Common Stock), and (c) 164,584 (987,500 pre-reverse split) shares of Common Stock that may be issued upon the exercise of the 2019 Warrants originally sold as part of units in the 2019 Private Placement and which entitle the holder to purchase Common Stock at an exercise price of $24.00 ($4.00 pre-reverse split) per share of Common Stock) are being registered by the registration statement of which this prospectus forms a part pursuant to registration rights granted to the Selling Securityholders in connection with our initial organization, the IPO, the Transactions and/or the 2019 Private Placement. See the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

The following table provides, as of September 20, 2019, information regarding the beneficial ownership of our Common Stock and Warrants held by each Selling Securityholder, the securities that may be sold by each Selling Securityholder under this prospectus and the number and percentage of securities that each Selling Securityholder will beneficially own after this offering. Applicable percentages are based on 1,033,995 (6,203,969 pre-reverse split) shares of Common Stock offered for resale and 1,074,834 (6,449,000 pre-reverse split) shares of Common Stock underlying the Warrants as of September 20, 2019.

The Selling Securityholders are not making any representation that any shares of Common Stock or Private Placement Warrants covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

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We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Common Stock

	Number of Shares of Common Stock Beneficially Owned (on a Pre-Reverse Split	Number of Shares of Common Stock Beneficially Owned (on a Post-Reverse	Number of Shares of Common Stock Offered Hereby (on a Pre-Reverse Split	Number of Shares of Common Stock Beneficially Owned (on a Post-Reverse	Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Basis)(1)	Split Basis)	Basis)(2)	Split Basis)	Number	Percentage
Timothy Eden(3)	57,000	9,500	57,000	9,500	0	0.0%
Darby Tyser(4)	44,500	7,417	44,500	7,417	0	0.0%
Albert Allen(5)	44,500	7,417	44,500	7,417	0	0.0%
Wilton Lee(6)	48,400	8,067	48,400	8,067	0	0.0%
NuView Trust Company FBO Edward Jaroski(7)	128,500	21,417	128,500	21,417	0	0.0%
NuView Trust Company FBO William Herrmann(8)	28,500	4,750	28,500	4,750	0	0.0%
Merging Traffic, Inc.(9)	24,500	4,084	24,500	4,084	0	0.0%
Sharon Katuin(10)	26,650	4,442	26,650	4,442	0	0.0%
Barbara Winkler-Chimbor(11)	28,220	4,704	28,220	4,704	0	0.0%
NuView Trust Company FBO Frank Leavy(12)	27,625	4,605	27,625	4,605	0	0.0%
Paul Torre(13)	22,250	3,709	22,250	3,709	0	0.0%
NuView Trust Company FBO Erin Fitch(14)	18,075	3,013	18,075	3,013	0	0.0%
David Crossmier(15)	14,750	2,459	14,750	2,459	0	0.0%
Donald Sera(16)	14,750	2,459	14,750	2,459	0	0.0%
NuView Trust Company FBO David Keenum(17)	14,250	2,375	14,250	2,375	0	0.0%
Fred Zollinger(18)	14,750	2,459	14,750	2,459	0	0.0%
Ann Akers(19)	14,500	2,417	14,500	2,417	0	0.0%
Robert Ripley(20)	15,500	2,584	15,500	2,584	0	0.0%
Gregory Hall(21)	14,500	2,417	14,500	2,417	0	0.0%
William Jones(22)	11,900	1,984	11,900	1,984	0	0.0%
Paul Reitz(23)	10,350	1,725	10,350	1,725	0	0.0%
Joseph Frick(24)	10,140	1,735	10,140	1,735	0	0.0%
NuView Trust Company FBO Judith Koons(25)	9,100	1,517	9,100	1,517	0	0.0%
Shirley W. Barnard(26)	7,920	1,320	7,920	1,320	0	0.0%
Vipul Vassa(27)	7,750	1,292	7,750	1,292	0	0.0%
Ravi Parik(28)	8,000	1,334	8,000	1,334	0	0.0%
Bradley Westover(29)	7,750	1,292	7,750	1,292	0	0.0%
Suzanne Ronneau(30)	8,250	1,375	8,250	1,375	0	0.0%
NuView Trust Company FBO Mary Tryon(31)	7,750	1,292	7,750	1,292	0	0.0%
Marjorie Lee(32)	7,250	1,209	7,250	1,209	0	0.0%
Silvanus Williams(33)	9,250	1,542	9,250	1,542	0	0.0%

97

Ardys B. Clawson(34)	7,250	1,209	7,250	1,209	0	0.0%
NuView Trust Company FBO Helen Carter(35)	5,950	992	5,950	992	0	0.0%
NuView Trust Company FBO June Rayle(36)	5,950	992	5,950	992	0	0.0%
NuView Trust Company FBO Clyde Steven Batiste(37)	5,070	845	5,070	845	0	0.0%
NuView Trust Company FBO Francis Malanowski(38)	4,350	725	4,350	725	0	0.0%
NuView Trust Company FBO John T. Vonesh(39)	4,450	742	4,450	742	0	0.0%
James Hermann(40)	6,930	1,155	6,930	1,155	0	0.0%
William Jordan(41)	3,930	655	3,930	655	0	0.0%
Vian Borg(42)	3,520	587	3,520	587	0	0.0%
NuView Trust Company FBO Leon Pike(43)	3,310	552	3,310	552	0	0.0%
Jason Franklin(44)	3,600	600	3,600	600	0	0.0%
Scott Berg(45)	2,850	475	2,850	475	0	0.0%
Donald Caldwell(46)	97,000	16,167	97,000	16,167	0	0.0%
Sandeep Dhanuka(47)	71,580	11,930	71,580	11,930	0	0.0%
Buttonwood Capital LLC(48)	8,375	1,396	8,375	1,396	0	0.0%
Christian Thomas Holzman	1,000	167	1,000	167	0	0.0%
Lloyd David Franklin	2,750	459	2,750	459	0	0.0%
James Mark Franklin	7,682	1,281	7,682	1,281	0	0.0%
Alyssia Marie Franklin	51,000	8,500	51,000	8,500	0	0.0%
Roman Nehemiah Franklin	246,679	41,114	246,679	41,114	0	0.0%
F. Jacob Cherian	307,286	51,215	307,286	51,215	0	0.0%
Suhel Kanuga	307,287	51,215	307,287	51,215	0	0.0%
Max Hooper	5,000	834	5,000	834	0	0.0%
Christopher Dorman	2,500	417	2,500	417	0	0.0%
Margaret Ticehurst	100	17	100	17	0	0.0%
Richard Ticehurst	100	17	100	17	0	0.0%
Alan Totten	100	17	100	17	0	0.0%
Deborah Totten	100	17	100	17	0	0.0%
Susan MacFadden	100	17	100	17	0	0.0%
Edward Nance	100	17	100	17	0	0.0%
Simon Franklin	100	17	100	17	0	0.0%
Mariel Dejesus	100	17	100	17	0	0.0%
Corina Jaime	100	17	100	17	0	0.0%
Chantina Omar	100	17	100	17	0	0.0%
Kendal Franklin	100	17	100	17	0	0.0%
Robert Franklin	100	17	100	17	0	0.0%
Michelle Franklin	100	17	100	17	0	0.0%
Barbara Franklin	100	17	100	17	0	0.0%
Dalaynee Deck	100	17	100	17	0	0.0%
Nathen Skinner	100	17	100	17	0	0.0%
Virginia Skinner	100	17	100	17	0	0.0%

98

Pilar Puglise	100	17	100	17	0	0.0%
Asalilia Heath	100	17	100	17	0	0.0%
Russell Smith	100	17	100	17	0	0.0%
Tarik Mobolaji Andwele	100	17	100	17	0	0.0%
William E. Findley Living Trust Dtd 3/1/2004	5,000	834	5,000	834	0	0.0%
Cup & Cross Ministries International	300	50	300	50	0	0.0%
Maxim Partners LLC	2,000	334	2,000	334	0	0.0%
Chardan Capital Markets, LLC	208,000	34,667	208,000	34,667	0	0.0%
Crown Managed Accounts SPC(49)	444,415	74,070	444,415	74,070	0	0.0%
K2 Principal Fund L.P. (50)	847,655	141,276	847,655	141,276	0	0.0%
Polar Asset Management Partners Inc. (51)	316,004	52,668	316,004	52,668	0	0.0%
Timothy P. Schenden – SEP IRA (52)	640,322	106,721	640,322	106,721	0	0.0%
Jed Kaplan – Roth IRA (53)	490,322	81,721	490,322	81,721	0	0.0%
Iris Cantor Trust (54)	595,164	99,194	595,164	99,194	0	0.0%
John Desiderio Trust (55)	495,161	82,527	495,161	82,527	0	0.0%
Jed Kaplan – SEP IRA	331,775	55,296	331,775	55,296	0	0.0%
Jed Kaplan	360,000	60,000	360,000	60,000	0	0.0%
Scythe LLC (56)	397,580	66,264	397,580	66,264	0	0.0%
James L. Orleans – IRA (57)	271,372	45,229	271,372	45,229	0	0.0%
Steven Grossman	152,400	25,400	152,400	25,400	0	0.0%
Steven Grossman – IRA	151,620	25,270	151,620	25,270	0	0.0%
Cant Fish LLC (58)	147,580	24,597	147,580	24,597	0	0.0%
John Marchese – IRA	97,580	16,264	97,580	16,264	0	0.0%
Mike Zahalsky PSP	97,580	16,264	97,580	16,264	0	0.0%
One Plus Four LLC	97,580	16,264	97,580	16,264	0	0.0%
Zahalsky Investments Holdings LLLP	97,580	16,264	97,580	16,264	0	0.0%
Bill Yates	91,800	15,300	91,800	15,300	0	0.0%
Fidelity Management Trust Company FBO Christopher Leary (59)	100,000	16,667	100,000	16,667	0	0.0%
Sterling Hall (60)	100,000	16,667	100,000	16,667	0	0.0%
Mad Money Entertainment	48,792	8,132	48,792	8,132	0	0.0%
Bryan Rosenblatt	29,275	4,880	29,275	4,880	0	0.0%
RBC Capital Markets FBO Robert Winters (61)	50,000	8,334	50,000	8,334	0	0.0%
Suzanne G. Fisher Revocable Trust (62)	50,000	8,334	50,000	8,334	0	0.0%
Jamie Kaplan – SEP IRA	19,517	3,253	19,517	3,253	0	0.0%
Michael Zoller (63)	50,000	8,334	50,000	8,334	0	0.0%
Theodore Fiano & Charlene Fiano	15,000	2,500	15,000	2,500	0	0.0%
Brad Westover	6,750	1,125	6,750	1,125	0	0.0%
David Keenum	8,571	1,429	8,571	1,429	0	0.0%

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(1)	The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)	The shares of Common Stock shown in this column includes shares of Common Stock that are offered for resale by the Selling Securityholders, as well as shares of Common Stock that are offered for sale by us pursuant to this prospectus.

(3)	The number of shares of Common Stock beneficially owned by Timothy Eden includes 3,334 (20,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 3,334 (20,000 pre-reverse split) Private Placement Warrants.

(4)	The number of shares of Common Stock beneficially owned by Darby Tyser includes 2,500 (15,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 2,500 (15,000 pre-reverse split) Private Placement Warrants.

(5)	The number of shares of Common Stock beneficially owned by Albert Allen includes 2,500 (15,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 2,500 (15,000 pre-reverse split) Private Placement Warrants.

(6)	The number of shares of Common Stock beneficially owned by Wilton Lee includes 234 (14,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 234 (14,000 pre-reverse split) Private Placement Warrants.

(7)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Edward Jaroski includes 10,000 (60,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 10,000 (60,000 pre-reverse split) Private Placement Warrants.

(8)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO William Herrmann includes 1,667 (10,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,667 (10,000 pre-reverse split) Private Placement Warrants.

(9)	The number of shares of Common Stock beneficially owned by Merging Traffic, Inc. includes 1,667 (10,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,667 (10,000 pre-reverse split) Private Placement Warrants.

(10)	The number of shares of Common Stock beneficially owned by Sharon Katuin includes 1,417 (8,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,417 (8,500 pre-reverse split) Private Placement Warrants.

(11)	The number of shares of Common Stock beneficially owned by Barbara Winkler-Chimbor includes 1,367 (8,200 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,367 (8,200 pre-reverse split) Private Placement Warrants.

(12)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Frank Leavy includes 1,250 (7,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,250 (7,500 pre-reverse split) Private Placement Warrants.

100

(13)	The number of shares of Common Stock beneficially owned by Paul Torre includes 1,250 (7,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 1,250 (7,500 pre-reverse split) Private Placement Warrants.

(14)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Erin Fitch includes 884 (5,300 pre-reverse split) shares of our Common Stock issuable upon exercise of 884 (5,300 pre-reverse split) Private Placement Warrants.

(15)	The number of shares of Common Stock beneficially owned by David Crossmier includes 834 (5,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 834 (5,000 pre-reverse split) Private Placement Warrants.

(16)	The number of shares of Common Stock beneficially owned by Donald Sera includes 834 (5,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 834 (5,000 pre-reverse split) Private Placement Warrants.

(17)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO David Keenum includes 834 (5,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 834 (5,000 pre-reverse split) Private Placement Warrants.

(18)	The number of shares of Common Stock beneficially owned by Fred Zollinger includes 834 (5,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 834 (5,000 pre-reverse split) Private Placement Warrants.

(19)	The number of shares of Common Stock beneficially owned by Ann Akers includes 834 (5,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 834 (5,000 pre-reverse split) Private Placement Warrants.

(20)	The number of shares of Common Stock beneficially owned by Robert Ripley includes 834 (5,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 834 (5,000 pre-reverse split) Private Placement Warrants.

(21)	The number of shares of Common Stock beneficially owned by Gregory Hall includes 834 (5,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 834 (5,000 pre-reverse split) Private Placement Warrants.

(22)	The number of shares of Common Stock beneficially owned by William Jones includes 667 (4,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 667 (4,000 pre-reverse split) Private Placement Warrants.

(23)	The number of shares of Common Stock beneficially owned by Paul Reitz includes 584 (3,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 584 (3,500 pre-reverse split) Private Placement Warrants.

(24)	The number of shares of Common Stock beneficially owned by Joseph Frick includes 567 (3,400 pre-reverse split) shares of our Common Stock issuable upon exercise of 567 (3,400 pre-reverse split) Private Placement Warrants.

(25)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Judith Koons includes 500 (3,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 500 (3,000 pre-reverse split) Private Placement Warrants.

(26)	The number of shares of Common Stock beneficially owned by Shirley W. Barnard includes 450 (2,700 pre-reverse split) shares of our Common Stock issuable upon exercise of 450 (2,700 pre-reverse split) Private Placement Warrants.

(27)	The number of shares of Common Stock beneficially owned by Vipul Vassa includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(28)	The number of shares of Common Stock beneficially owned by Ravi Parik includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(29)	The number of shares of Common Stock beneficially owned by Bradley Westover includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(30)	The number of shares of Common Stock beneficially owned by Suzanne Ronneau includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

101

(31)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Mary Tryon includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(32)	The number of shares of Common Stock beneficially owned by Marjorie Lee includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(33)	The number of shares of Common Stock beneficially owned by Silvanus Williams includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(34)	The number of shares of Common Stock beneficially owned by Ardys B. Clawson includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(35)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Helen Carter includes 334 (2,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 334 (2,000 pre-reverse split) Private Placement Warrants.

(36)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO June Rayle includes 334 (2,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 334 (2,000 pre-reverse split) Private Placement Warrants.

(37)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Clyde Steven Batiste includes 284 (1,700 pre-reverse split) shares of our Common Stock issuable upon exercise of 284 (1,700 pre-reverse split) Private Placement Warrants.

(38)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Francis Malanowski includes 250 (1,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 250 (1,500 pre-reverse split) Private Placement Warrants.

(39)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO John T. Vonesh includes 250 (1,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 250 (1,500 pre-reverse split) Private Placement Warrants.

(40)	The number of shares of Common Stock beneficially owned by James Hermann includes (i) 217 (1,300 pre-reverse split) shares of our Common Stock issuable upon exercise of 217 (1,300 pre-reverse split) Private Placement Warrants; (ii) 334 (2,000 pre-reverse split) shares of Common Stock that Mr. Hermann acquired as Barbara Conn’s heir following her death; and (iii) 167 (1,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 167 (1,000 pre-reverse split) Private Placement Warrants that Mr. Hermann acquired as Ms. Conn’s heir following her death.

(41)	The number of shares of Common Stock beneficially owned by William Jordan includes 217 (1,300 pre-reverse split) shares of our Common Stock issuable upon exercise of 217 (1,300 pre-reverse split) Private Placement Warrants.

(42)	The number of shares of Common Stock beneficially owned by Vian Borg includes 200 (1,200 pre-reverse split) shares of our Common Stock issuable upon exercise of 200 (1,200 pre-reverse split) Private Placement Warrants.

(43)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Leon Pike includes 184 (1,100 pre-reverse split) shares of our Common Stock issuable upon exercise of 184 (1,100 pre-reverse split) Private Placement Warrants.

(44)	The number of shares of Common Stock beneficially owned by Jason Franklin includes 167 (1,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 167 (1,000 pre-reverse split) Private Placement Warrants.

(45)	The number of shares of Common Stock beneficially owned by Scott Berg includes 167 (1,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 167 (1,000 pre-reverse split) Private Placement Warrants.

(46)	The number of shares of Common Stock beneficially owned by Donald Caldwell includes 3,334 (20,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 3, 334 (20,000 pre-reverse split) Private Placement Warrants.

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(47)	The number of shares of Common Stock beneficially owned by Sandeep Dhanuka includes 3,300 (19,800 pre-reverse split) shares of our Common Stock issuable upon exercise of 3,300 (19,800 pre-reverse split) Private Placement Warrants.

(48)	The number of shares of Common Stock beneficially owned by Buttonwood Capital LLC includes 417 (2,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 417 (2,500 pre-reverse split) Private Placement Warrants.

(49)	The number of shares of Common Stock beneficially owned by Crown Managed Accounts SPC includes 70,619 (423,712 pre-reverse split) shares of our Common Stock issuable upon exercise of 70,619 (423,712 pre-reverse split) warrants.

(50)	The number of shares of Common Stock beneficially owned by K2 Principal Fund L.P. includes 130,276 (781,655 pre-reverse split) shares of our Common Stock issuable upon exercise of 130,276 (781,655 pre-reverse split) warrants.

(51)	The number of shares of Common Stock beneficially owned by Polar Asset Management Partners Inc. includes 5,482 (32,888 pre-reverse split) shares of our Common Stock issuable upon exercise of 5,482( 32,888 pre-reverse split) warrants.

(52)	The number of shares of Common Stock beneficially owned by Timothy P. Schenden – SEP IRA includes 20,834 (125,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 20,834 (125,000 pre-reverse split) warrants.

(53)	The number of shares of Common Stock beneficially owned by Jed Kaplan – Roth IRA includes 8,334 (50,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 8,334 (50,000 pre-reverse split) warrants.

(54)	The number of shares of Common Stock beneficially owned by Iris Cantor Trust includes 33,334 (200,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 33,334 (200,000 pre-reverse split) warrants.

(55)	The number of shares of Common Stock beneficially owned by John Desiderio Trust includes 25,000 (150,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 25,000 (150,000 pre-reverse split) warrants.

(56)	The number of shares of Common Stock beneficially owned by Scythe LLC includes 25,000 (150,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 25,000 (150,000 pre-reverse split) warrants.

(57)	The number of shares of Common Stock beneficially owned by James L. Orleans includes 10,417 (62,500 pre-reverse split) shares of our Common Stock issuable upon exercise of 10,417 (62,500 pre-reverse split) warrants.

(58)	The number of shares of Common Stock beneficially owned by Cant Fish LLC includes 4,167 (25,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 4,167 (25,000 pre-reverse split) warrants.

(59)	The number of shares of Common Stock beneficially owned by Christopher Leary includes 8,334 (50,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 8,334 (50,000 pre-reverse split) warrants.

(60)	The number of shares of Common Stock beneficially owned by Sterling Hall includes 8,334 (50,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 8,334 (50,000 pre-reverse split) warrants.

(61)	The number of shares of Common Stock beneficially owned by RBC Capital Markets FBO Robert Winters includes 4,167 (25,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 4,167 (25,000 pre-reverse split) warrants.

(62)	The number of shares of Common Stock beneficially owned by Suzanne G. Fisher Revocable Trust includes 4,167 (25,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 4,167 (25,000 pre-reverse split warrants.

(63)	The number of shares of Common Stock beneficially owned by Michael Zoller includes 4,167 (25,000 pre-reverse split) shares of our Common Stock issuable upon exercise of 4,167 (25,000 pre-reverse split) warrants.

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Private Placement Warrants

	Number of Private Placement Warrants Beneficially Owned (on a Pre-Reverse	Number of Private Placement Warrants Beneficially Owned (on a Post-	Number of Private Placement Warrants Offered Hereby (on a Pre-	Number of Private Placement Warrants Offered Hereby (on a Post-	Private Placement Warrants Beneficially Owned After Completion of the Offering
Name	Split Basis) (1)	Reverse Split Basis)	Reverse Split Basis)	Reverse Split Basis)	Number	Percentage
Timothy Eden	20,000	3,334	20,000	3,334	0	0.0%
Darby Tyser	15,000	2,500	15,000	2,500	0	0.0%
Albert Allen	15,000	2,500	15,000	2,500	0	0.0%
Wilton Lee	14,000	2,334	14,000	2,334	0	0.0%
NuView Trust Company FBO Edward Jaroski	10,000	1,667	10,000	1,667	0	0.0%
NuView Trust Company FBO William Herrmann	10,000	1,667	10,000	1,667	0	0.0%
Merging Traffic, Inc.	10,000	1,667	10,000	1,667	0	0.0%
Sharon Katuin	8,500	1,417	8,500	1,417	0	0.0%
Barbara Winkler-Chimbor	8,200	1,367	8,200	1,367	0	0.0%
NuView Trust Company FBO Frank Leavy	7,500	1,250	7,500	1,250	0	0.0%
Paul Torre	7,500	1,250	7,500	1,250	0	0.0%
NuView Trust Company FBO Erin Fitch	5,300	884	5,300	884	0	0.0%
David Crossmier	5,000	834	5,000	834	0	0.0%
Donald Sera	5,000	834	5,000	834	0	0.0%
NuView Trust Company FBO David Keenum	5,000	834	5,000	834	0	0.0%
Fred Zollinger	5,000	834	5,000	834	0	0.0%
Ann Akers	5,000	834	5,000	834	0	0.0%
Robert Ripley	5,000	834	5,000	834	0	0.0%
Gregory Hall	5,000	834	5,000	834	0	0.0%
William Jones	4,000	667	4,000	667	0	0.0%
Paul Reitz	3,500	584	3,500	584	0	0.0%
Joseph Frick	3,400	567	3,400	567	0	0.0%
NuView Trust Company FBO Judith Koons	3,000	500	3,000	500	0	0.0%
Shirley W. Barnard	2,700	450	2,700	450	0	0.0%
Vipul Vassa	2,500	417	2,500	417	0	0.0%
Ravi Parik	2,500	417	2,500	417	0	0.0%
Bradley Westover	2,500	417	2,500	417	0	0.0%
Suzanne Ronneau	2,500	417	2,500	417	0	0.0%
NuView Trust Company FBO Mary Tryon	2,500	417	2,500	417	0	0.0%
Marjorie Lee	2,500	417	2,500	417	0	0.0%
Silvanus Williams	2,500	417	2,500	417	0	0.0%
Ardys B. Clawson	2,500	417	2,500	417	0	0.0%
NuView Trust Company FBO Helen Carter	2,000	334	2,000	334	0	0.0%
NuView Trust Company FBO June Rayle	2,000	334	2,000	334	0	0.0%
NuView Trust Company FBO Clyde Steven Batiste	1,700	284	1,700	284	0	0.0%
NuView Trust Company FBO Francis Malanowski	1,500	250	1,500	250	0	0.0%
NuView Trust Company FBO John T. Vonesh	1,500	250	1,500	250	0	0.0%
James Hermann (1)	2,300	384	2,300	384	0	0.0%
William Jordan	1,300	217	1,300	217	0	0.0%
Vian Borg	1,200	200	1,200	200	0	0.0%
NuView Trust Company FBO Leon Pike	1,100	184	1,100	184	0	0.0%
Jason Franklin	1,000	167	1,000	167	0	0.0%
Scott Berg	1,000	167	1,000	167	0	0.0%
Donald Caldwell	20,000	3,334	20,000	3,334	0	0.0%
Sandeep Dhanuka	19,800	3,300	19,800	3,300	0	0.0%
Buttonwood Capital LLC	2,500	417	2,500	417	0	0.0%

(1)	Includes 167 (1,000 pre-reverse split) Private Placement Warrants that Mr. Hermann acquired as Ms. Conn’s heir following her death.

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PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

Pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

Resale of Common Stock by Selling Securityholders

We are registering Common Stock offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the OTCQB (in the case of our Common Stock) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These shares of Common Stock registered for resale in this prospectus shall be sold at a fixed price of $3.00 for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Securityholders.

Resale of Private Placement Warrants by Selling Securityholders

We are registering Private Placement Warrants, offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Private Placement Warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the OTCQB (in the case of our Private Placement Warrants) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their Common Stock or Private Placement Warrants or interests therein:

● in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

● in privately negotiated transactions;

● through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

● in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable securities laws;

● through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

● an exchange distribution in accordance with the rules of the applicable exchange, if any;

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

● directly to one or more purchasers;

● in other ways not involving market makers or established trading markets;

● by pledge to secure debts and other obligations;

● through agents; or

● in any combination of the above or by any other legally available means.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Securityholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a holder thereof.

The Selling Securityholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a Selling Securityholder wants to sell its securities under this prospectus in the United States, the Selling Securityholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act, or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a Selling Securityholder will be able to advise a Selling Securityholder in which states our securities are exempt from registration with that state for secondary sales.

Any person who purchases our securities from a Selling Securityholder offered by this prospectus who then wants to sell such securities will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a Selling Securityholder indicates in which state(s) such Selling Securityholder desires to sell such Selling Securityholder’s securities, we will be able to identify whether such Selling Securityholder will need to register or will be able to rely on an exemption therefrom.

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We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus.

We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus, including with regard to compliance with state securities or “blue sky” laws. The registration expenses of any registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective, will be borne by the Company.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our common stock. In addition, sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

As of October 5, 2020, there were 1,654,865 (9,929,190 pre-reverse split) shares of Common Stock issued and outstanding. Of the approximately 1,331,496 (7,988,975 pre-reverse split) shares of our common stock outstanding as of May 31, 2020, approximately 807,298 (4,843,783 pre-reverse split) shares are tradable without restriction. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company. A person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Transfer Agent

The transfer agent and registrar, for our Common Stock is Continental Stock Transfer and Trust Company. The transfer agent and registrar’s address is at 1 State Street, New York, New York 10004-1561. The transfer agent’s telephone (212) 509-4000.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our Common Stock and Warrants. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who hold the securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare contribution tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	financial institutions or financial services entities;
●	broker-dealers;
●	insurance companies;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more of our voting shares;
●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	dealers or traders subject to a mark to market method of accounting with respect to the securities;
●	persons holding the securities as part of a “straddle,” hedge, constructive sale, conversion or other integrated or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other pass through entities for U.S. federal income tax purposes; and
●	tax exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. tax law other than the U.S. federal income tax (such as gift, estate or Medicare contribution taxes) or except as discussed below, any tax reporting obligations of a holder of our securities. This discussion also assumes that any distribution made (or deemed made on our securities and any consideration received (or deemed received) by a holder from the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

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Personal Holding Company Status

We could be subject to a second level of U.S. federal income tax on a portion of our income if we are determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations, pension funds and charitable trusts) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, certain royalties, annuities and, under certain circumstances, rents).

Depending on the date and size of our transactions, at least 60% of our adjusted ordinary gross income may consist of PHC income as discussed above. In addition, depending on the concentration of our stock in the hands of individuals, including the members of our sponsor and certain tax-exempt organizations, pension funds and charitable trusts, more than 50% of our stock may be owned or deemed owned (pursuant to the constructive ownership rules) by such persons during the last half of a taxable year. Thus, no assurance can be given that we will not become a PHC following this offering or in the future. If we are or were to become a PHC in a given taxable year, we would be subject to an additional PHC tax, currently 20%, on our undistributed PHC income, which generally includes our taxable income, subject to certain adjustments. The PHC requirements may apply to us in the taxable year of the offering and/or future taxable years.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

● an individual who is a citizen or resident of the United States;

● a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

● an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

● a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Taxation of Distributions. If we pay cash distributions to U.S. holders of shares of our Common Stock, such distributions generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

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Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities. Upon a sale or other taxable disposition of our securities which, in general, would include a redemption of common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in such securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to various limitations that are not described herein because a discussion of such limitations depends on each U.S. holder’s particular facts and circumstances.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its securities so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Exercise or Lapse of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss from the acquisition of common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether a U.S. holder’s holding period for the shares of Common Stock received upon exercise of the warrants will commence on the date of exercise of the warrant or the day following the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the shares of Common Stock would be treated as commencing on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the shares of Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

110

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants — Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to the U.S. holders of such shares as described under “U.S. holders — Taxation of Distributions” above. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of the common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

● a non resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

● a foreign corporation; or

● an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of a security.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

111

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities unless:

● the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our securities, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our securities. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our securities, and, beginning January 1, 2019, sales or other disposition proceeds from our securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner of the payment that is not a foreign financial institution (or that is a foreign financial institution entitled to a reduced rate of withholding tax with respect to such payment under an income tax treaty) generally may be entitled to a refund or credit of any amounts withheld by filing a U.S. federal income tax return and providing certain other information to the IRS (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

112

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401.

EXPERTS

Our balance sheets as of May 31, 2020 and 2019 and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended May 31, 2020 and 2019 included in this registration statement and prospectus have been audited by Prager Metis, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Delaware law, our third amended and restated certificate of incorporation, as amended, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered for resale by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract or document.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

113

SIMPLICITY ESPORTS AND GAMING COMPANY

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Simplicity Esports and Gaming Company and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Simplicity Esports and Gaming Co. (the “Company”) as of May 31, 2020 and 2019, and the related statements of operations, stockholders’ (deficit), and cash flows for each of the years in the two year period ended May 31, 2020, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two year period ended May 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated sufficient revenues to provide sufficient cash flow as of May 31, 2020, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2017
Basking Ridge, New Jersey
August 31, 2020

F-2

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	May 31,	May 31,
	2020	2019
ASSETS

Current Assets
Cash and cash equivalents	$160,208	$1,540,158
Accounts receivable, net	127,653	-
Inventory	15,787	-
Prepaid expenses	5,588	-
Total Current Assets	309,236	1,540,158

Other Assets
Goodwill	5,155,141	4,456,250
Intangible assets, net	2,141,374	1,528,441
Deferred brokerage fees	149,223	-
Property and equipment	232,733	117,231
Right of use asset, operating lease	490,984	100,146
Security deposit	14,885	12,317
Deferred financing costs	98,198	-
Total Other Assets	8,282,538	6,214,385

TOTAL ASSETS	$8,591,774	$7,754,543

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$126,716	$-
Accrued expenses	1,421,842	691,940
Loan payable – related party	-	93,761
Convertible note payable	1,127,320	1,000,000
Note payable – related party	64,728	-
Operating lease obligation, current	151,867	32,045
Current portion of deferred revenues	3,795	-
Stock payable	75,000	-
Total Current Liabilities	2,971,268	1,817,746

Operating lease obligation, net of current portion	339,116	68,876
Deferred revenues, less current portion	365,718	-

Total Liabilities	3,676,102	1,886,622

Commitments and Contingencies–Note 9

Stockholders’ Equity
Preferred stock - $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock - $0.0001 par value; 20,000,000 shares authorized; 7,988,975 and 7,003,975 shares issued and outstanding as of May 31, 2020 and May 31, 2019, respectively	799	700
Additional paid-in capital	11,131,404	9,442,027
Accumulated deficit	(6,195,044)	(3,574,806)
Subtotal	4,937,159	5,867,921
Non-controlling interest	(21,487)	-
Total Stockholders’ Equity	4,915,672	5,867,921

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,591,774	$7,754,543

The accompanying notes are an integral part of these consolidated financial statements

F-3

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	May 31, 2020	May 31, 2019

Revenue
Franchise Royalties and License Fees	$478,023	$-
Franchise Termination Revenue	44,984	-
Company-Owned Stores Sales	174,042	-
Esports Revenue	164,361	37,995
Total Revenue	861,410	37,995
Less Cost of Goods Sold	(422,539)	-

Gross Profit	438,871	37,995

Operating Expenses
General and Administrative expenses	(3,170,992)	(4,353,189)
Loss from Operations	(2,732,121)	(4,315,194)

Other Income / (Expense)
Debt Forgiveness Income	93,761	369,206
Interest Expense	(32,472)	(23,268)
Interest Income	3,034	403,984
Rebate Income	2,019	-
Total Other Income	66,342	749,922

Loss Before Provision for Income Taxes	(2,665,779)	(3,565,272)

Provision for Income Taxes	-	-

Net Loss Before Non-Controlling Interest	(2,665,779)	(3,565,272)
Net Loss Attributable to Non-Controlling Interest	45,541	-

Net Loss Available to Common Shareholders	$(2,620,238)	$(3,565,272)

Basic and Diluted Net Loss per share	$(0.34)	$(1.00)

Basic and diluted Weighted Average Number of common shares outstanding	7,722,964	3,566,488

The accompanying notes are an integral part of these consolidated financial statements

F-4

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED MAY 31, 2020 AND 2019

	Common Stock		Additional Paid-In	Non- Controlling	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Interest	Deficit	Equity

Balance - May 31, 2018	2,252,743	$225	$5,009,310	$-	$(9,534)	$5,000,001

Common stock subject to redemption not redeemed	112,497	11	-	-	-	11

Common stock redemption	(451,563)	(45)	(6,635,207)	-	-	(6,635,252)

Shares issued for advisory services	208,000	21	2,124,979	-	-	2,125,000

Common stock issued to Smaaash Founders	2,000,000	200	-	-	-	200

Cancellation of Smaaash Founders shares	(2,000,000)	(200)	200	-	-	-

Rights shares	546,150	54	383,161	-	-	383,215

Common shares issued in acquisition	3,000,000	300	6,089,700	-	-	6,090,000

Common shares issued in private placement	962,500	96	1,924,904	-	-	1,925,000

Common shares issued from employment agreements	180,000	18	-	-	-	18

Vesting of common shares	-	-	45,000	-	-	45,000

Shares issued for convertible note	193,648	20	499,980	-	-	500,000

Net loss	-	-	-	-	(3,565,272)	(3,565,272)

Balance - May 31, 2019	7,003,975	$700	$9,442,027	$-	$(3,574,806)	$5,867,921

Shares issued for PLAYlive Nation acquisition	750,000	75	1,439,925	-	-	1,440,000

Shares issued for vesting of employment agreement awards	105,000	11	153,000	-	-	153,011

Shares issued for cash	125,000	12	87,688	-	-	87,700

Shares issued as compensation	5,000	1	5,899	-	-	5,900

Shares issued in connection with note payable	-	-	2,865	-	-	2,865

Non-controlling interest of original investment in subsidiaries	-	-	-	24,054	-	24,054

Net loss attributable to non-controlling interest	-	-	-	(45,541)	-	(45,541)

Net loss	-	-	-	-	(2,620,238)	(2,620,238)

Balance - May 31, 2020	7,988,975	$799	$11,131,404	$(21,487)	$(6,195,044)	$4,915,672

The accompanying notes are an integral part of these consolidated financial statements

F-5

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED

	May 31, 2020	May 31, 2019

Cash flows from operating activities:
Net (loss)	$(2,665,779)	$(3,565,272)
Adjustments to reconcile net (loss) income to net cash (used in) operating activities:
Interest earned on marketable securities held in trust account	-	(403,984)
Depreciation expense	57,473	5,298
Amortization expense	211,067	85,677
Impairment of cost method investment	-	150,000
Debt forgiveness income	(93,761)	(369.206)
Issuance of shares for services	161,776	2,170,110
Changes in operating assets and liabilities:
Accounts receivable	(127,653)	-
Inventory	(15,787)	-
Prepaid expenses	(5,588)	3,170
Security deposits	(2,568)	(12,318)
Deferred brokerage fees	(18,592)	-
Deferred revenues	123,882	-
Accounts payable	123,142	-
Deferred legal fees	-	(100,000)
Accrued expenses	729,902	641,270

Net cash used in operating activities	(1,522,486)	(1,395,255)

Cash flows from investing activities:
Cash purchased in acquisition	26,180	75,930
Lease liability net of lease asset	(776)	775
Investment at cost	-	(150,000)
Purchase of property and equipment	(163,472)	(122,529)
Net cash (used in) investing activities	(138,068)	(195,824)

Cash flows from financing activities:
Proceeds from sale of Private Units	87,700	1,925,000
Proceeds from note payable - related party, net	192,048	12,143
Deferred financing costs	(98,198)	-
Non-controlling interest of original investment in subsidiaries	24,054	-
Private placement funds received	75,000	-
Settlement of redeemable common stock	-	(46,291,685)
Cash held in trust account used to settle common stock redemption obligation	-	(7,620,432)
Cash in trust	-	54,648,148

Net cash provided by financing activities	280,604	2,673,174

Net change in cash and cash equivalents	(1,379,950)	1,082,095

Cash and cash equivalents - beginning of period	1,540,158	458,063

Cash and cash equivalents - end of period	$160,208	$1,540,158

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Common stock issued for consideration in an acquisition	$1,440,000	$6,090,000

The accompanying notes are an integral part of these consolidated financial statements

F-6

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Simplicity Esports and Gaming Company F/K/A Smaaash Entertainment Inc. (the “Company,” “we,” or “our”), was an organized as a blank check company organized under the laws of the State of Delaware on April 17, 2017. The Company was formed under the name I-AM Capital Acquisition Company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). On November 20, 2018, the Company changed its name from I-AM Capital Acquisition Company to Smaaash Entertainment Inc. On January 2, 2019, the Company changed its name from Smaaash Entertainment Inc. to Simplicity Esports and Gaming Company.

Through our wholly subsidiary, Simplicity Esports, LLC, acquired on January 2, 2019 (see Note 6). The Company has begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry. Simplicity is an established brand in the Esports industry with an engaged fan base competing in popular games across different genres, including PUBG, Gears of War, Smite, Guns of Boom, and multiple EA Sports titles. Additionally, the Simplicity stream team encompasses a unique group of casters, influencers, and personalities all of whom connect to Simplicity’s dedicated fan base. Simplicity also has begun to open and operate esports gaming centers that will provide the public an opportunity to experience and enjoy gaming and Esports in a social setting, regardless of skill or experience.

Through our wholly owned subsidiary, PLAYlive Nation, Inc. (“PLAYlive”), acquired on July 29, 2019 (see Note 6), the Company has a network of franchised Gaming Centers. As May 31, 2020, approximately 43 locations were open and operating, in various states including Arizona, California, Idaho, Florida, Maryland, Michigan, Mississippi, Montana, Oregon, South Carolina, Texas, Utah and Washington. PLAYlive offers a video gaming lounge concept to qualified franchisees. PLAYlive currently offers single-unit location franchises as well as agreements to develop multiple locations. This PLAYlive model is being interlaced with the esports gaming centers mentioned above to create the ultimate gaming center.

The Company’s sponsor was I-AM Capital Partners LLC (the “Sponsor”). The Company selected May 31 as its fiscal year end.

Initial Business Combination

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering.

On August 21, 2018, the Company deposited into the Trust Account an aggregate of $303,610 (including interest earned on the funds in the Trust Account available for withdrawal), representing $0.058 per public share. As a result of such payment, the Company extended the period of time it had to consummate a Business Combination by three months to November 21, 2018.

On November 20, 2018, the parties consummated the initial Business Combination.

Upon consummation of the Business Combination, the Company issued 208,000 restricted shares to Chardan Capital Markets in consideration for advisory services provided. These restricted shares are valued at $10.21 per share totaling $2,125,000 and are on the statement of operations included in general and administrative expenses.

F-7

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

At the special meeting of stockholders held on November 9, 2018, holders of 4,448,260 shares of the Company’s common stock sold in its Initial Public Offering (“Public Shares”) exercised their right to redeem those shares for cash at a price of $10.2187363 per share, for an aggregate of approximately $45,455,596. Immediately after giving effect to the initial Business Combination (including as a result of the redemptions described above) the issuance of 2,000,000 shares of common stock to the Smaaash founders, the issuance of 520,000 shares of common stock upon conversion of the rights at the Closing and the issuance of 208,000 shares of common stock to Chardan Capital Markets as consideration for services), there were 5,119,390 shares of common stock and warrants to purchase approximately 5,461,500 shares of common stock issued and outstanding. Upon the Closing, the Company’s rights ceased to exist, and its common stock and warrants began trading on The Nasdaq Stock Market (“Nasdaq”).

On the Closing Date, the Company entered into a master franchise agreement (“Master Franchise Agreement”) and a master license and distribution agreement (“Master Distribution Agreement”) with Smaaash. As of May 31, 2020, the Master Franchise Agreement and Master Distribution Agreement continue to be in effect.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Basis of Consolidation

The consolidated financial statements include the operations of the Company and its wholly owned subsidiaries, Simplicity Esports, LLC, PLAYlive Nation, Inc., and PLAYlive Nation Holdings, LLC, its 90% owned subsidiary Simplicity One Brasil Ltd, and its 79% owned subsidiaries Simplicity Happy Valley, LLC and Simplicity Redmond, LLC.

In November 2019, the Company organized Happy Valley, LLC and Redmond, LLC for the purpose of converting franchised stores into Company owned stores.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers short-term interest-bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

F-8

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

As of January 1, 2018, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The Company adopted the standard using the modified retrospective method and the adoption did not have a material impact on its financial statements.

The Company recognizes revenue when performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control is transferred upon delivery to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods and services.

The following describes principal activities, separated by major product or service, from which the Company generates its revenues.

Company-owned Stores Sales

The Company-owned stores principally generate revenue from retail esports gaming centers. Revenues from Company-owned stores are recognized when the products are delivered, or the service is provided.

Franchise Royalties and Fees

Franchise royalties which are based on eight percent of franchise store sales after a minimum level of sales occur and are recognized as sales occur. Any royalty reductions, including waivers or those offered as part of a new store development incentive or as incentive for other behaviors are recognized at the same time as the related royalty as they are not separately distinguishable from the full royalty rate. Franchise royalties are billed on a monthly basis.

The Company recognizes initial franchise license fee revenue, when the Company has performed substantially all the services required in the franchise agreement. Fees received that do not meet these criteria are recorded as deferred revenues until earned. The pre-opening services provided to franchisees do not contain separate and distinct performance obligations from the franchise right; thus, the fees collected will be amortized on a straight-line basis beginning at the store opening date through the term of the franchise agreement, which is typically 10 years. Franchise license renewal fees, which generally occur every 10 years, are billed before the renewal date. Fees received for future license renewal periods are amortized over the life of the renewal period.

F-9

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

The Company offers various incentive programs for franchisees including royalty incentives, new store opening incentives (i.e. development incentives) and other support initiatives. Royalties and franchise fees sales are reduced to reflect any royalty incentives earned or granted under these programs that are in the form of discounts.

Commissary sales are comprised of food and supplies sold to franchised stores and are recognized as revenue upon shipment or delivery of the related products to the franchisees. Payments are generally due within 30 days.

Fees for information services, including software maintenance fees, marketing fees and website maintenance, graphic and promotion fees are recognized as revenue as such services are provided.

Esports Revenue

Esports revenue is a form of competition using video games. Most commonly, esports takes the form of organized, single player and multiplayer video game competitions, particularly between professional players, individually or as teams. Revenues from Esports revenue are recognized when the competition is completed, and prize money is awarded. Revenues earned from league sponsorships from the Company’s share of league revenues including domestic esports teams competing in games such as Overwatch, Apex Legends, PUBG and more are included here. Revenue from international esports teams including Flamengo esports are included here. League revenues are earned through sponsorship fees on a per tournament, or per season basis. As of March 22, 2020, the Company commenced weekly online esports tournaments promoted directly to its existing customer base. Revenue from these weekly tournaments, comprised of registration fees on a per player basis, is included here.

Deferred Revenues

Deferred revenues are classified as current or long-term based on when management estimates the revenues will be recognized.

The Company receives payments from franchisees in advance of all performance obligations having been met, including but not limited to franchise locations being opened. As certain conditions agreed to in these franchise agreements are performed, revenues are recognized.

Deferred costs include commissions paid to brokers related to the sale of specific new franchises which have not met revenue recognition criteria as of May 31, 2020. These costs are recognized in the same period as the initial franchise fee revenue is recognized.

Accounts Receivable

The Company estimates the allowance for doubtful accounts based on an analysis of specific customers (i.e. franchisees), taking into consideration the age of past due accounts and an assessment of the customer’s ability to pay. Accounts receivable are written off against the allowance when management determines it is probable the receivable is worthless. Customer account balances with invoices dated over 90 days old are considered delinquent and considered in the allowance assessment. The Company performs credit evaluations of its customers and, generally, requires no collateral. Management has assessed accounts receivable as of May 31, 2020, and an allowance for doubtful accounts of approximately $52,400 has been recorded

Property and equipment

Property and equipment and leasehold improvements are recorded at its historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service, (ranging from 3 -5 years) of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs will be capitalized and expensed if it benefits future periods.

F-10

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Intangible Assets and impairment

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. These costs were included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the costs, which is 3 to 5 years.

The Company periodically reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Goodwill

Goodwill is the excess of our purchase cost over the fair value of the net assets of acquired businesses. We do not amortize goodwill, but we assess our goodwill for impairment at least annually. Our assessment date was May 31, 2020, and quantitative and qualitative considerations indicated no impairment.

Franchise Locations

Through PLAYlive, the Company’s wholly owned subsidiary, the Company has entered into franchise agreements with third parties. As May 31, 2020, approximately 43 locations were open and operating, in various states including Arizona, California, Idaho, Florida, Maryland, Michigan, Mississippi, Montana, Oregon, South Carolina, Texas, Utah and Washington.

Stock-based compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505-50, Equity-Based Payments to Non-Employees. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period.

Amendments to Forward Purchase Agreements and Warrants

On December 20, 2018, the Company, Polar, K2 and the Escrow Agent, entered into an Amendment (the “Amendment”), pursuant to which, among other things, the stock purchase agreements with Polar and K2 were amended to (x) reduce the purchase price per share payable by the Company at the closing of the Stock Sales from $11.23 per share to (1) first $6.00 per share up to 20% of the original number of Shares (as defined in the respective Purchase Agreement), (2) then $5.00 per remaining share up to 20% of the original number of Shares, (3) then $4.00 per remaining share up to 20% of the original number of Shares, (4) then $3.00 per remaining Share up to 20% of the original number of Shares, and (5) then $2.00 per remaining Share up to 20% of the original number of Shares, (y) to extend the outside date of the closing of the Stock Sales until January 18, 2019, and (z) to authorize the issuance of $3,542,700 and $1,590,600 from the Escrow Account to Polar and K2, respectively, as partial payment for the Shares prior to the final closing of the Stock Sales.

F-11

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Investments

Investments in non-consolidated entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company’s ability to exercise significant influence over the operating and financial policies of the investee. When the equity method is used, investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company’s share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

Investments in equity securities that do not have readily determinable fair values and do not qualify for consolidation or the equity method are carried at cost. Dividends received from those companies are included in other income. Dividends received in excess of the Company’s proportionate share of accumulated earnings are applied as a reduction of the cost of the investment. Other than temporary impairments to fair value are charged against current period income. Our investments in privately held entities are accounted for under the cost method. During the quarter ended February 28, 2019 the Company recognized $150,000 of impairment expense related to the Smaaash acquisition.

Leases

In February of 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02-Leases (Topic 842), which significantly amends the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense. The Company adopted this update as of January l, 2019 using the modified retrospective transition method and prior periods have not been restated. Upon implementation, the Company recognized initial operating lease right-of-use assets of $110,003 and operating lease liabilities of $107,678. Due to the simplistic nature of the Company’s leases, no retained earnings adjustment was required. See Note 9 for further details.

Deferred Financing Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Offering costs of $98,198 consisting principally of legal and professional fees have been recorded as an asset as of May 31, 2020, these amounts will be charged to additional paid in capital upon the completion of the Company’s ongoing Public Offering.

Basic Income (Loss) per share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings or loss per common share is calculated by dividing net income or loss available to common stockholders by the diluted weighted-average number of common shares outstanding, which includes the effect of potentially dilutive securities. Potentially dilutive securities for this calculation consist primarily of warrants, outstanding options, and shares into which the convertible notes are convertible.

When the Company records a loss from operations, all potentially dilutive shares are anti-dilutive and are consequently excluded from the calculation of diluted net loss per common share.

F-12

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform. The ultimate impact may differ from this provisional amount, possibly materially, as a result of additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of Tax Reform.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. This guidance is effective for the Company as of January 1, 2019. Based on the completed analysis, the Company has determined the adjustment did not have a material impact on the financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASC 842”). ASC 842 requires lessees to recognize right-of-use (“ROU”) assets and lease payment liabilities on the balance sheet for leases representing the Company’s right to use the underlying assets over the lease term. Each lease that is recognized on the balance sheet is classified as either finance or operating, with such classification affecting the pattern and classification of expense recognition in the Statements of Operations and presentation within the Statements of Cash Flows.

F-13

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

The Company adopted ASC 842 on January 1, 2019 using the modified retrospective method. The Company elected as part of its adoption to also use the optional transition methodology whereby previously reported periods continue to be reported in accordance with historical accounting guidance for leases that were in effect for those prior periods. Policy elections and practical expedients that the Company has implemented as part of adopting ASC 842 include (a) excluding from the balance sheet leases with terms that are less than or equal to one year, (b) for all existing asset classes that contain both lease and non-lease components, combining these components together and accounting for them as a single lease component, (c) the package of practical expedients, which among other things, allows the Company to avoid reassessing contracts that commenced prior to adoption that were properly evaluated under legacy GAAP, and (d) excluding land easements, which were not accounted for under the previous leasing guidance, that existed or expired before adoption of ASC 842. The scope of ASC 842 does not apply to leases used in the exploration for minerals or use thereof, including oil, natural gas and natural gas liquids.

The Company’s adoption of ASC 842 resulted in an increase in other assets, accounts payable and accrued liabilities, and other liabilities line items on the accompanying Consolidated Balance Sheets as a result of the additional ROU assets and related lease liabilities. Upon adoption on January 1, 2019, the Company recognized approximately $0.5 million in ROU assets and liabilities for its operating leases. There was no cumulative effect to accumulated deficit upon the adoption of this guidance.

Going Concern, Liquidity and Management’s Plan

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company has an accumulated deficit as of May 31, 2020, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the of the date that the financial statements are issued.

The Company’s cash position may not be sufficient to support the Company’s daily operations. Management plans to raise additional funds by way of a private or ongoing public offering. While the Company believes in the viability of its strategy and its ability to generate sufficient revenue and to raise additional funds, there can be no assurances to that effect. Should the Company fail to raise additional capital, it may be compelled to reduce the scope of its planned future business activities.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan, to generate sufficient revenue and to raise additional funds by way of public and/or private offerings.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our corporate and franchised Simplicity Gaming Centers had been closed effective April 1, 2020. Although our franchise agreements with franchisees of Simplicity Gaming Centers require a minimum monthly royalty payment to us from the franchisees regardless of whether the franchised Simplicity Gaming Centers are operating, there is a potential risk that franchisees of Simplicity Gaming Centers will default in their obligations to pay their minimum monthly royalty payment to us. As of May 31, 2020, some of our franchised gaming centers have begun to re-open.

F-14

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date impacted the Company’s business for the fiscal fourth quarter and potentially beyond. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

NOTE 3 — INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT

Initial Public Offering

On August 22, 2017, the Company sold 5,000,000 Public Units at a purchase price of $10.00 per Public Unit in the Initial Public Offering, generating gross proceeds of $50.0 million. The Company incurred offering costs of approximately $3.7 million, inclusive of approximately $3.2 million of underwriting fees. The Company paid $1 million of underwriting fees upon the closing of the Initial Public Offering, issued 50,000 shares of common stock for underwriting fees, and deferred $1.82 million of underwriting fees until the consummation of the initial Business Combination.

Each Unit consisted of one share of the Company’s common stock, one right to receive one-tenth of one share of the Company’s common stock upon consummation of the Company’s initial Business Combination (“Right”), and one redeemable warrant (“Warrant”). Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment. No fractional shares will be issued upon exercise of the Warrants. The Warrants became exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.01 per Warrant upon 30 days’ notice (“30-day redemption period”), only in the event that the last sale price of the common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of common stock underlying such Warrants and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the Warrants.

Each holder of a Right received one-tenth (1/10) of one share of common stock upon consummation of the Business Combination. No fractional shares were issued upon exchange of the Rights. No additional consideration was paid by a holder of Rights in order to receive its additional shares upon consummation of the Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering.

The Company granted the underwriters a 45-day option to purchase up to 750,000 additional Public Units to cover any over-allotment, at the initial public offering price less any underwriting discounts and commissions. On September 13, 2017, the underwriters purchased 200,000 additional Public Units for gross proceeds of $2,000,000, less commissions of $110,000, of which $70,000 are deferred.

F-15

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

The Company issued Maxim Group LLC (“Maxim”), as compensation for the Initial Public Offering, an aggregate of 52,000 shares, including 2,000 shares issued in connection with the partial exercise of the over-allotment option. The Company accounted for the fair value of these shares as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity.

Settlement Agreement

On November 20, 2018, the Company entered into a settlement and release agreement (“Settlement Agreement”) with Maxim. Pursuant to the Settlement Agreement, the Company made a cash payment of $20,000 to Maxim and issued the Note in favor of Maxim in order to settle the payment obligations of the Company under the underwriting agreement dated August 16, 2017, by and between the Company and Maxim. The Company also agreed to remove the restrictive legends on an aggregate of 52,000 shares of its common stock held by Maxim and its affiliate. See “Note Payable” under Note 8 below.

Unit Purchase Option

At the time of the closing of the Initial Public Offering, the Company sold to Maxim, for an aggregate of $100, an option (the “UPO”) to purchase 250,000 Units (which increased to 260,000 units upon the partial exercise of the underwriters’ over-allotment option). The Company has accounted for the fair value of the UPO, inclusive of the receipt of the $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of this UPO is approximately $743,600 (or $2.86 per Unit) using the Black-Scholes option-pricing model. The fair value of the UPO is estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.73% and (3) expected life of five years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying Warrants and Rights, and the market price of the Units and underlying shares of common stock) to exercise the UPO without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the UPO or the Warrants or Rights underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the Warrants or Rights underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying Warrants or Rights, the UPO, Warrants or Rights, as applicable, will expire worthless.

The Company granted the holders of the UPO, demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the registration statement relating to the Initial Public Offering, including securities directly and indirectly issuable upon exercise of the UPO.

Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 254,500 Private Units at $10.00 per Private Unit, generated gross proceeds of $2,545,000 in a Private Placement. The proceeds from the Private Units was added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Units (including their component securities) were not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and the warrants included in the Private Units (the “Private Placement Warrants”) will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Public Units sold in the Initial Public Offering. Otherwise, the Private Placement Warrants and the Rights underlying the Private Units have terms and provisions that are identical to those of the Warrants and Rights, respectively, sold as part of the Public Units in the Initial Public Offering and have no net cash settlement provisions.

On September 13, 2017, the Sponsor purchased 7,000 additional Private Units for gross proceeds of $70,000 upon the partial exercise of the over-allotment option.

F-16

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant, and equipment—at cost, less accumulated depreciation:

May 31, 2020
Leasehold improvements	52,189
Property and equipment	243,314

Total cost	295,503

Less accumulated depreciation	(62,770)

Net, property plant and equipment	$232,733

Depreciation expense for the years ended May 31, 2020, and 2019 was $57,473 and $5,297, respectively.

NOTE 5 - INTANGIBLE ASSETS

The following tables set forth the intangible assets, including accumulated amortization at May 31, 2020:

	May 31, 2020
	Remaining		Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Non-Competes	4.50 years	$1,023,118	$289,884	$733,234
Trademarks	Indefinite	866,000	-	866,000
Customer Contracts	10 years	546,000	5,443	540,557
Internet domain	2.50 years	3,000	1,417	1,583
		$2,438,118	$296,744	$2,141,374

The following table sets forth the future amortization of the Company’s intangible assets at May 31, 2020:

	2021	2022	2023	2024	2025	Thereafter	Total
Non-Competes	$204,624	$204,624	$204,624	$119,362	$-	$-	$733,234
Customer contracts	54,600	54,600	54,600	54,600	54,600	267,557	540,557
Internet domain	1,000	583	-	-	-	-	1,583
Total	$260,224	$259,807	$259,224	$173,962	$54,600	$267,557	$1,275,374

Amortization expense for the years ended May 31, 2020, and 2019 was $211,067 and $85,677, respectively.

Goodwill

The Company’s goodwill carrying amounts relate to the acquisitions of Simplicity Esports LLC and PLAYlive Nation Inc. The composition of the goodwill balance, is as follows:

	Fiscal Year Ended May 31, 2020	Fiscal Year Ended May 31, 2019

Simplicity Esports LLC	$4,456,250	$4,456,250
PLAYlive Nation Inc.	698,891	-
Total Goodwill	$5,155,141	$4,456,250

F-17

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

NOTE 6 - ACQUISITIONS

The Simplicity Esports, LLC Acquisition

On January 4, 2019, the Company consummated the transactions contemplated by the share exchange agreement, dated December 21, 2018 (as amended by Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018 and by Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, the “Share Exchange Agreement”) by and among the Company, Smaaash Entertainment, Inc. (“Smaaash”), each of the equity holders of Simplicity (“Simplicity Owners”) and Jed Kaplan, in the capacity as the representative of the Simplicity Owners (the “Representative”). Pursuant to the Share Exchange Agreement the Simplicity Owners transferred all the issued and outstanding equity interests of Simplicity to the Company in exchange for newly issued shares of common stock of the Company (the “Acquisition”).

The Simplicity Owners received an aggregate of 300,000 shares of common stock at the closing of the Acquisition and an additional aggregate of 700,000 shares of common stock on January 7, 2019 and the remaining 2,000,000 shares in March of 2019.

The acquisition of Simplicity, in an all-stock deal, creates a pure play esports team and entertainment platform opportunity, which we believe will increase shareholder value and boost our growth strategy as we endeavor the build out of our brick and mortar esports centers.

The acquisition was accounted for by the Company using the acquisition method under business combination accounting. Under this method, the purchase price paid by the acquirer is allocated to the assets acquired and liabilities assumed as of the acquisition date based on the fair value. Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. All fair value measurements of acquired assets and liabilities assumed are non-recurring in nature and classified as level 3 on the fair value hierarchy.

The aggregate purchase price consisted of the following:

Restricted stock consideration	6,090,000
Total	$6,090,000

As noted in the table above, the Company issued 3,000,000 restricted shares of common stock as consideration which was valued at market at the date of the closing, fair value of approximately $6,090,000.

The following table summarizes the estimated fair value of The Simplicity Esports, LLC assets acquired, and liabilities assumed at the date of acquisition:

Cash	76,000
Internet Domain	3,000
Trade names and trademarks	588,000
Non-Competes	1,023,118
Accounts payable and accrued liabilities	(56,000)
Goodwill	4,455,882
Total	$6,090,000

Revenue and net loss included in the year ended May 31, 2020, consolidated financial statements attributable to Simplicity Esports, LLC is approximately $38,000 and $400,000, respectively.

F-18

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

PLAYlive Nation Acquisition

On July 29, 2019, the Company entered into a definitive agreement to acquire PLAYlive for total consideration of 750,000 shares of common stock. The PLAYlive acquisition closed on July 30, 2019.

The acquisition was accounted for by the Company using the acquisition method under business combination accounting. Under this method, the purchase price paid by the acquirer is allocated to the assets acquired and liabilities assumed as of the acquisition date based on the fair value. Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. All fair value measurements of acquired assets and liabilities assumed are non-recurring in nature and classified as level 3 on the fair value hierarchy.

The aggregate purchase price consisted of the following:

Restricted stock consideration	1,440,000
Total	$1,440,000

As noted in the table above, the Company issued 750,000 restricted shares of common stock as consideration which was valued at market at the date of the closing, fair value of approximately $1,440,000.

The following table summarizes the estimated fair value of the PLAYlive assets acquired and liabilities assumed at the date of acquisition:

Cash	26,000
Property, plant and equipment	10,000
Net deferred revenue	(115,000)
Customer relationships
Accounts payable and accrued liabilities	(4,000)
Goodwill	699,000
Trademarks	278,000
Customer contracts	546,000
Total	$1,440,000

Revenue and net loss included in the year ended May 31, 2020, consolidated financial statements attributable to PLAYlive is approximately $442,000 and $72,000, respectively.

NOTE 7 — RELATED PARTY TRANSACTIONS

Private Units

In addition, the Sponsor purchased an aggregate of 254,500 Private Units at $10.00 per Private Unit for proceeds of $2,545,000 in the aggregate in the Private Placement. This purchase took place on a private placement basis simultaneously with the completion of the Initial Public Offering. This issuance was be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Sponsor committed to purchase from the Company up to an additional 26,250 Private Units if the underwriters’ over-allotment option was exercised in full.

On September 13, 2017, 7,000 additional Private Units were purchased by the Sponsor at $10.00 per Private Unit upon the partial exercise of the over-allotment option.

F-19

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Kaplan Promissory Note

On May 12, 2020 (the “Issue Date”), the Company issued a promissory note (the “Kaplan Note”) in the principal sum of $90,000 in favor of Jed Kaplan, the Company’s Chief Executive Officer, interim Chief Financial Officer, member of the Company’s Board of Directors and greater than 5% stockholder of the Company. The Kaplan Note matures on the first business day following the 150-day anniversary of the Issue Date (the “Maturity Date”). The Company will use the proceeds of the Kaplan Note to fund the operations of Simplicity One Brasil Ltda, the Company’s majority owned subsidiary (“Simplicity Brasil”). As of May 31, 2020, advances under the terms of this note were $64,728 (Note 8).

Equity Sales

On May 7, 2020, we authorized the sale of 22,936 shares of our restricted Common Stock at $1.09 per share to William H. Herrmann, Jr. a member of our board of directors for $25,000 (Note 10).

The Company maintains its cash balance at a financial services company that is owned by an officer of the Company.

Sponsor Fees

The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. For the three months ended November 30, 2018, the Company paid $30,080 which is presented as general and administrative expense on the accompanying statement of operations. In December 2018, this monthly administrative service fee agreement was terminated.

The Company maintains its cash balance at a financial services company that is owned by an officer of the Company.

NOTE 8 – DEBT

The table below presents outstanding debt instruments as of May 31:

	2020	2019
Sponsor loan	$-	$93,761
10% Fixed Convertible Promissory Note	152,500	-
Less Discount	(25,180)	-
Related Party Note	64,728	-
Convertible Note Payable	1,000,000	1,000,000

Total	$1,192,048	$1,093,761

Sponsor Loan

The Sponsor loaned the Company $201,707 in the aggregate, to be used for a portion of the expenses of the Initial Public Offering and working capital purposes. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2017 or the closing of the Initial Public Offering. As of May 31, 2020, and 2019, the balance of the Sponsor loan was $0 and $93,761, respectively.

F-20

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

10% Fixed Convertible Promissory Note

On April 29, 2020 (the “Effective Date”), the Company issued a 10% Fixed Convertible Promissory Note (the “Harbor Gates Note”), with a maturity date of October 29, 2020 (the “Maturity Date”), in the principal sum of $152,000 in favor of Harbor Gates Capital, LLC (“Harbor Gates”). Pursuant to the terms of the Harbor Gates Note, the Company agreed to pay to Harbor Gates $152,500 (the “Principal Sum”) and to pay “guaranteed” interest on the principal balance at an amount equivalent to 10% of the Principal Sum, to the extent such Principal Sum and “guaranteed” interest and any other interest, fees, liquidated damages and/or items due to Harbor Gates have not been repaid or converted into Company common stock in accordance with the terms of the Harbor Gates Note. The Harbor Gates Note carries an original issue discount (“OID”) of $2,500. Accordingly, on the Effective Date, Harbor Gates delivered $150,000 to the Company in exchange for the Harbor Gates Note.

In addition to the “guaranteed” interest, and upon the occurrence of an Event of Default (as hereinafter defined), additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 20% per annum or the highest rate permitted by law.

The Company may prepay the Harbor Gates Note according to the following schedule:

Days Since Effective Date	Payment Amount
Under 30	115% of Principal Amount (as hereinafter defined) so paid
31-60	120% of Principal Amount so paid
61-90	125% of Principal Amount so paid
91-180	135% of Principal Amount so paid

135% of the remaining unpaid and unconverted Principal Amount, plus all accrued and unpaid interest will be due and payable on the Maturity Date. “Principal Amount” refers to the sum of (i) the original principal amount of the Harbor Gates Note (including the OID, prorated if the Harbor Gates Note has not been funded in full); (ii) all guaranteed and other accrued but unpaid interest under the Harbor Gates Note; (iii) any fees due under the Harbor Gates Notes; (iv) liquidated damages; and (v) any default payments owing under the Harbor Gates Note, in each case previously paid or added to the Principal Amount.

Pursuant to the terms of the Harbor Gates Note, the Company agreed to issue Harbor Gates shares of Company common stock in two tranches as follows:

(i)	10,000 shares of common stock within three trading days of the Effective Date; and
(ii)	In the event the average of the three volume weighted average prices for the Company’s common stock during the three consecutive trading days immediately preceding the date which is the 180th day following the Effective Date is less than $1.00 per share, then Harbor Gates will be entitled, and the Company will issue to Harbor Gates additional shares of common stock as set forth in the Harbor Gates Note.

If an Event of Default (as defined in the Promissory Note) occurs, the outstanding Principal Amount of the Harbor Gates Note owing in respect thereof through the date of acceleration, shall become, at Harbor Gates’ election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means 35% of the outstanding Principal Amount of the Harbor Gates Note will be automatically added to the Principal Sum of the Harbor Gates Note and tack back to the Effective Date for purposes of Rule 144 promulgated under the 1934 Act. Commencing five days after the occurrence of any Event of Default that results in the eventual acceleration of the Harbor Gates Note, the Harbor Gates Note will accrue additional interest, in addition to the Harbor Gates Note’s “guaranteed” interest, at a rate equal to the lesser of 20% per annum or the maximum rate permitted under applicable law.

If the Harbor Gates Note is not retired on or before the Maturity Date, then at any time and from time to time after the Maturity Date, and subject to the terms hereof and restrictions and limitations contained in the Harbor Gates Note, Harbor Gates has the right, at Harbor Gates’ sole option, to convert in whole or in part the outstanding and unpaid Principal Amount under the Harbor Gates Note into shares of the Company’s common stock at the Variable Conversion Price. The “Variable Conversion Price” will be equal to the lower of: (a) $1.00, or (b) 70% of the lowest volume weighted average price of the Company’s common stock during the 15 consecutive trading days prior to the date on Harbor Gates elects to convert all or part of the Harbor Gates Note. The Company intends to prepay the Harbor Gates Note in accordance with its terms so that no amount under the Harbor Gates Note is converted into shares of the Company’s common stock.

F-21

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

This note along with guaranteed interest of $15,000 was repaid on July 2, 2020.

Kaplan Promissory Note

On May 12, 2020 (the “Issue Date”), the Company issued a promissory note (the “Kaplan Note”) in the principal sum of $90,000 in favor of Jed Kaplan, the Company’s Chief Executive Officer, interim Chief Financial Officer, member of the Company’s Board of Directors and greater than 5% stockholder of the Company. The Kaplan Note matures on the first business day following the 150-day anniversary of the Issue Date (the “Maturity Date”). The Company will use the proceeds of the Kaplan Note to fund the operations of Simplicity One Brasil Ltda, the Company’s majority owned subsidiary (“Simplicity Brasil”).

Pursuant to the terms of the Kaplan Note, the Company agreed to pay to Mr. Kaplan the lesser of (i) the principal sum of $90,000 (the “Maximum Commitment”), or (ii) the aggregate principal amount of all direct advances of the proceeds of the Kaplan Note (each, an “Advance”), together with any interest thereon, and any and all other amounts which may be due and payable thereunder from time to time.

Subject to the terms of the Kaplan Note, Mr. Kaplan agreed to make one direct Advance to and for the benefit of the Company on the Issue Date in the amount of $45,000, and one additional Advance to and for the benefit of the Company at such time as the Company may request during the two month period following the Issue Date. The total of the aggregate principal balance of all Advances (collectively referred to herein as the “Principal Amount”) outstanding at any time shall not exceed the Maximum Commitment. Advances made by Mr. Kaplan to the Company under the Kaplan Note which have been repaid may not be borrowed again.

Prior to the Maturity Date or an Event of Default (as hereinafter defined), the Principal Amount outstanding under the Kaplan Note will bear interest at a rate of 3% (the “Interest Rate”). From and after the Maturity Date or upon and during the continuance of an Event of Default, interest will accrue on the unpaid Principal Amount during any such period at an annual rate (the “Default Rate”) equal to 10% plus the Interest Rate; provided, however, that in no event will the Default Rate exceed the maximum rate permitted by law.

The Company may prepay the Kaplan Note, in whole or in part, without a prepayment penalty, at any time provided that an Event of Default has not then occurred.

As of May 31, 2020, advances under the terms of this note were $64,728.

Note Payable

On November 20, 2018, the Company paid its underwriter $20,000 and issued its underwriter a secured demand promissory note (the “Note”) in the amount of $1,800,000. The Note accrued interest at 8% per annum from the date of the Note through and including May 20, 2019, 12% per annum from and including May 21, 2019, through and including August 20, 2019, and 15% per annum from and including August 21, 2019, through and including November 20, 2019. If a late payment had occurred and continued, the interest rate would have increased to 12% per annum from the date of the Note through and including August 20, 2019 and 18% per annum from after August 21, 2019. If a late payment had remained outstanding for over 48 hours, Maxim could have required the Company to redeem all or any part of the Note at a redemption price equal to 125% of the Alternate Payment Amount.

The principal and interest of the Note was payable upon demand by Maxim or from time to time, in accordance the following schedule:

(i)	one third of the principal, accrued and unpaid interest and any late charges on May 20, 2019;
(ii)	one third of the principal, accrued and unpaid interest and any late charges on August 20, 2019; and
(iii)	one third of the principal, accrued and unpaid interest and any late charges on November 20, 2019.

F-22

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

The Note was secured by a first priority security interest in all personal property and assets of the Company excluding the assets held in escrow with respect to (i) that certain stock purchase agreement with Polar, pursuant to which Polar agreed to sell up to 490,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Business Combination and (ii) that certain stock purchase agreement with K2, pursuant to which K2 agreed to sell up to 220,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Business Combination.

The amount payable under the Note could also have been paid in shares of common stock of the Company or securities convertible or exercisable into shares of common stock of the Company (the “Alternate Equity Payment”) if and only if the Company and Maxim mutually agree on both the purchase price and, if applicable, the conversion and/or exercise price of each security of the Company issued in such Alternative Equity Payment. Otherwise, the payment should be made in cash only.

So long as any amount under the Note remained outstanding, all cash proceeds received by the Company from any sales of its securities was to be used to repay this Note.

Convertible Note Payable

On December 20, 2018, the Company entered into a securities exchange agreement (“Exchange Agreement”) with Maxim Group LLC (the “Holder”). Pursuant to the terms of the Exchange Agreement, the Holder agreed to surrender and exchange the Note. In exchange, the Company issued to the Holder a Series A-1 Exchange Convertible Note in the principal amount of $500,000 (the “Series A-1 Note”) and a Series A-2 Exchange Convertible Note in the principal amount of $1,000,000 (the “Series A-2 Note,” and collectively with Series A-1 Note, the “Exchange Notes”). As of December 31, 2018, upon the closing of the Acquisition, the Series A-1 Note automatically converted into 193,648 shares of the Company’s common stock.

The original amount of the promissory note was $1,800,000, the total amount of the two exchange notes is $1,500,000, and the difference of $300,000 has been recorded as debt forgiveness income.

Prior to conversion, the Series A-1 Note bore interest at 2.67% per annum, was payable quarterly and had a maturity date of the earlier of the closing date of the Acquisition (as defined below) or June 20, 2020 (the “Maturity Date”). The Company was permitted to pay the interest in cash or at its sole discretion, in shares of its common stock or a combination of cash and common stock. However, the Company could only pay the interest in shares of its common stock if (i) all the equity conditions specified in the note (“Equity Conditions”) had been met (unless waived by the Holder in writing) during the 20 trading days immediately prior to the interest payment date (“Interest Notice Period”), (ii) the Company had provided proper notice pursuant to the terms of the note and (iii) the Company had delivered to the Holder’s account certain number of shares of its common stock to be applied against such interest payment prior to (but no more than five trading days before) the Interest Notice Period.

The Series A-1 Note was convertible into shares of the Company’s common stock (“Conversion Shares”) at an initial conversion price of $1.93 per share, subject to adjustment for any stock dividends and splits, rights offerings, distributions, combinations or similar transactions. Upon the closing of the Acquisition, the conversion price was automatically adjusted to equal the arithmetic average of the volume weighted average price (“VWAP”) of the Company’s common stock in the five trading days prior to the closing date of the Acquisition. The Holder was permitted to convert the Series A-1 Note at any time, in whole or in part, provided that upon receipt of a notice of conversion from the Holder, the Company had the right to repay all or any portion of the Series A-1 Note included in the notice of conversion.

F-23

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Additionally, the Series A-1 Note would have automatically converted into shares of the Company’s common stock on the earlier of the Maturity Date or the closing date of the Acquisition provided that (i) no event of default then existed, and (ii) solely if such automatic conversion date was also the Maturity Date, each of the Equity Conditions had been met (unless waived in writing by the Holder) on each trading day during the 20 trading day period ending on the trading day immediately prior to the automatic conversation date.

At any time prior to the Maturity Date, the Company also had the right to elect to redeem some or all of the outstanding principal amount for cash in an amount (the “Optional Redemption Amount”) equal to the sum of (a) 100% of the then outstanding principal amount of the note, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the note (the “Optional Redemption”). The Company could only effect an Optional Redemption if each of the Equity Conditions had been met (unless waived in writing by the Holder) on each trading day during the period commencing on the date when the notice of the Optional Redemption was delivered to the date of the Optional Redemption and through and including the date payment of the Optional Redemption Amount was actually made in full.

Except as otherwise provided in the Series A-1 Note, including, without limitation, an Option Redemption, the Company could not prepay any portion of the principal amount of the note without the prior written consent of the Holder.

Pursuant to the terms of the Series A-1 Note, the Company was not permitted to convert any portion of the Series A-1 Note if doing so results in the Holder beneficially owning more than 4.99% of the outstanding common stock of the Company after giving effect to such conversion, provided that on 61 days’ prior written notice from the Holder to the Company, that percentage could increase to 9.99%. However, if there was an automatic conversion, and the conversion would result in the Company issuing a number of shares in excess of the beneficial ownership limitation, then any such shares in excess of the beneficial ownership limitation would be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation, at which time or times the Holder would be issued such shares to the same extent as if there had been no such limitation.

The Series A-1 Note contained restrictive covenants which, among other things, restricted the Company’s ability to repay or repurchase any indebtedness, make distributions on or repurchase its common stock or enter into transactions with its affiliates.

The Series A-2 Note has terms substantially similar to those of the Series A-1 Note except that the Series A-2 Note has a maturity date of June 20, 2020, and an initial conversion price of $1.93, which will be automatically adjusted to the lower of (i) the conversion price then, in effect, and (ii) the greater of the arithmetic average of the VWAP of the Company’s common stock in the five trading days prior to the notice of conversion and $0.50.

As of December 31, 2018, upon the closing of the Acquisition, the Series A-1 Note automatically converted into 193,648 shares of the Company’s common stock, resulting in a remaining note payable balance as of May 31, 2020, and 2019 of $1,000,000 and $1,000,000 respectively.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Nasdaq Delisting

On December 10, 2018, the Company received a written notice (the “Notice”) from the Listing Qualifications Division of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has not complied with the requirements of IM-5101-2 of the listing rules of Nasdaq (the “Listing Rules”).

The Notice stated that after its Business Combination, the Company had not demonstrated that its common stock met Listing Rule 5505(b)(1) that requires a market value of publicly held shares of at least $15 million. Additionally, the Company has not provided evidence that its common stock has at least 300 round lot holders as required by Listing Rule 5505(a)(3) and that its warrant has at least 400 round lot holders as required by Listing Rule 5515(a)(4). Finally, the Company does not comply with Listing Rule 5515(a)(2) which requires that for initial listing of a warrant the underlying security must be listed on Nasdaq.

F-24

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

On January 7, 2019, the Company received a second written notice from Nasdaq informing it that the Company failed to comply with Listing Rule 5250(e)(2) which requires companies listed on Nasdaq to timely file notification forms for the Listing of Additional Shares (the “LAS Notification”).

The Company was required to submit the LAS Notification 15 days prior to the issuance of the securities, however, the Company filed the LAS Notification for the issuance of the Series A-1 Note and Series A-2 Note and for the share exchange under our Share Exchange Agreement after such 15-day periods. Nasdaq notified the Company that each of these matters serves as an additional and separate basis for delisting the Company’s securities and that the review panel will consider these matters in rendering a determination regarding the Company’s continued listing on Nasdaq.

Management of Simplicity Esports and Gamily Company has decided that moving from The Nasdaq Stock Market (“Nasdaq”) to the OTCQB is more appropriate for the Company at this time, while the Company builds out its planned network of retail esport centers.

On April 1, 2019, the Company was notified by Nasdaq that it would delist the Company’s common stock and warrants. The Company’s common stock and warrants were previously suspended from trading on Nasdaq, effective January 25, 2019.

On April 2, 2019, Nasdaq filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the Securities and Exchange Commission relating to the Company’s common stock and warrants. As a result, the Company’s common stock and warrants were delisted from Nasdaq effective April 2, 2019.

The Company’s common stock and warrants currently have been quoted on the OTCQB under the symbols “WINR” and “WINRW,” respectively.

Registration Rights

Pursuant to a registration rights agreement the Company entered into with its initial stockholders and initial purchasers of the Private Units (and constituent securities) at the closing of the Initial Public Offering, the Company is required to register certain securities for sale under the Securities Act. These holders are entitled under the registration rights agreement to make up to three demands that the Company register certain of its securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements.

Unit Purchase Option

The Company sold to the underwriters (and/or their designees), for $100, an option to purchase up to a total of 250,000 Units (which increased to 260,000 Units upon the partial exercise of the underwriters’ over-allotment option), exercisable at $11.50 per Unit (or an aggregate exercise price of $2,990,000) upon the closing of the Initial Public Offering. The UPO may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement relating to the Initial Public Offering and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The Units issuable upon exercise of this UPO are identical to those offered in the Initial Public Offering, except that the exercise price of the warrants underlying the Units sold to the underwriters is $13.00 per share.

F-25

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Operating Lease Right of Use Obligation

The Company adopted Topic 842 on January 1, 2019. The Company elected to adopt this standard using the optional modified retrospective transition method and recognized a cumulative-effect adjustment to the consolidated balance sheet on the date of adoption. Comparative periods have not been restated. With the adoption of Topic 842, the Company’s consolidated balance sheet now contains the following line items: Operating lease right-of-use assets, Current portion of operating lease liabilities and Operating lease liabilities, net of current portion.

As all the existing leases subject to the new lease standard were previously classified as operating leases by the Company, they were similarly classified as operating leases under the new standard. The Company has determined that the identified operating leases did not contain non-lease components and require no further allocation of the total lease cost. Additionally, the agreements in place did not contain information to determine the rate implicit in the leases, so we used our incremental borrowing rate as the discount rate. Our weighted average discount rate is 10.4% and the weighted average remaining lease terms are 41 months.

As of May 31, 2020, operating lease right-of-use assets and liabilities arising from operating leases was $490,984 and $490,983, respectively. During the year ended May 31, 2020, the Company recorded operating lease expense of approximately $147,000.

The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of May 31, 2020.

2020	$174,728
2021	$141,278
2022	$145,832
2023	$127,900
2024	$84,017
Total Operating Lease Obligations	$673,755
Less: Amount representing interest	$(184,977)
Present Value of minimum lease payments	$488,778

Employment Agreements, Board Compensation and Bonuses

On July 29, 2020, the Company entered into a new employment agreement (the “Kaplan 2020 Agreement”) with Mr. Kaplan. Such employment agreement replaced the Kaplan 2018 Agreement. As a result, the Kaplan 2018 Agreement was terminated and is of no further force or effect. Pursuant to the terms of the Kaplan 2020 Agreement, the Company agreed to pay Mr. Kaplan a monthly base salary of $5,000; provided, however, that the parties agreed that such base salary will be deferred and will accumulate until the Company has sufficient cash available to make such payments, to be reasonably determined by the Board of Directors and Mr. Kaplan, at which time all accrued and unpaid base salary will be paid. In addition, Mr. Kaplan will receive an equity grant of 15,000 shares of common stock per month, which shares will be fully vested upon grant. Mr. Kaplan will also be eligible to receive a quarterly bonus in the form of cash or equity shares and will be entitled to participate in the Company’s employee benefit plans. In addition, if, during the term of the Kaplan 2020 Agreement, the Company’s shares are approved for listing on a U.S. national securities exchange, the Company will pay Mr. Kaplan a $50,000 cash bonus, to be paid upon such listing begin effective.

The term of the Kaplan 2020 Agreement is for an initial one-year term, which shall automatically renew for successive one-year terms unless either party provides 60 days’ advance written notice of its intention not to renew the Kaplan 2020 Agreement at the conclusion of the then applicable term. The term of the Kaplan 2020 Agreement may be terminated by the Company with or without cause or by Mr. Kaplan with or without good reason, as such terms are defined therein.

On July 29, 2020, the Board of Directors approved for Mr. Kaplan a $75,000 cash bonus and authorized the issuance of 250,000 shares of the Company’s common stock both related to his performance during the fiscal year ended May 31, 2020. As of May 31, 2020, the Company has accrued $75,000 related to Mr. Kaplans cash bonus and $216,625 related to the Common Shares to be issued to Mr. Kaplan.

F-26

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

On July 29, 2020, the Company entered into a new employment agreement (the “Franklin 2020 Agreement”) with Mr. Franklin. Such employment agreement replaced the Franklin 2018 Agreement. As a result, the Franklin 2018 Agreement was terminated and is of no further force or effect. Pursuant to the terms of the Franklin 2020 Agreement, the Company agreed to pay Mr. Franklin a monthly base salary of $12,500; provided, however, that the parties agreed that such base salary will be deferred and will accumulate until the Company has sufficient cash available to make such payments, to be reasonably determined by the Board of Directors and Mr. Franklin, at which time all accrued and unpaid base salary will be paid. In addition, Mr. Franklin will receive an equity grant of 6,250 shares of common stock per month, which shares will be fully vested upon grant. Mr. Franklin will also be eligible to receive a quarterly bonus in the form of cash or equity shares and will be entitled to participate in the Company’s employee benefit plans. In addition, if, during the term of the Franklin 2020 Agreement, the Company’s shares are approved for listing on a U.S. national securities exchange, the Company will pay Mr. Franklin a $50,000 cash bonus, to be paid upon such listing begin effective.

On July 29, 2020, the Board of Directors approved for Mr. Franklin a $75,000 cash bonus and authorized the issuance of 250,000 fully vested shares of the Company’s common stock both related to his performance during the fiscal year ended May 31, 2020. As of May 31, 2020, the Company has accrued $75,000 related to Mr. Franklins cash bonus and $216,625 related to the Common Shares to be issued to Mr. Franklin.

On July 29, 2020, the Board of Directors approved the issuance of 192,000 shares of common stock to an employee and the Directors of the Company for services provided during the fiscal year ended May 31, 2020. As of May 31, 2020, the Company has accrued $166,675 related to the authorized issuance of these shares.

Litigation

On August 5, 2020, a lawsuit styled Duncan Wood v. PLAYlive Nation, Inc. and Simplicity eSports and Gaming Company (Case No. 20-1043) was filed in the U.S. District Court for the District of Delaware. The complaint alleges unlawful failure to make timely and reasonable payment of wages, breach of contract, breach of the duty of good faith and fair dealing and unjust enrichment. The plaintiff seeks monetary damages for compensation alleged to be owed, treble damages, interest on all wage compensation, reasonable attorneys’ fees and other relief as the Court deems just and proper. Defendants’ responsive pleading is not yet due and has not been filed. The litigation is in its initial stages and the Company is unable to reasonably predict its potential outcome. The Company, however, believes that the lawsuit is without merit and intends to vigorously defend the claims.

NOTE 10 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At May 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 20,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the shares of the Company’s common stock are entitled to one vote for each share. At May 31, 2020, and May 31, 2019, there were 7,988,975 and 7,003,975 shares of common stock issued and outstanding respectively.

2020 Transactions

On July 30, 2019, in connection with the PLAYlive Merger, the Company issued 750,000 shares of the Company’s common stock as Merger Consideration (Note 6).

F-27

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

On September 16, 2019, pursuant to a Restricted Award, the Company authorized the grant to Jed Kaplan, our Chief Financial Executive Officer and Interim Chief Financial Officer and a member of our board of directors, of 70,000 shares of our restricted Common Stock. As of May 31, 2020, these shares have been issued.

On September 16, 2019, pursuant to a Restricted Award, the Company authorized the grant to Roman Franklin, our President and a member of our board of directors, of 21,000 shares of our restricted Common Stock. As of May 31, 2020, these shares have been issued.

On September 16, 2019, pursuant to a Restricted Award, the Company authorized the grant to Steven Grossman, our Corporate Secretary, of 14,000 shares of our restricted Common Stock. As of May 31, 2020, these shares have been issued.

On March 11, 2020, in connection with the execution of the Common Stock Purchase Agreement with Triton Funds, LP, the Company issued 5,000 shares of our restricted Common Stock at $1.18 per share to Triton Funds, LP as a donation.

On April 9, 2020, the Company delivered a Purchase Notice to Triton Funds, LP pursuant to the terms of the Common Stock Purchase Agreement requiring Triton Funds, LP to acquire 125,000 shares of our restricted Common Stock at a price of $0.70 per share. In accordance therewith, we issued 125,000 shares of our Common Stock to Triton Funds, LP, which rendered $87,700 in proceeds to the Company.

On May 4, 2020, pursuant to the terms of that certain 10% Fixed Convertible Promissory Note dated April 29, 2020 in the principal amount of $152,500 issued by the Company in favor of Harbor Gates Capital, LLC, the Company issued 10,000 shares of our restricted Common Stock, issued at $0.99 per share, to Harbor Gates Capital, LLC as additional consideration for the purchase of such note. As of May 31, 2020, these shares were not issued. As of August 31, 2020, these shares have been issued.

On May 7, 2020, the Company authorized the sale of 22,936 shares of our restricted Common Stock, at a price of $1.09 per share, to William H. Herrmann, Jr. a member of our board of directors, for an aggregate purchase price of $25,000. As of May 31, 2020, and August 31, 2020, such shares have not been issued.

Subsequent to May 31, 2020, on June 4, 2020, the Company authorized the issuance of 85,905 shares of common stock in connection with the conversion of $100,000 in principal of a convertible note payable. As of May 31, 2020 and August 31, 2020, these shares have been issued.

Subsequent to May 31, 2020, on June 15, 2020, we issued 25,000 shares of common stock in satisfaction of an outstanding balance owed to a vendor.

Subsequent to May 31, 2020, on June 18, 2020, pursuant to the terms of that certain Securities Purchase Agreement between the Company and an accredited investor, pursuant to which the Company issued a 12% self-amortization promissory note (described elsewhere herein) in the principal amount of $550,000, the Company issued 55,000 shares of the Company’s common stock to such accredited investor as additional consideration for the purchase of such note.

Subsequent to May 31, 2020, on June 29, 2020, the Company acquired the assets of one of its top performing franchisee owned esports gaming centers on Fort Bliss U.S. Military base in El Paso, TX. In connection with the acquisition the Company authorized the issuance of 150,000 restricted shares As of August 31, 2020 such shares have not been issued.

Subsequent to May 31, 2020, on July 29, 2020, the Company authorized the grant to Mr. Kaplan of 300,000 shares of common stock. As of August 31, 2020, such shares have not been issued.

F-28

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

Subsequent to May 31, 2020, on July 29, 2020, the Company authorized the grant to Mr. Franklin of 265,000 shares of common stock. As of August 31, 2020, such shares have not been issued.

Subsequent to May 31, 2020, on July 29, 2020, the Company authorized the grant of 192,000 shares of common stock to an employee and the Directors of the Company as of August 31, 2020 such shares have not been issued.

Subsequent to May 31, 2020, on July 31, 2020, the Company entered into a marketing agreement whereby we agreed to issue 27,778 shares of common stock. As of August 31, 2020, such shares have not been issued.

Subsequent to May 31, 2020, on August 7, 2020, pursuant to the terms of that certain Securities Purchase Agreement between the Company and an accredited investor pursuant to which we issued a 12% self-amortization promissory note (described elsewhere herein) in the principal amount of 333,333, the Company authorized the grant of 33,333 shares of common stock. As of August 31, 2020, such shares have been issued.

Private Placement

Beginning in February of 2019 and closing in May of 2019, the Company sold units in connection with a private offering by the Company to raise working capital of up to $2,000,000 (the “Offering Amount”) through the sale to accredited investors only of up to up to 1,000,000 “Units” of the Company’s securities, at a purchase price of $2.00 per Unit, with each Unit consisting of (i) one share of common stock, par value $0.0001 per share of the Company (the “Common Stock”) and (ii) a warrant to purchase one share of Common Stock, exercisable at a price of $4.00 per share, exercisable at any time within five years of issuance (each, a “Warrant”) as provided for in the Company’s Term Sheet for Unit Offering dated February 6, 2019 (the “Term Sheet”).

The Company sold 962,500 units for gross proceeds of $1,925,000.

Stock Based Compensation

On March 27, 2019, the Company issued 180,000 shares of common stock at $0.60 per share to 3 employees of the Company. The shares were issued in conjunction with their employment agreements. During the fiscal year ended May 31, 2020 105,000 shares vested ratably through December 31, 2019. As of May 31, 2020, all 180,000 shares have vested.

On July 29, 2020, the Company authorized the issuance of 67,000 shares of common stock at $1.02 per share to 3 employees of the Company. The shares were issued in conjunction with their employment agreements and vested ratably through May 31, 2020.

On July 29, 2020, the Company authorized the issuance of 690,000 shares of common stock at $0.87 per share to the Executive Officers, an employee of the Company and the Members of the Company’s Board of Directors. The shares have all vested as of May 31, 2020.

In connection with these issuances the Company recorded share-based compensation expense of $669,215. At May 31, 2020, the Company has no unrecognized share-based compensation.

Warrants

For the year ended May 31, 2020, there was no activity with respect to warrants.

For the year ended May 31, 2019, the Company issued 5,461,500 warrants in conjunction with its Initial Public Offerings. These warrants are exercisable for five years from November 20, 2018, the date of the initial business combination and have an exercise price equal to $11.50.

F-29

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

For the year ended May 31, 2019, the Company issued 962,500 warrants in conjunction with the above-mentioned private placement. These warrants are exercisable for 5 years and have an exercise price of $4.00.

A summary of the status of the Company’s outstanding stock warrants for the years ended May 31, 2020 and 2019 is as follows:

	Number of Shares	Average Exercise Price	Expiration Date
Outstanding – May 31, 2018	5,461,500	$11.50	Nov 2023
Granted – May 31, 2019	962,500	4.00	May 2024
Outstanding – May 31, 2019	6,424,000	10.38

Outstanding – May 31, 2020	6,424.000	$10.38
Warrants exercisable at May 31, 2020	6,424,000

NOTE 11 - INCOME TAXES

For the year ended May 31, 2020 and 2019, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of permanent and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax losses, amortization and impairment expense.

The components of the net deferred tax assets for the year ended May 31, 2020 and 2019 are as follows:

	Year ended May 31, 2020	Year ended May 31, 2019
Net Operating Loss	$770,000	$364,000
Impairment of cost method investment	-	38,000
Gross deferred tax asset	770,000	402,000
Less: Valuation allowance	(825,000)	(381,000)
Net deferred tax asset	$55,000	$21,000
Deferred tax liabilities:
Amortization of intangible assets	(55,000)	(21,000)
Net deferred assets/liabilities	-	-

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a valuation allowance, in an amount equal to gross deferred tax assets less deferred tax liabilities. For the year ended May 31, 2020, the change in the valuation allowance was $444,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the years ended May 31, 2020 and 2019 and the actual tax provisions for the year ended May 31, 2020 and 2019.

F-30

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

	2020	2019

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes, net of federal tax benefit	(4.4)%	(4.4)%
Change in federal rate	-%	-%
Permanent differences-stock based compensation	15.0	15.0
Increase in valuation allowance	10.4%	10.4%
Total provision (benefit) for income taxes	0.0%	0.0%

At May 31, 2020 and May 31, 2019, the Company had Federal net operating loss carry forwards of approximately $3,029,000 and $1,474,000, respectively. The net operating loss of approximately $3,029,000 can be carried forward indefinitely subject to annual usage limitations. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 12 — SEGMENT AND RELATED INFORMATION

Historically, the Company had one operating segment. However, with the acquisition of PLAYlive and the opening of two Company-owned retail stores, the Company’s operations are now managed through three operating segments: Franchise royalties and license fees, Company-owned stores and Esports revenue. These three operating segments and corporate are presented below as its reportable segments.

Summarized financial information concerning our reportable segments for the year ended May 31, 2020 is shown in the following table:

	Revenues	Net Income (loss)	Depreciation and Amortization	Capital Expenditures	Goodwill	Total Assets

Franchise royalties and fees	$523,000	$(124,000)	$-	$-	$699,000	$1,610,000
Company-owned stores	174,000	(330,000)	54,000	142,000	-	1,124,000
Esports revenue	165,000	(345,000)	215,000	9,000	4,456,000	5,750,000
Corporate	-	(1,856,000)	-	-	-	108,000
Total	$862,000	$(2,655,000)	$269,000	$151,000	$5,155,000	$8,592,000

NOTE 13 — SUBSEQUENT EVENTS

Self-Amortization Promissory Note

On June 18, 2020 (the “Issue Date”), Simplicity Esports and Gaming Company, a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “SPA”) with an accredited investor (the “Holder”), pursuant to which the Company issued a 12% self-amortization promissory note (the “Amortization Note”) with a maturity date of June 18, 2021 (the “Maturity Date”), in the principal sum of $550,000. Pursuant to the terms of the Amortization Note, the Company agreed to pay to $550,000 (the “Principal Sum”) to the Holder and to pay interest on the principal balance at the rate of 12% per annum. The Amortization Note carries an original issue discount (“OID”) of $55,000. Accordingly, on the Closing Date (as defined in the SPA), the Holder paid the purchase price of $495,000 in exchange for the Amortization Note. In addition, pursuant to the terms of the SPA, the Company agreed to issue 55,000 shares of the Company’s common stock to the Holder as additional consideration.

F-31

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

The Company may prepay the Amortization Note at any time prior to the date that an Event of Default (as defined in the Amortization Note) (each an “Event of Default”) occurs at an amount equal to 100% of the Principal Sum then outstanding plus accrued and unpaid interest (no prepayment premium). The Amortization Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Amortization Note or SPA.

On various dates subsequent to May 31, 2020, Jed Kaplan our Chief Executive Officer and Interim Chief Financial Officer funded $25,272 pursuant to the Kaplan Promissory Note. With the contributions subsequent to May 31, 2020, the principal balances outstanding and due Mr. Kaplan amount to $90,000 (Note 8). The promissory note was subsequently converted into 20% of the common equity of Simplicity One Brasil, LTD by SEGC and Mr. Kaplan.

On April 10, 2020, the Company filed a Registration Statement on Form S-1 relating to the Company’s offering of units. Each unit consists of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. On July 2, 2020, the Company filed Amendment No. 1 to its Registration Statement on Form S-1. The registration statement is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On June 23, 2020, the Company’s stockholders approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s outstanding shares of common stock, at a ratio of no less than 1-for-2 and no more than 1-for-10, with such ratio to be determined by the sole discretion of the Board of Directors, with any fractional shares being rounded up to the next higher whole shares (the “Reverse Split”). The Board will implement the Reverse Split only upon a determination that the Reverse Split is in the best interests of the stockholders at that time. The Board will then select the ratio for the Reverse Split within the range approved by stockholders that the Board determines to be advisable and in the best interests of the stockholders, considering relevant market conditions at the time the Reverse Split is to be implemented. The Reverse Split may be delayed or abandoned without further action by the stockholders at any time prior to effectiveness of the Certificate of Amendment with the Delaware Secretary of State, notwithstanding stockholder adoption and approval of the Reverse Split amendment, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Reverse Split. If the Certificate of Amendment implementing the Reverse Split has not been filed with the Delaware Secretary of State on or before the date of the 2021 annual meeting of stockholders, the Board will be deemed to have abandoned the Reverse Split.

The board and shareholders of the Company approved the Simplicity Esports and Gaming Company 2020 Omnibus Incentive Plan (the “2020 Plan”) on April 22, 2020 and June 23, 2020, respectively. Under the 2020 Plan, 1,000,000 shares of common stock are authorized for issuance to employees, directors and independent contractors (except those performing services in connection with the offer or sale of the Company’s securities in a capital raising transaction, or promoting or maintaining a market for the Company’s securities) of the Company or its subsidiaries. The 2020 Plan authorizes equity-based and cash-based incentives for participants. There were 1,000,000 shares available for award at May 31, 2020 under the 2020 Plan.

On June 29, 2020, the Company acquired the assets of one of its top performing franchisee owned esports gaming centers on Fort Bliss U.S. Military base in El Paso, TX. Simplicity El Paso, LLC was created by SEGC and purchased the assets of the franchisee location for 150,000 shares of restricted Company common stock and $150,000 in cash.

On July 2, 2020, the Company repaid $152,500 and $15,000 in accrued interest in full satisfaction of the 10% Convertible Promissory Harbor Gates Note (Note 8).

On July 29, 2020, the Board of Directors of the Company approved the issuance of 757,000 shares of the Common Stock of the Company and $150,000 in cash as compensation for the year ended May 31, 2020. The shares were granted to Jed Kaplan the Company’s Chief Executive Officer and Interim Chief Financial Officer, Roman Franklin the Company’s President, the members of the Company’s Board of Directors as well as an employee of the Company (Note 8).

F-32

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2020

On July 29, 2020, The Company entered into employment agreements with Jed Kaplan the Company’s Chief Executive Officer and Interim Chief Financial Officer and Roman Franklin the Company’s President, the members of the Company’s Board of Directors as well as an employee of the Company (Note 8).

Self-Amortization Promissory Note

On August 7, 2020 (the “Issue Date”), the Company, entered into a securities purchase agreement (the “SPA”) with FirstFire Global Opportunities Fund, LLC, an accredited investor (the “Holder”), pursuant to which the Company issued a 12% self-amortization promissory note (the “Amortization Note”) with a maturity date of August 7, 2021 (the “Maturity Date”), in the principal sum of $333,333. Pursuant to the terms of the Amortization Note, the Company agreed to pay to $333,333 (the “Principal Sum”) to the Holder and to pay interest on the principal balance at the rate of 12% per annum. The Amortization Note carries an original issue discount (“OID”) of $33,333. Accordingly, on the Closing Date (as defined in the SPA), the Holder paid the purchase price of $300,000 in exchange for the Amortization Note. In addition, pursuant to the terms of the SPA, the Company agreed to issue 33,333 shares of the Company’s common stock to the Holder as additional consideration.

Amendment of Certificate of Incorporation

On August 17, 2020, the Company amended its certificate of incorporation to increase the total number of authorized shares of the Company’s common stock from 20,000,000 to 36,000,000.

F-33

SIMPLICITY ESPORTS AND GAMING COMPANY

6,449,000 Shares of Common Stock Underlying Warrants

6,203,969 Shares of Common Stock for Resale by Securityholders

261,500 Warrants to Purchase Common Stock for Resale by Securityholders

PROSPECTUS

[●], 2020

Until [●], 2020 (40 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$10,441.88
Transfer agent’s fees and expenses	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total expenses	$	*

*	Estimated expenses not presently known.

Item 14.	Indemnification of Directors and Officers.

Our third amended and restated certificate of incorporation will provide that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

II-2

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our third amended and restated certificate of incorporation, as amended, will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our third amended and restated certificate of incorporation, as amended, is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our third amended and restated certificate of incorporation, as amended, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our third amended and restated certificate of incorporation, as amended, limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our third amended and restated certificate of incorporation, as amended, will also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

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Notwithstanding the foregoing, a person eligible for indemnification pursuant to our third amended and restated certificate of incorporation, as amended, will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our third amended and restated certificate of incorporation, as amended, is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our third amended and restated certificate of incorporation, as amended, or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our third amended and restated certificate of incorporation, as amended, may have or hereafter acquire under law, our third amended and restated certificate of incorporation, as amended, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our third amended and restated certificate of incorporation, as amended, affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our third amended and restated certificate of incorporation, as amended, will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our third amended and restated certificate of incorporation, as amended.

Our bylaws, include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our third amended and restated certificate of incorporation, as amended. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The registrant also intends to enter into indemnification agreements with its future directors and executive officers. The registrant has purchased directors’ and officers’ liability insurance. The registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

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Item 15.	Recent Sales of Unregistered Securities.

The following is a summary of transactions by us since our inception on April 17, 2017 involving sales of our securities that were not registered under the Securities Act.

On May 31, 2017, we issued 239,584 (1,437,500 pre-reverse split) Founder Shares to Sponsor in exchange for a capital contribution of $25,000. Upon the partial exercise of the underwriters’ over-allotment option on September 13, 2017, 22,917 (137,500 pre-reverse split) Founder Shares were forfeited by the Sponsor, for a balance of 216,667 (1,300,000) Founder Shares held by our Sponsor. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. No underwriting discounts or commissions were paid with respect to such sales.

On August 22, 2017, we sold 5,000,000 units at a purchase price of $10.00 per unit in our initial public offering (“IPO”) of public units (“Public Units”), generating gross proceeds of $50.0 million. Each Public Unit consisted of one share of our Common Stock (“Public Shares”), one right to receive one-tenth of one share our Common Stock upon consummation of an initial business combination (“Public Right”), and one redeemable warrant (“Public Warrants”). Each warrant entitled the holder to purchase one share of common stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share, subject to adjustment.

On August 22, 2017, simultaneously with the consummation of the IPO and the sale of the Public Units, we consummated the private placement of 254,500 Private Placement Units at a price of $10.00 per unit, generating total gross proceeds of $2,545,000. Each unit consisted of (i) one share of Common Stock, (ii) one right receive one-tenth (1/10) of one share of Common Stock upon the consummation of an initial business combination (“Private Placement Rights”),and (iii) one 5-year warrant to purchase one share of Common Stock at an exercise price of $69.00 ($11.50 pre-reverse split) per share. The Private Placement Units, which were purchased by the Sponsor, are identical to the Public Units, except the Private Placement Warrants underlying the Private Placement Units are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its affiliates or designees. If the Private Placement Units are held by someone other than the initial holder, or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by such holders on the same basis as the Public Warrants. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On August 22, 2017, we issued 8,334 (50,000 pre-reverse split) shares of Common Stock to Maxim Group LLC in connection with its services as underwriter for the IPO. Such shares of Common Stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On September 13, 2017, simultaneously with the underwriter’s partial exercise of the over-allotment option, we consummated the sale of an additional 1,167 (7,000 pre-reverse split) Private Placement Units, generating gross proceeds of $70,000. The issuance of additional Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On September 13, 2017, we issued Maxim an additional 334 (2,000 pre-reverse split) shares of our Common Stock upon partial exercise of the over-allotment. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 20, 2018, we issued 333,334 (2,000,000 pre-reverse split) shares of our Common Stock to AHA Holdings Private Limited as an upfront portion of the newly issued shares of our Common Stock to be exchanged for all of the ownership interest in Smaaash Private within 6 months after the closing of the Business Combination. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 20, 2018, we issued 34,667 (208,000 pre-reverse split) shares of Common Stock to Chardan in consideration of services rendered. These shares were issued in reliance on Section 4(a)(2) of the Securities Act. The shares issued to Chardan are subject to the same lock-up and will have the same registration rights as the shares of the Company held by the Sponsor.

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On November 20, 2018, we issued 86,667 (520,000 pre-reverse split) shares of Common Stock upon conversion of the Public Rights.

On November 20, 2018, upon the consummation of the Business Combination with Smaaash Private, we issued 4,359 (26,150 pre-reverse split) shares of Common Stock underlying the Private Placement Rights to the holders of the Private Placement Rights. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

In connection with the closing of the Acquisition of Simplicity Esports LLC, we issued 50,000 (300,000 pre-reverse split), 116,667 (700,000 pre-reverse split), and 333,334 (2,000,000 pre-reverse split) shares of Common Stock, respectively, to the Simplicity Owners on January 4, 2019, January 7, 2019, and March 27, 2019 in exchange for all of the issued and outstanding equity interest of Simplicity Esports LLC held by Simplicity Owners. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 4, 2019, upon the closing of the Acquisition of Simplicity Esports LLC, the Series A-1 Note in the aggregate amount of $500,000 and held by Maxim automatically converted into 32,275 (193,648 pre-reverse split) shares of Common Stock. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

During the period from March 1, 2019 through July 1, 2019, we sold an aggregate of 987,500 units at a purchase price of $2.00 per unit to 12 accredited investors in exchange for receipt of $1,975,000. Each unit consisted of (i) one share of Common Stock, and (ii) a 5-year warrant to purchase one share of Common Stock at a purchase price of $24.00 ($4.00 pre-reverse split). We sold the units in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Jed Kaplan, our Chief Executive Officer and interim Chief Financial Officer and a member of our board of directors, 20,000 (120,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine-month period. As of October 5, 2020, all of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Roman Franklin, our President and a member of our board of directors, 6,000 (36,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine-month period. As of October 5, 2020, all of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Steve Grossman, President of Simplicity Esports, LLC, a wholly owned subsidiary of our Company at such time, 4,000 (24,000 pre-reverse split) shares of our restricted Common Stock. Such shares vested over the succeeding nine-month period. As of October 5, 2020, all of such shares have vested.

Each of the Restricted Stock Awards was entered into in connection with entry into employment agreements with each of Messrs. Kaplan, Franklin and Grossman on December 31, 2018. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 31, 2019, we issued 16,667 (100,000 pre-reverse split) shares of Common Stock to Polar in exchange for Polar Asset Management Partners Inc.’s (“Polar”) forgiveness of $143,476 owed by us to Polar under that that certain Debt Conversion Agreement entered into in May 2019 between Polar and us. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 30, 2019, in connection with the acquisition of a 100% interest in PLAYlive Nation, Inc. (“PLAYlive”) by way of merger, the Company issued 125,000 (750,000 pre-reverse split) shares of the Company’s common stock in exchange for 100% of the issued and outstanding common stock from the owners of PLAYlive. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Jed Kaplan, our Chief Executive Officer and Interim Chief Financial Officer and a member of our board of directors, of 11,667 (70,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Roman Franklin, our President and a member of our board of directors, of 3,500 (21,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On September 16, 2019, pursuant to a Restricted Award, we authorized the grant to Steven Grossman, our Corporate Secretary, of 2,334 (14,000 pre-reverse split) shares of our restricted Common Stock. As of October 5, 2020, these shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 11, 2020, in connection with the execution of the Common Stock Purchase Agreement with Triton Funds, LP, the Company issued 834 (5,000 pre-reverse split) shares of the Company’s common stock to Triton Funds, LP as a donation. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 9, 2020, the Company delivered a Purchase Notice to Triton Funds, LP (“Triton”) pursuant to the terms of the Common Stock Purchase Agreement requiring Triton to acquire 20,834 (125,000 pre-reverse split) shares of common stock, which resulted in $87,700 in proceeds to the Company. Pursuant to the terms of the Common Stock Purchase Agreement, on April 9, 2020, the Company instructed the transfer agent to issue 20,834 (125,000 pre-reverse split) shares of common stock to a custodial account of Triton Funds, LP. These shares were issued in reliance on Section 4(a)(2) of the Securities Act. Unfortunately, the transfer agent erroneously transferred the entire 120,834 (725,000 pre-reverse split) shares of common stock under the Equity Line to the custodial account of Triton, resulting in an over-issuance of 100,000 (600,000 pre-reverse split) shares to Triton. The Company notified Triton of this error and that the Company terminated the Common Stock Purchase Agreement with Triton. As of October 5, 2020, the Company is currently awaiting the return of the shares issued in error from Triton to the treasury so such shares will no longer be issued and outstanding. In order to effectuate the return of the shares, the Company’s transfer agent is requiring a medallion guaranteed stock power from Triton. Triton is cooperating and is currently seeking a medallion guaranteed stock power to facilitate the cancellation of such shares.

On May 4, 2020, pursuant to the terms of that certain 10% Fixed Convertible Promissory Note dated April 29, 2020 in the principal amount of $152,500 issued by the Company in favor of Harbor Gates Capital, LLC, the Company issued 1,667 (10,000 pre-reverse split) shares of the Company’s common stock to Harbor Gates Capital, LLC as additional consideration for the purchase of such note. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 7, 2020, we authorized the sale of 3,969 (23,809 pre-reverse split) shares of our restricted Common Stock, at a price of $6.30 ($1.05 pre-reverse split) per share, to William H. Herrmann, Jr. a member of our board of directors, for an aggregate purchase price of $25,000. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 4, 2020, we authorized the issuance of 14,318 (85,905 pre-reverse split) shares of common stock in connection with the conversion of $100,000 in principal of a convertible note issued in favor of Maxim Group LLC, the Representative. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 15, 2020, we issued 4,167 (25,000 pre-reverse split) shares of common stock in satisfaction of an outstanding balance owed to a vendor. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 18, 2020, pursuant to the terms of that certain Securities Purchase Agreement between the Company and an accredited investor, pursuant to which the Company issued a 12% self-amortization promissory note in the principal amount of $550,000, the Company agreed to issue 9,167 (55,000 pre-reverse split) shares of the Company’s common stock to such accredited investor as additional consideration for the purchase of such note. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On June 29, 2020, the Company acquired the assets of one its franchisee owned esports gaming centers located on the Fort Bliss U.S. Military base in El Paso, TX. In connection with the acquisition the Company authorized the issuance of 25,000 (150,000 pre-reverse split) restricted shares. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, the Board approved the grant of 55,834 (335,000 pre-reverse split) shares of common stock to Jed Kaplan, our Chief Executive Officer and Interim Chief Financial Officer and a member of our board of directors. Of these shares, (i) 41,667 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Kaplan to the Company during the 2020 fiscal year, (ii) 11,667 (70,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Kaplan 2018 Agreement (as hereinafter defined), and (iii) 2,500 (15,000 pre-reverse split) shares of common stock related to grants made pursuant to the Kaplan 2020 Agreement (as hereinafter defined). The Kaplan 2018 Agreement provided for the grant to Mr. Kaplan of 1,667 (10,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of 11,667 (70,000 pre-reverse split) shares of common stock that should have been granted for the months of January 2020 through July 2020. The Kaplan 2020 Agreement provides for the grant to Mr. Kaplan of 2,500 (15,000 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 55,834 (335,000 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, the Board also approved the grant of 46,417 (278,500 pre-reverse split) shares of common stock to Roman Franklin, our President and a member of our board of directors. Of these shares, (i) 41,667 (250,000 pre-reverse split) shares of common stock related to services provided by Mr. Franklin to the Company during the 2020 fiscal year, (ii) 3,500 (21,000 pre-reverse split) shares of common stock related to grants that should have been, but were not, made pursuant to the Franklin 2018 Agreement (as hereinafter defined), and (iii) 1,250 (7,500 pre-reverse split) shares of common stock related to grants made pursuant to the Franklin 2020 Agreement (as hereinafter defined). The Franklin 2018 Agreement provided for the grant to Mr. Franklin of 500 (3,000 pre-reverse split) shares of common stock per month. For the months of January 2020 through July 2020, however, such shares had not been granted. Accordingly, the July 29, 2020 grant included an aggregate of 3,500 (21,000 pre-reverse split) shares of common stock that should have been granted for the months of January 2020 through July 2020. The Franklin 2020 Agreement provides for the grant to Mr. Franklin of 1,042 (6,250 pre-reverse split) shares of common stock per month. As of October 5, 2020, the 46,417 (278,500 pre-reverse split) shares that were granted on July 29, 2020 have been issued. Such shares were fully vested and earned as of the issuance thereof. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 29, 2020, we authorized the grant of an aggregate of 32,000 (192,000 pre-reverse split) shares of common stock to an employee and the members of the Board of Directors of the Company. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On July 31, 2020, we entered into a marketing agreement whereby we agreed to issue 4,630 (27,778 pre-reverse split) shares of common stock. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On August 7, 2020, pursuant to the terms of that certain Securities Purchase Agreement between the Company and an accredited investor pursuant to which we issued a 12% self-amortization promissory note in the principal amount of $333,333, the Company authorized the grant of 5,556 (33,333 pre-reverse split) shares of common stock. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On September 16, 2020, we authorized the grant of 17,612 (105,670 pre-reverse split) shares of common stock to employees and consultants. As of October 5, 2020, such shares have been issued. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.
(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)	The undersigned Registrant hereby undertakes that it will:

a.	for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective.

b.	for determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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EXHIBIT INDEX

Exhibit No.	Document
2.1	Share Subscription Agreement, dated May 3, 2018, by and among the Company, Smaaash Private, and the Smaaash Founders (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed with the SEC on September 19, 2018).
2.2	Amendment Cum Addendum to the Share Subscription Agreement dated May 03, 2018 (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed with the SEC on September 19, 2018).
2.3	Second Amendment Cum Addendum to the Share Subscription Agreement dated May 03, 2018 (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed with the SEC on September 19, 2018).
2.4	Third Amendment Cum Addendum to the Share Subscription Agreement dated May 03, 2018 (incorporated by reference to Annex A to the Company’s Proxy Statement Supplement, which was filed with the SEC on November 5, 2018).
2.5	Fourth Amendment Cum Addendum to the Share Subscription Agreement dated May 03, 2018, dated as of November 15, 2018 (incorporated by reference to Exhibit 2.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018.
2.6	Agreement and Plan of Merger dated as of July 25, 2019 by and between the registrant, Esports Merger Sub, Inc., PLAYlive Nation, Inc., Duncan Wood, Robert J. Steinberger, Eric J. Charneski, Jordan C. Jenson, and Alec T. Carpenter, and Duncan Wood in his capacity as representative of the stockholders (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2019).
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
3.2	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on January 2, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019).
3.3	Certificate of Amendment, filed with the Delaware Secretary of State on August 17, 2020 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the SEC on August 31, 2020).
3.4	Certificate of Amendment, filed with the Delaware Secretary of State on September 18, 2020.*
3.5	Amended and Restated Certificate of Amendment, filed with the Delaware Secretary of State on September 29, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2020).
3.4	Bylaws (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 12, 2017).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
4.3	Warrant Agreement, dated August 16, 2017, by and between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
5.1	Opinion of Anthony L.G., PLLC.*
10.1	Master Franchise Agreement, dated November 20, 2018, by and between the Company and Smaaash Private (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.2	Master License and Distribution Agreement, dated November 20, 2018, by and between the Company and Smaaash Private (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).

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10.3	Settlement and Release Agreement, dated November 20, 2018, by and between the Company and Maxim Group LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.4	Demand Secured Promissory Note, dated November 20, 2018, issued to Maxim Group LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.5	Escrow Agreement, dated November 20, 2018, by and among the Company, Ellenoff Grossman and Schole LLP and Shripal Morakhia (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.6	Smaaash Entertainment Inc. 2018 Equity Incentive Plan (incorporated by reference to Annex F to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on September 19, 2018). †
10.7	Side Letter, dated November 16, 2018, by and between the Company and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.8	Letter of Undertaking, dated November 16, 2018, by Smaaash Private and Smaaash Founders (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.9	Addendum to Master Franchise Agreement, dated November 29, 2018, by and between the Company and Smaaash Private (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2018).
10.10	Promissory Note, dated May 31, 2017, issued to I-AM Capital Partners LLC, our sponsor (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 12, 2017).
10.11	Letter Agreement, dated August 16, 2017, by and between the Company, the Sponsor and the officers and directors of the Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
10.12	Registration Rights Agreement, dated August 16, 2017, by and among the Company and our sponsor (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
10.13	Securities Subscription Agreement, dated May 31, 2017, among the Registrant and our sponsor (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
10.14	Amended and Restated Unit Purchase Agreement, dated August 11, 2017, between the Registrant and our sponsor (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on August 14, 2017).
10.15	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017).
10.16	Administrative Services Agreement, dated August 16, 2017, by and between the Company and our sponsor (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2017).
10.17	Shareholders’ Agreement, dated May 3, 2018, by and among the Company, FW Metis Limited, Mitesh R. Gowani, the Smaaash Founders, and Smaaash Private (incorporated by reference to Annex D to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 19, 2018).
10.18	Stock Purchase Agreement, dated as of November 2, 2018, by and between the Company and Polar Asset Management Partners Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2018).
10.19	Stock Purchase Agreement, dated as of November 5, 2018, by and between the Company and K2 Principal Fund L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2018.
10.20	Amendment, dated December 20, 2018, by and among the Company, Polar Asset Management Partners Inc., and The K2 Principal Fund L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2018.
10.21	Share Exchange Agreement, dated December 21, 2018, by and among Smaaash Entertainment Inc., Simplicity Esports, LLC, Jed Kaplan and each of the equity holders of Simplicity Esports, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).

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10.22	Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018, by and among Smaaash Entertainment Inc., Simplicity Esports, LLC, Jed Kaplan and each of the equity holders of Simplicity Esports, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.23	Securities Exchange Agreement, dated December 20, 2018, by and between Smaaash Entertainment Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.24	Series A-1 Exchange Convertible Note (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.25	Series A-2 Exchange Convertible Note (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.26	Registration Rights Agreement, dated December 20, 2018, by and between Smaaash Entertainment Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.27	Lock-Up Agreement, dated December 20, 2018, by and between Smaaash Entertainment Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2018).
10.28	Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, by and among the Company, Simplicity Esports, LLC, and Jed Kaplan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019.
10.29	Voting Agreement, Dated December 31, 2018, between the Company and the stockholders of the Company party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2019).
10.30	Employment Agreement dated December 31, 2018, between the Company and Jed Kaplan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2017). †
10.32	Employment Agreement dated December 31, 2018, between the Company and Roman Franklin (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2017). †
10.34	Restricted Stock Award Agreement dated March 27, 2019 between the registrant and Jed Kaplan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2019). †
10.35	Restricted Stock Award Agreement dated March 27, 2019 between the registrant and Roman Franklin (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2019). †
10.36	Restricted Stock Award Agreement dated March 27, 2019 between the registrant and Steve Grossman (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2019).
10.37	Exclusive Trademark and Symbol Use License Agreement, and Other Covenants, dated November 4, 2019, among Simplicity One Brasil LTDA and Clube de Regatas do Flamengo (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2020).
10.38	Common Stock Purchase Agreement, dated as of March 11, 2020, between the Company and Triton Funds LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2020).
10.39	Registration Rights Agreement, dated as of March 11, 2020, between the Company and Triton Funds LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2020).
10.40	10% Fixed Convertible Promissory Note dated April 29, 2020 issued by the Company in favor of Harbor Gates Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2020).
10.41	Promissory Note dated May 12, 2020 issued by the Company in favor of Jed Kaplan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2020).

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10.42	Form of Self-Amortization Promissory Note dated June 18, 2020 issued by the Company to an accredited investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2020).
10.43	Form of Securities Purchase Agreement dated June 18, 2020 by and between the Company and an accredited investor (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2020).
10.44	First Amendment to the Series A-2 Exchange Convertible Note issued on December 20, 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2020).
10.45	2020 Omnibus Incentive Plan (incorporated by reference to Appendix I to the registrant’s definitive proxy statement on Schedule 14A filed with the Commission on June 9, 2020). †
10.46	Employment Agreement dated July 29, 2020 by and between the Company and Jed Kaplan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2020). †
10.47	Employment Agreement dated July 29, 2020 by and between the Company and Roman Franklin (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2020). †
10.48	Form of Self-Amortization Promissory Note dated August 7, 2020 issued by the Company to an accredited investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2020).
10.49	Form of Securities Purchase Agreement dated August 7, 2020, by and between the registrant and an accredited investor (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2020).
14.1	Code of Ethics (incorporated by reference to Exhibit 14 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-219251) filed with the SEC on July 31, 2017.
21.1	List of Subsidiaries*
23.1	Consent of Prager Metis CPAs, LLC.*
23.2	Consent of Anthony L.G., PLLC (included on Exhibit 5.1).*
24.1	Power of Attorney (included on, and incorporated by reference to, the signature page of the Registration Statement on Form S-1 filed on March 24, 2020).
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Calculation Linkbase
101.LAB*	XBRL Taxonomy Label Linkbase
101.PRE*	XBRL Definition Linkbase Document
101.DEF*	XBRL Definition Linkbase Document

* Filed herewith

† Includes management contracts and compensation plans and arrangements

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on October 5, 2020.

SIMPLICITY ESPORTS AND GAMING COMPANY

By:	/s/ Jed Kaplan
Jed Kaplan
Chief Executive Officer and interim Chief Financial Officer (principal executive officer and principal financial officer)

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities held on October 5, 2020.

Name	Position	Date

/s/ Jed Kaplan	Chief Executive Officer, interim	October 5, 2020
Jed Kaplan	Chief Financial Officer, and Director (Principal Executive Officer and Principal Financial and Accounting Officer)

*	Chairman	October 5, 2020
Donald R. Caldwell

*	Director	October 5, 2020
Roman Franklin

*	Director	October 5, 2020
Max Hooper

*	Director	October 5, 2020
Frank Leavy

*	Director	October 5, 2020
Edward Leonard Jaroski

*	Director	October 5, 2020
William H. Herrmann

By:	/s/ Jed Kaplan
Jed Kaplan
Attorney-in-fact*

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